 As filed with the Securities and Exchange Commission on October 1, 1999
                                                     Registration No. 333-
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

                                ---------------

                            Amendment No. 1 to
                                   FORM S-1
                            REGISTRATION STATEMENT
                                     Under
                          The Securities Act of 1933

                                ---------------
                                SonicWALL, Inc.
            (Exact name of registrant as specified in its charter)

   California                     7372                            77-0270079
 (State or other
  jurisdiction        (Primary Standard Industrial             (I.R.S. Employer
of incorporation)     Classification Code Number)            Identification No.)

      5400 Betsy Ross Drive Santa Clara, California 95054 (408) 844-9900 (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------
                                Sreekanth Ravi
                Chairman, President and Chief Executive Officer
                                SonicWALL, Inc.
      5400 Betsy Ross Drive Santa Clara, California 95054 (408) 844-9900
(Name, address, including zip code, and telephone number, including area code, of agent for service)

                                ---------------
                                  Copies to:

    Jerrold F. Petruzzelli                      Gregory K. Miller
    William T. Quicksilver                        John B. Turner
        David M. Pike                            Latham & Watkins
Manatt, Phelps & Phillips, LLP          505 Montgomery Street, Suite 1900
  3030 Hansen Way, Suite 100             San Francisco, California 94111
 Palo Alto, California 94301                Telephone: (415) 391-0600
  Telephone: (650) 856-1200                 Facsimile: (415) 395-8095
  Facsimile: (650) 856-1344

                                ---------------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.
   If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of this prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]



                                ---------------
   The Registrant hereby amends this Registration Statement on such dates as may be necessary to delay its effective date until the Registrant files a further amendment which specifically states that this Registration Statement will thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement becomes effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

-------------------------------------------------------------------------------
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

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell our common stock until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is offering + +to sell our common stock, and seeking offers to buy our common stock, only in +
+states where the offer or sale is permitted.                                  +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

               SUBJECT TO COMPLETION, DATED OCTOBER 1, 1999

                           [LOGO OF SONICWALL, INC.]

                     4,000,000 Shares of Common Stock

                             $       per share

                                  -----------

This is the initial public offering of SonicWALL, Inc. We are selling 4,000,000 shares of our common stock. In addition, the shareholders listed on page 56 have granted the underwriters a 30-day option to purchase up to an additional 600,000 shares of common stock to cover any over-allotments. We will not receive any of the proceeds from the sale of shares by the selling shareholders.

We expect the initial public offering price to be between $10.00 and $12.00 per share. Our common stock has been approved for quotation on the Nasdaq National Market under the symbol SNWL.

Investing in our common stock involves a high degree of risk. See "Risk Factors" beginning on page 6.

Neither the Securities and Exchange Commission nor any State Securities Commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                                  -----------

                                                                 Per Share Total
                                                                 --------- -----
Public offering price...........................................
Underwriting discounts and commissions..........................
Proceeds, before expenses to us.................................

                                  -----------

The underwriters may purchase up to an additional 600,000 shares from certain selling shareholders at the initial public offering price less the underwriting discount, solely to cover over-allotments.

The underwriters expect to deliver the shares in San Francisco, California on or about October ,1999.

                                  -----------

Bear, Stearns & Co. Inc.

          Hambrecht & Quist

                                                      Thomas Weisel Partners LLC

              The date of this prospectus is October   , 1999

                             [SonicWALL, Inc. LOGO]

GATEFOLD ARTWORK TEXT:

Title: SonicWALL ( (logo) Internet Security Appliances

SonicWALL PRO with VPN

A SonicWALL may be deployed at each branch office for complete Internet security: firewalling, VPN, and content filtering. A VPN can be created between each branch office and headquarters by using SonicWALL at the branch office and an enterprise VPN/firewall solution, such as Check Point's Firewall-1, at headquarters.

SonicWALL DMZ

With SonicWALL, small to medium size businesses can deploy robust, affordable Internet security. SonicWALL DMZ allows organizations to deploy public servers, such as Web and E-commerce servers. While access to the DMZ is public, servers on the DMZ are protected against Internet-based attacks.

SonicWALL with VPN

With SonicWALL, mobile workers can use VPN to connect securely to the office.

SonicWALL DMZ with Content Filter

With SonicWALL, schools and libraries can protect children from objectionable Web sites as well as secure the network from Internet hackers.

GATEFOLD ARTWORK DESCRIPTION OF GRAPHICS:

Diagram showing the Internet as an oval symbol and lines connecting from the Internet through depiction of SonicWALL products as they relate to various user groups, such as Branch Offices, Small to Medium Size Businesses, Schools, and Mobile Workers.

                               PROSPECTUS SUMMARY

   You should read this summary together with the more detailed information regarding our company and the common stock being sold in this offering and our consolidated financial statements and related notes to financial statements appearing elsewhere in this prospectus. Because this is only a summary, you should read the rest of the prospectus before you invest in our common stock. Read this entire prospectus carefully, especially the risks described under "Risk Factors."

                                SonicWALL, Inc.

   SonicWALL, Inc. is a leading provider of Internet infrastructure products designed to provide secure Internet access to our broadband customers. Broadband access allows users to connect to the Internet at speeds significantly greater than analog modems. We sell our products to customers in the small to medium enterprise, branch office, telecommuter and education markets. Small to medium enterprises generally are considered to have less than 1,000 people. We design, develop, manufacture and sell high-performance, solid state appliances that provide robust, reliable, easy-to-use and affordable Internet security. Our products enable our customers to securely utilize Internet applications and services as an integral part of their business. From inception in 1991 through 1996, our operations focused on the development and marketing of Ethernet connectivity products for Apple Computer Inc. Macintosh computers. In October 1997, we began shipments of our Internet security appliance products, and we now focus all of our development, sales, and marketing efforts on the Internet security appliance market. As of September 30, 1999, we have sold more than 18,000 of our Internet security appliances worldwide.

   Businesses and consumers are increasingly accessing the Internet for a wide variety of uses including communications, information gathering and commerce, which is increasing the need for Internet security. New high-speed technologies have emerged to address the bandwidth requirements of the small to medium enterprise, branch office, telecommuter and education markets at a lower cost than traditional solutions such as dedicated data lines. These technologies include digital subscriber line, or DSL, and cable modems, which provide access speeds of up to 100 times faster than traditional 28.8 kilobits per second, or kbps, analog modems. The Yankee Group estimates that in the United States DSL subscribers will increase from 0 to 1.5 million from 1997 to 2001 and cable modem subscribers will increase from 100,000 to 3.0 million over the same period. Because broadband technologies, including DSL and cable, are always connected to the Internet, they present greater security issues than dial-up connections and increase the risk that proprietary data or other sensitive information might be compromised.

   Although the need for Internet security solutions is widespread, security vendors generally have focused on providing solutions for large enterprises with highly complex needs and extensive information technology, or IT, support organizations. These solutions have typically involved expensive enterprise firewall software that runs on a dedicated server or personal computer, or PC, and requires extensive support, constant monitoring, and regular updates to maintain effectiveness. The expense and complexity of these solutions makes them impractical for the majority of small to medium enterprises, branch offices, telecommuters, and education users. In addition, these solutions often require additional products to incorporate enhanced functionalities such as virtual private networking, capabilities, Internet address management and content filtering. These users are increasingly demanding robust, reliable, easy-to-use and affordable Internet security.

   Our SonicWALL product line provides our customers with a comprehensive integrated security solution that includes a firewall (a function which blocks access to the network by unauthorized persons), content filtering (a feature which blocks objectionable web sites) and virtual private networking (a feature which enables secure communications between branch offices or telecommuters and their corporate network). The SonicWALL product line is easy to install and use and minimizes the purchase, installation, and maintenance costs of Internet security. With suggested retail prices ranging from $495 to $2,995, versus competitive products which range in price from approximately $5,000 to more than $15,000, our products enable customers to reduce purchase costs and avoid hiring costly IT personnel. Our SonicWALL products are designed to maximize reliability and uptime, provide scalability for networks ranging in size from 1 to 1,000 users, and to be fully compatible with more expensive enterprise wide security products offered by, among others, Check Point Software Technologies, Ltd. and Cisco Systems, Inc.

   Our strategy is to become the industry standard Internet security solution for broadband access users in the small to medium enterprises, branch office, telecommuter and education markets. The key elements of our strategy include extending our leadership position in our target markets, strengthening our SonicWALL brand name, expanding our indirect distribution channels, developing our strategic original equipment manufacturer relationships, leveraging our installed base to sell new products and services, and continuing to develop new products and reduce our manufacturing costs.

   We initially incorporated in California in 1991 as Sonic Systems. In August 1999 we changed our name to SonicWALL, Inc. References to "we," "our" and "us" in this prospectus refer to SonicWALL, Inc. Our executive offices are located at 5400 Betsy Ross Drive, Santa Clara, California 95054, and our telephone number is (408) 844-9900. Our Web site is located at http://www.sonicwall.com. Any information that is included on or linked to our Web site is not a part of this prospectus.

   We own or have rights to various trademarks and trade names used in our business. These include the SonicWALL name and our logo. This prospectus also includes trademarks, service marks and trade names of other companies, which remain the property of their owners.

                                  THE OFFERING

Common stock offered by
 SonicWALL, Inc.................. 4,000,000 shares

Common stock to be outstanding
 after this offering............. 23,600,594 shares

Use of proceeds.................. General corporate purposes including working capital. See "Use of Proceeds."

Proposed Nasdaq National Market
 Symbol.......................... SNWL

   The number of shares of common stock to be outstanding after this offering is based upon shares outstanding as of June 30, 1999. This number excludes 1,558,648 shares of common stock reserved for issuance under our stock plans and 1,760,000 shares of common stock issuable upon exercise of outstanding stock options.

                                   ----------

   Except where stated otherwise, the information we present in this prospectus
(1) gives effect to a 2 for 1 split of our common stock effected on August 25, 1999, (2) assumes the conversion of all outstanding shares of our redeemable Series A convertible preferred stock into 2,876,754 shares of common stock at the closing of this offering, and (3) assumes no exercise by the underwriters of their over-allotment option.

                             SUMMARY FINANCIAL DATA
                     (In thousands, except per share data)

                                       Year Ended December       Six Months
                                               31,             Ended June 30,
                                      -----------------------  ---------------
                                       1996    1997    1998     1998    1999
                                      ------  ------  -------  ------  -------
Statement of Operations Data:
Revenue
 Internet Security..................  $  --   $  250  $ 2,349  $  405  $ 5,474
 Ethernet...........................   9,356   9,092    5,166   2,901    1,216
                                      ------  ------  -------  ------  -------
  Total revenue.....................   9,356   9,342    7,515   3,306    6,690
Cost of revenue.....................   5,915   4,842    3,308   1,652    1,998
                                      ------  ------  -------  ------  -------
Gross margin........................   3,441   4,500    4,207   1,654    4,692
                                      ------  ------  -------  ------  -------
Operating expenses..................
 Research and development...........   1,048   1,983    1,739     847      962
 Sales and marketing................   1,665   2,468    2,907   1,425    1,854
 General and administrative.........     432     644      753     310      694
 Deferred stock compensation........     --      --        42     --       783
                                      ------  ------  -------  ------  -------
  Total operating expenses..........   3,145   5,095    5,441   2,582    4,293
Income (loss) from operations.......     296    (595)  (1,234)   (928)     399
Other income (expense), net.........      22      29       54      22      132
                                      ------  ------  -------  ------  -------
Income (loss) before income taxes...     318    (566)  (1,180)   (906)     531
Benefit from (provision for) income
 taxes..............................    (350)     99       (6)    --      (493)
                                      ------  ------  -------  ------  -------
Net income (loss) ..................  $  (32) $ (467) $(1,186) $ (906) $    38
                                      ======  ======  =======  ======  =======
Basic net income (loss) per share...  $  --   $(0.06) $ (0.11) $(0.11) $   --
                                      ======  ======  =======  ======  =======
Diluted net income (loss) per
 share..............................  $  --   $(0.06) $ (0.11) $(0.11) $   --
                                      ======  ======  =======  ======  =======
Shares used in computing basic net
 income (loss) per share............   8,460   8,461   11,251   8,461   16,322
                                      ======  ======  =======  ======  =======
Shares used in computing diluted net
 income (loss) per share............   8,460   8,461   11,251   8,461   19,320
                                      ======  ======  =======  ======  =======
Pro forma basic net income per
 share..............................                                   $   --
                                                                       =======
Pro forma diluted net income per
 share..............................                                   $   --
                                                                       =======
Shares used in computing pro forma
 basic net income per share.........                                    18,420
                                                                       =======
Shares used in computing pro forma
 diluted net income per share.......                                    19,320
                                                                       =======

                                 June 30, 1999
                         -----------------------------
                                            Pro Forma
                         Actual  Pro Forma as Adjusted
                         ------- --------- -----------
Consolidated Balance
 Sheet Data:
Cash and cash
 equivalents............ $ 6,769  $ 6,769   $ 46,689
Total assets............  11,277   11,277     51,197
Redeemable Series A
 convertible preferred
 stock..................   4,971      --         --
Total shareholders'
 equity.................     318    5,289     45,209

   The preceding table summarizes
  . actual balance sheet data;
  . pro forma balance sheet data assuming the conversion of all outstanding redeemable Series A convertible preferred stock into shares of common stock; and

  . pro forma as adjusted balance sheet data to give effect to (1) the sale by SonicWALL, Inc. of 4,000,000 shares of common stock in this offering at an assumed initial public offering price of $ 11.00 per share, after deducting underwriting discounts and commissions and estimated offering expenses and (2) the conversion of all outstanding redeemable Series A convertible preferred stock into 2,876,754 shares of common stock.

   See Note 1 of Notes to Financial Statements for information concerning the calculation of pro forma basic and diluted net income per share.

                                  RISK FACTORS

   An investment in our shares involves a high degree of risk. In addition to the other information contained in this prospectus, you should consider carefully the following risks before purchasing our common stock. If any of these risks actually occurs, our business, financial condition or operating results could be adversely affected. In that case, the trading price of our common stock could decline and you could lose all or part of your investment.

                               Company Risks

We have just recently entered the emerging market for broadband Internet security appliances, and we do not know if we will be successful in marketing our products to our target customers.

   From inception in 1991, we were in the business of providing Ethernet connectivity products for Apple Macintosh computers. In October 1997, we introduced our SonicWALL line of products, and in 1998 we made a strategic decision to concentrate our resources in the Internet security market. As a result, we expect to stop shipment of Ethernet products by December 1999. In 1996, 1997 and 1998 our Ethernet revenues were $9,356,000, $9,092,000, and
$5,166,000 and represented approximately 100%, 97%, and 69%, respectively, of our total revenues. For the six month period ended June 30, 1999, Ethernet product revenues were approximately $1,200,000 and represented 18% of our total revenues.

   We believe that many potential customers in our target markets are not fully aware of the need for Internet security products and services. Historically, only enterprises having substantial resources have developed or purchased Internet security solutions. Also, there is a perception that Internet security is costly and difficult to implement. Therefore, we will not succeed unless we can educate our target markets about the need for Internet security and convince potential customers of our ability to provide this security in a cost-effective and easy-to-use manner. Although we have spent, and will continue to spend, considerable resources educating potential customers about the need for Internet security and the benefits of our products and services, our efforts may be unsuccessful.

   Even if we convince our target markets about the importance of and need for Internet security, we do not know if this will result in the sale of our products. We currently expect that almost all of our future revenue will be generated through sales of our SonicWALL family of products, including related services such as subscription and license fees. Our success depends on market acceptance of our products and services.

We may be unable to manage our growth, and if we cannot do so, it could have a material adverse effect on our business.

   Our business has grown rapidly in the last year. At the end of 1998, we had 26 employees. At June 30, 1999, we had 45 employees, an increase of approximately 73%. In addition, we have experienced expansion in our manufacturing and shipping requirements, our product lines, our customer base and our end user installed base. This rapid expansion has placed significant strain on our administrative, operational and financial resources and has resulted in ever-increasing responsibilities for our management personnel. These changes have increased the complexity of managing SonicWALL, Inc. If we continue to experience significant growth, our current systems, management and resources will be inadequate, and our organization will need to grow rapidly in order to meet the demands placed on our business. If we cannot manage our growth effectively, our business prospects will be materially adversely affected.

We incurred losses during the last three years and we do not know if we will be profitable in the future.

   We incurred losses of $32,000, $467,000, and $1,186,000 in 1996, 1997 and
1998, which represented .01%, 5.1% and 15.7%, respectively, of total revenues. We made $38,000 in profit (less than 1% of revenues) for the six months ended June 30, 1999. We do not know if we will be able to increase our profitability from this marginal level in the future. If we are not profitable, your investment may decline in value.

If we are unable to establish brand awareness, we may not be able to penetrate our target markets and our sales may not increase.

   We believe that it is important to establish the SonicWALL brand as quickly as possible in order to successfully penetrate our target markets and increase our revenue. Our failure to establish our brand could result in an inability:

    .  to execute our sales and marketing strategy;

    . to maintain current and develop new relationships with key value added resellers, distributors and systems integrators; and

    .  to expand our domestic and international sales efforts.

We have a limited operating history in the market for Internet security products which makes our historical financial information of limited value in evaluating our prospects.

   Because we recently changed our business focus from Ethernet connectivity products for Macintosh computers to Internet security products, our historical financial information is of limited value in projecting future operating results. We believe that comparing different periods of our operating results is not meaningful and you should not rely on the results for any period as an indication of our future performance.

We cannot predict our future revenues.

   Due to the recent emergence of the market for Internet security appliances, we cannot predict with certainty our revenue for a given period. We base our spending levels for product development, sales and marketing, and other operating expenses largely on our expected future revenue. A large proportion of our expenses is fixed for a particular quarter or year, and therefore we may be unable to decrease our spending in time to compensate for any unexpected quarterly or annual shortfall in revenue. As a result, any shortfall in revenue could adversely affect our operating results.

   We have limited experience in forecasting customer buying habits on a quarterly or monthly basis. Although we have not yet experienced fluctuations in our customers' purchases of our Internet security products on a seasonal basis, companies in the computer industry frequently experience such seasonality, and in the future this could happen to us.

We depend on two major customers for over 40% of our revenue, and if they or others cancel or delay purchase orders, our revenue may decline and the price of our stock may fall.

   Over 90% of our sales are to distributors and original equipment manufacturers. To date, sales to a limited number of customers have accounted for a significant portion of our revenue. Two of our distributors, Ingram Micro, Inc. and Tech Data Corp., account for over 40% of our revenue. In 1998, sales to Ingram Micro accounted for 34% of our revenue. For the six months ended June 30, 1999, sales to Ingram Micro and Tech Data accounted for 32% and 9% of our revenue, respectively. We cannot assure you that either of these existing customers will continue to place orders with us, that orders by these existing customers will continue at the levels of previous periods or that we will be able to obtain large orders from new customers.

   If any of our major distributors or original equipment manufacturers stops or delays its purchase of our products, our revenue and profitability would be adversely affected. We anticipate that sales of our products to relatively few customers will continue to account for a significant portion of our revenue.

   Although we have limited one year agreements with Ingram Micro and Tech Data, these contracts are subject to termination at any time, and we do not know if these customers will continue to place orders for our products.

Our sales are usually done on a purchase order basis and we have no binding purchase commitments from our distributors or original equipment manufacturers, which could result in a lack of sales.

   We sell our products to end users through distributors, resellers and original equipment manufacturers. Our success depends in large part on their performance. These customers:

    . are not obligated to purchase or market our products and can stop doing so at any time;

    . have no exclusive arrangements with us, and are not obligated to renew their agreements with us;

    . receive discounts based upon expected volumes of products purchased or resold in a given period; and

    .  may, under certain circumstances, return products to us.

Average selling prices of our products may decrease, which may reduce our gross margins.

   The average selling prices for our products may decline as a result of competitive pricing pressures, promotional programs and customers who negotiate price reductions in exchange for longer term purchase commitments. The pricing of products depends on the specific features and functions of the products, purchase volumes and the level of sales and service support. We expect competition to increase in the future, and as we experience pricing pressure, we anticipate that the average selling prices and gross margins for our products will decrease over product life cycles. We cannot assure you that we will be successful in developing and introducing on a timely basis new products with enhanced features, or that these products, if introduced, will enable us to maintain our average selling prices and gross margins at current levels.

If any of our major distributors or original equipment manufacturers is unable to pay us, it could have an adverse effect on our business.

   Although we attempt to closely monitor the outstanding receivables which we have with our major customers, their inability to pay us would have a material adverse effect on our business. Their failure to pay us would adversely affect our payments to suppliers and our creditworthiness which would make it more difficult to conduct business. Any of these circumstances could materially adversely affect our results of operations or financial condition.

We offer retroactive price protection to our major distributors and if we fail to balance their inventory with end user demand for our products, our allowance for price protection may be inadequate which could adversely affect our results of operations.

   We provide our major distributors with price protection rights for inventories of our products held by them. If we reduce the list price of our products, our major distributors receive refunds or credits from us that reduce the price of products held in their inventory to the new list price. New product introductions or price reductions by us or our competitors could result in significant price adjustments. We reduce our revenues by an estimated allowance for price protection adjustments, but if these estimates are too low, our future results of operations could be materially adversely affected.

We are dependent on international sales. We face the risks of international business and associated currency fluctuations, which might adversely affect our operating results.

   International revenues represented 38% of total revenues in 1998 and 35% of total revenues for the six months ended June 30, 1999. For the six months ended June 30, 1999, revenues from Japan constituted 17% of our revenues. We expect that international revenues will continue to represent a substantial portion of our total revenues in the foreseeable future. Because our sales are denominated in United States dollars, the weakness of a foreign country's currency against the dollar could increase the price of our products in such country and reduce our product unit sales by making our products more expensive in the local currency.

   We are subject to the risks of conducting business internationally, including foreign government regulation of our technology, and general geopolitical risks associated with political and economic stability, changes in diplomatic and trade relationships, and foreign countries' laws affecting the Internet generally.

If we experience delays in deliveries from suppliers or are unable to purchase components or technologies from our key suppliers, our revenue could decline and adversely affect our results of operations.

   Our SonicWALL products incorporate certain components or technologies which are only available from single or limited sources of supply. We purchase such products under purchase orders and technology licenses. Specifically, our products rely upon microprocessors from Motorola, Inc. and Intel Corporation and incorporate software products from third-party vendors. We do not have long term supply arrangements with any vendor and this may adversely affect our ability to obtain necessary components or technology for our products. If we are unable to purchase such components or maintain licenses from these suppliers, this may delay or prevent product shipments and result in a loss of sales. We may not be able to replace any of these supply sources on economically advantageous terms.

We may have to defend lawsuits or pay damages in connection with any alleged or actual failure of our products and services.

   Because our products and services provide and monitor Internet security and may protect valuable information, we may face claims for product liability, tort or breach of warranty. Anyone who circumvents our security measures could misappropriate the confidential information or other property of end-users using our products and services or interrupt their operations. If that happens, affected end-users or others may sue us. In addition, we may face liability for breaches caused by faulty installation of our products by resellers or end-users. Although we attempt to reduce the risk of losses from claims through contractual warranty disclaimers and liability limitations, these provisions may be unenforceable. Some courts, for example, have found contractual limitations of liability in standard computer and software contracts to be unenforceable in certain circumstances. Defending a suit, regardless of its merit, could be costly and could divert management attention. Although we currently maintain business liability insurance, this coverage may be inadequate or may be unavailable in the future on acceptable terms, if at all. Our business liability insurance has no specific provisions for potential liability for Internet security breaches.

A security breach of our internal systems or those of our customers could harm our business.

   Because we provide Internet security, we may become a greater target for attacks by computer hackers. We will not succeed unless the marketplace is confident that we provide effective Internet security protection. Networks protected by our products may be vulnerable to electronic break-ins. Because the techniques used by computer hackers to access or sabotage networks change frequently and generally are not recognized until launched against a target, we may be unable to anticipate these techniques. Although we have not experienced any act of sabotage or unauthorized access by a third party of our internal network to date, if an actual or perceived breach of Internet security occurs in our internal systems or those of our end-user customers, regardless of whether we cause the breach, it could adversely affect the market perception of our products and services. This could cause us to lose current and potential customers, resellers, distributors or other business partners.

We rely primarily on one contract manufacturer for all of our product manufacturing and assembly, and if we cannot obtain its services, we may not be able to ship products.

   We outsource all of our hardware manufacturing and assembly primarily to one third-party manufacturer and assembly house--Flash Electronics, Inc. We do not have a long-term manufacturing contract with this vendor.

Flash Electronics has produced products with acceptable quality, quantity and cost in the past, but it may be unable or unwilling to meet our future demands. Our operations could be disrupted if we have to switch to a replacement vendor or if our hardware supply is interrupted for an extended period. This could result in loss of customer orders and revenue.

We may have to reduce or cease operations if we are unable to obtain the funding necessary to meet our working capital requirements.

   We believe that the net proceeds from this offering, together with our existing cash balances and our existing line of credit, will be sufficient to meet our capital requirements for at least the next 12 months. However, if our future revenue is insufficient to support the expenses of our operations and the expansion of our business, we may need additional equity or debt capital to finance our operations. If we are unable to generate sufficient cash flow from operations or obtain funds through additional financing, we may have to reduce some or all of our development and sales and marketing efforts or cease operations. Our funding requirements depend on several factors, including the rate of market acceptance of our products and services, our ability to expand our customer base and the growth of our sales and marketing capabilities. If our funding requirements vary from our current plans, we may require additional financing sooner than we anticipate. To the extent that the proceeds of this offering and our existing sources of cash and cash flow from operations, if any, are insufficient to fund our activities, we may need to raise additional funds. If we issue additional stock to raise capital, your percentage ownership in our Company would be reduced. Additional financing may not be available when needed and, if such financing is available, it may not be available on terms favorable to us.

We may be unable to adequately protect our proprietary rights, which may limit our ability to compete effectively.

   Unauthorized parties may misappropriate or infringe our trade secrets, copyrights, trademarks and similar proprietary rights. We have not received any patent protection for our technology or products. Even if we obtain such patents, that does not guarantee that our patent rights are valuable, create a competitive barrier, or will be free from infringement. We face additional risk when conducting business in countries that have poorly developed or inadequately enforced intellectual property laws. In any event, competitors may independently develop similar or superior technologies or duplicate the technologies we have developed, which could substantially limit the value of our intellectual property.

Potential intellectual property claims and litigation could subject us to significant liability for damages and invalidation of our proprietary rights.

   In the future, we may have to resort to litigation to protect our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. Any litigation, regardless of its success, would probably be costly and require significant time and attention of our key management and technical personnel. Litigation could also force us to:

    . stop or delay selling, incorporating or using products that incorporate the challenged intellectual property;

    .  pay damages;

    . enter into licensing or royalty agreements, which may be unavailable on acceptable terms; or

    . redesign products or services that incorporate infringing technology.

   We may face infringement claims from third parties in the future. The computer industry has seen frequent litigation over intellectual property rights. We expect that infringement claims will be more frequent for Internet participants as the number of products, services and competitors grows and functionality of products and services overlaps.

Undetected product errors or defects could result in loss of revenue, delayed market acceptance and claims against us.

   Historically, we have had limited claims for refunds based on product warranty claims. We have had few product releases with errors or defects, but our products and services may contain undetected errors or defects, especially when first released. Because of our relatively recent introduction of Internet security products, we have little experience in gauging the risk of unexpected product failures or defects. Despite extensive testing, some errors are discovered only after a product has been installed and used by customers. Any errors discovered after commercial release could result in loss of revenue and claims against us.

If we do not retain our key employees and obtain other new employees, our ability to execute our business strategy will be impaired.

   We compete for employees in California's Silicon Valley, one of the most difficult employer environments in the United States. Our future success will depend largely on the efforts and abilities of our current senior management and our ability to attract and retain additional key development, technical, operations, information systems, customer support and sales and marketing personnel. We do not have employment contracts with any of our key employees, who may leave us at any time. Specifically, the services of Sreekanth Ravi, President and Chief Executive Officer, and Sudhakar Ravi, Vice President of Engineering, would be difficult to replace. We do not maintain life insurance for any of our key personnel. See "Management" for detailed information on our key personnel.

                              Industry Risks

Our revenue growth is dependent on the continued growth of broadband access services, which are currently in early stages of development, and if such services are not widely adopted or we are unable to address the issues associated with the development of such services, our sales will be adversely affected.

   Sales of our products depend on the increased use and widespread adoption of broadband access services, such as cable, DSL, Integrated Services Digital Network, or ISDN, Frame Relay and T-1. These broadband access services typically are more expensive in terms of required equipment and ongoing access charges than is the case with Internet dial-up access providers. Our business, prospects, results of operations and financial condition would be materially adversely affected if the use of broadband access services does not increase as anticipated or if our customers' access to broadband services is limited. Critical issues concerning use of broadband access services are unresolved and will likely affect the use of broadband access services. These issues include:

    .  security;

    .  reliability;

    .  bandwidth;

    .  congestion;

    .  cost;

    .  ease of access; and

    .  quality of service.

   Even if these issues are resolved, if the market for products that provide broadband access to the Internet fails to develop, or develops at a slower pace than we anticipate, our business, prospects, results of operations and financial condition would be materially adversely affected.

   The broadband access services market is new and is characterized by rapid technological change, frequent enhancements to existing products and new product introductions, changes in customer requirements and evolving industry standards. We may be unable to respond quickly or effectively to these developments. The introduction of new products by competitors, market acceptance of products based on new or alternative technologies, or the emergence of new industry standards, could render our existing or future products obsolete, which would materially adversely affect our business, prospects, results of operations and financial condition.

   The emergence of new industry standards might require us to redesign our products. If our products fail to comply with widely adopted industry standards, our customers and potential customers may not purchase our products. This would have a material adverse effect on our business, prospects, results of operations and financial condition.

If we are unable to compete successfully in the highly competitive market for Internet security products and services, our business will fail.

   The market for Internet security products is world-wide and highly competitive, and we expect competition to intensify in the future. There are few substantial barriers to entry, and additional competition from existing competitors and new market entrants will likely occur in the future. Current and potential competitors in our markets include, but are not limited to the following, all of whom sell world-wide or have a presence in most of the major markets for such products:

    . enterprise firewall software vendors such as Check Point Software and Axent Technologies, Inc.;

    . network equipment manufacturers such as Cisco Systems, Lucent Technologies, Inc., Nortel Networks Corp., 3COM Corporation and Nokia Corp.;

    .  computer or network component manufacturers such as Intel
       Corporation;

    . operating system software vendors such as Microsoft Corporation, Novell, Inc., and Sun Microsystems, Inc.;

    .  security appliance suppliers such as Watchguard Technologies, Inc.;
       and

    . low cost Internet router suppliers which may include limited Internet security functionality.

   Most of our competitors to date have generally targeted large enterprises' security needs with firewall products that range in price from approximately $5,000 to more than $15,000. At any time, any of these competitors may adapt existing products to compete in our target markets. Many of our current or potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, marketing and other resources than we do. Nothing prevents or hinders these actual or potential competitors from entering our target markets at any time. In addition, our competitors may bundle products competitive to ours with other products that they may sell to our current or potential customers. These customers may accept these bundled products rather than separately purchasing our products. If these companies were to use their greater financial, technical and marketing resources in our target markets, it could adversely affect our business.

Rapid changes in technology and industry standards could render our products and services unmarketable or obsolete, and we may be unable to successfully introduce new products and services.

   To succeed, we must continually change and improve our products in response to rapid technological developments and changes in operating systems, broadband Internet access, application and networking software, computer and communications hardware, programming tools, computer language technology and other security threats. We may be unable to develop new products and services or achieve and maintain market acceptance of them once they have come to market. Product development for Internet security appliances requires substantial engineering time and testing. Releasing new products and services prematurely may result in quality problems, and delays may result in loss of customer confidence and market share. In the past, we have on occasion experienced delays in the scheduled introduction of new and enhanced products and services, and we may experience delays in the future. When we do introduce new or enhanced products and services, we may be unable to manage the transition from the older products and services to minimize disruption in customer ordering patterns, avoid excessive inventories of older products and deliver enough new products and services to meet customer demand.

Governmental regulations affecting Internet security could affect our revenue.

   Any additional governmental regulation of imports or exports or failure to obtain required export approval of our encryption technologies could adversely affect our international and domestic sales. The United States and various foreign governments have imposed controls, export license requirements and restrictions on the import or export of certain technologies, especially encryption technology. In addition, from time to time governmental agencies have proposed additional regulation of encryption technology, such as requiring the escrow and governmental recovery of private encryption keys. Additional regulation of encryption technology could delay or prevent the acceptance and use of encryption products and public networks for secure communications. This, in turn, could decrease demand for our products and services.

   In addition, some foreign competitors are subject to less stringent controls on exporting their encryption technologies. As a result, they may be able to compete more effectively than we can in the United States and international Internet security market.

   Recently, political attention has resulted in legislative efforts to make the Internet safe for children at schools and other educational institutions receiving federal assistance by linking the receipt of federal funds to the existence of content filtering and security software for such institutions' Internet connections. Some have questioned the constitutionality or other legality of such efforts, but we believe that any government controls or attempts to regulate the Internet could have a material effect on our business. A government requirement of Internet security for schools receiving federal funds would encourage purchases of our SonicWALL products; a court ruling that prohibited such a requirement after the requirement was in place might reduce sales to these market segments.

Our failure or the failure of our key suppliers and customers to be Year 2000 compliant could negatively impact our business.

   The Year 2000 computer issue creates a variety of risks for us. If systems do not correctly recognize date information when the year changes to 2000, our business, results of operations and financial condition could be materially adversely affected. The risks involve:

    .  potential warranty or other claims by our customers;

    .  errors in systems we use to run our business;

    .  errors in systems used by our suppliers; and

    .  errors in systems used by our customers.

   We may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in our internal information technology and non-information technology systems. These unanticipated problems and costs could have a material adverse effect on our business, results of operations and financial condition.

   We are in the process of contacting our critical suppliers to determine if the suppliers' operations and the products and services provided to us are Year 2000 compliant. However, our failure to mitigate our Year 2000 risks remains a possibility and could have a material adverse impact on our business, results of operations and financial condition.

   We believe that our SonicWALL product line is Year 2000 compliant. However, despite testing by us and by current and potential customers, and despite assurances from developers of products incorporated into SonicWALL, our products may contain undetected errors or defects associated with Year 2000 date functions. We have assured our customers that SonicWALL is Year 2000 compliant. If our products are not Year 2000 compliant, this would result in numerous customer claims, which could have a material adverse impact on our business, results of operations and financial condition.

   We do not currently have any information concerning the Year 2000 compliance status of our customers. Our current or potential customers may incur significant expenses to achieve Year 2000 compliance. If our customers are not Year 2000 compliant, they may experience material costs to remedy problems, or they may face litigation costs. In either case, spending on Year 2000 issues could reduce or eliminate the budgets that our current or potential customers could have for purchases of our products. As a result, our business, results of operations and financial condition could be materially adversely affected.

   If our internal systems, our products or the internal systems at our manufacturers are not Year 2000 compliant, our business, results of operations and financial condition would be materially adversely affected.

   We do not currently have any contingency plans with respect to Year 2000 worst case scenarios.

                              Investment Risk

Our management has broad discretion as to how to use the proceeds from this offering and the proceeds may not be used appropriately.

   We expect to use the net proceeds of this offering primarily for working capital and other general corporate purposes. In particular, we intend to increase our spending on sales and marketing, research and development and product management. We may also use some of the proceeds to acquire other businesses, products or technology which would complement our existing products, expand our market coverage or enhance our technological capabilities. We have no specific plan as to how we will spend the proceeds of this offering. If our management uses poor judgment in spending the proceeds, our business will be adversely affected. We cannot assure you that investment of the proceeds will yield a favorable return or any return. See "Use of Proceeds."

Because of their significant stock ownership, our officers and directors will be able to elect the board of directors and control all matters requiring shareholder approval.

   Executive officers, directors, and entities affiliated with them, will, in the aggregate, beneficially own approximately 64% of our outstanding common stock following the completion of this offering. These shareholders, if acting together, would be able to significantly influence all matters requiring shareholder approval, including the election of directors, mergers or other forms of business combinations. See "Principal and Selling Shareholders."

The price of our common stock may be volatile.

   The trading price of the shares being sold in this offering may fluctuate widely as a result of a number of factors, most of which are outside our control. Some of these factors include:

    .  quarter-to-quarter variations in our operating results;

    . our announcements about the performance of our products and our competitors' announcements about performance of their products; and

    . changes in earnings estimates by, or failure to meet the expectations of, analysts.

   In addition, the stock market has experienced extreme price and volume fluctuations, which have particularly affected the market prices of many technology and computer software companies and which have often been unrelated to the operating performance of these companies.

   We have negotiated the initial offering price of the common stock with our underwriters. However, the initial offering price may not be indicative of the prices that will prevail in the public market after the offering, and the market price of the common stock could fall below the initial offering price. See "Underwriting."

Charter and bylaw provisions limit the authority of our shareholders, and therefore minority shareholders may not be able to significantly influence, SonicWALL, Inc.'s governance or affairs.

   Upon completion of this offering, our board of directors will have the authority to issue shares of preferred stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by shareholders. The rights of the holders of common stock will be subject to, and may be adversely affected by, the rights of the holders of any preferred stock that may be issued in the future. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of our outstanding voting stock.

   Our charter documents also provide for limitations on the ability of shareholders to call special meetings and act by written consent and prohibit cumulative voting for directors. As a result, minority shareholder representation on the board of directors may be difficult to establish. The charter documents also limit the persons who may call special meetings of the shareholders, prohibit shareholder actions by written consent and establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings.

As our currently outstanding stock becomes eligible for sale, the introduction of this stock into the market may cause our stock price to decline.

   If our shareholders sell substantial amounts of our common stock in the public market following this offering, including shares issued upon the exercise of outstanding options, the trading price of our common stock could fall. Such sales also might make it more difficult for us to raise capital in the future at a time and price that we deem appropriate. Upon completion of this offering, we will have outstanding 23,600,594 shares of common stock (based upon shares outstanding as of June 30, 1999), assuming no exercise of outstanding options after June 30, 1999. Of these shares, the 4,000,000 shares sold in this offering will be freely tradable, and 19,592,595 are subject to lock up agreements until the times described below when they are available for sale.

                                                                    Number of
                    Date of Availability for Sale                     Shares
                    -----------------------------                   ----------
   180 days after the date of this prospectus...................... 16,881,195
   At various times after 180 days (as Rule 144 holding periods expire)........................................................  2,711,400

   After this offering, the holders of approximately 2,876,754 shares of common stock will be entitled to require us to register their shares under the Securities Act of 1933, as amended (the "Act") if more than 50% of the holders of registration rights demand registration of at least half of their shares having an expected aggregate offering price of $2,000,000 or more. These holders and holders of approximately 2,301,400 shares of common stock have the right to participate in any registration of shares we undertake on our own (except a registration of shares in connection with an employee benefit plan or merger). If these shareholders exercise their registration rights, a large number of our shares may be registered and sold in the public market. This could adversely affect the trading price for our shares. If we attempted to raise money through a registration and sale of our stock and these shareholders forced us to allow them to participate in the registration, our ability to raise the amount of money we need to execute our business plan could be adversely affected. See "Description of Capital Stock--Registration Rights."

   Bear, Stearns & Co. Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. See "Shares Eligible for Future Sale."

You will experience substantial dilution in the value of your shares immediately following this offering.

   The price of the shares is substantially higher than the net tangible book value per share. If you buy any shares in the offering, you will incur immediate and substantial dilution in the pro forma net tangible book value of each share. If others exercise options to purchase our common stock, you will suffer further dilution. See "Dilution."

                 CAUTIONARY NOTE ON FORWARD-LOOKING STATEMENTS

   Some of the matters discussed under the captions "Prospectus Summary," "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus include forward-looking statements. We have based these forward-looking statements on our current expectations and projections about future events, including, among other things:

    .  implementing our business strategy;

    .  developing and introducing new products;

    .  obtaining and expanding market acceptance of the products we offer;

    .  meeting our requirements with our customers; and

    .  competition in the Internet security market.

   In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "potential," "continue," "expects," "anticipates," "intends," "plans," "believes," "estimates" and similar expressions. These statements are based on our current beliefs, expectations and assumptions and are subject to a number of risks and uncertainties. A description of certain risks that could cause our results to vary appears under the caption "Risk Factors" and elsewhere in this prospectus. In light of these assumptions, risks and uncertainties, the forward-looking events discussed in this prospectus might not occur.

                                USE OF PROCEEDS

   Our net proceeds from the sale and issuance of 4,000,000 shares of common stock will be approximately $39.92 million, at an offering price of $11.00 per share and after deducting the estimated underwriting discounts and commissions and the estimated offering expenses payable by the Company.

   We intend to use the proceeds of this offering for working capital and to fund our operations, including expansion of our sales and marketing operations and our product offerings. We retain broad discretion as to how the proceeds of this offering will be allocated among these purposes as well as other purposes that may arise.

   We may use a portion of the net proceeds to acquire complementary businesses, products or technologies. From time to time, we evaluate these potential acquisitions and we anticipate continuing to make such evaluations. We have no current plans, agreements or commitments with respect to any such acquisitions. Pending any of these uses, we intend to invest the net proceeds of this offering in short-term, interest-bearing, investment grade securities.

                                DIVIDEND POLICY

   We have never declared or paid any cash dividends on our capital stock and we do not anticipate paying any cash dividends on our capital stock in the foreseeable future. We currently intend to retain any future earnings for use in our business. Our line of credit arrangement prohibits us from paying dividends without the lender's prior consent.

                                 CAPITALIZATION

   The following table shows as of June 30, 1999:

    .  our actual capitalization;

    . our pro forma capitalization assuming the conversion of all outstanding redeemable Series A convertible preferred stock into shares of common stock;

    . our pro forma capitalization as adjusted to reflect the sale by us of 4,000,000 shares of common stock at an assumed initial public offering price of $11.00 per share, after deducting underwriting discounts and commissions and estimated expenses we expect to pay.

  This table should be read in conjunction with the consolidated financial statements and notes appearing elsewhere in this prospectus.

                                                     June 30, 1999
                                          ----------------------------------------
                                                                       Pro Forma
                                           Actual       Pro Forma     As Adjusted
                                          -----------  -----------   -------------
                                           (In thousands, except share data)
Preferred Stock: 10,000,000 preferred
 shares authorized,
 1,438,377 shares of redeemable Series A
 convertible preferred stock issued and
 outstanding, actual; no shares issued
 and outstanding, pro forma and pro forma
 as adjusted............................. $     4,971         $ --     $       --
Shareholders' equity:
  Common stock: 200,000,000 shares
   authorized; 16,723,840 shares issued
   and outstanding, actual; 19,600,594
   shares issued and outstanding, pro
   forma; 23,600,594 shares issued and
   outstanding, pro forma as adjusted....       3,499         8,470         48,390
  Deferred stock compensation............      (1,994)       (1,994)        (1,994)
  Notes receivable from shareholders.....        (492)         (492)          (492)
  Accumulated deficit....................        (695)         (695)          (695)
                                          -----------   -----------    -----------
    Total shareholders' equity...........         318         5,289         45,209
                                          -----------   -----------    -----------
    Total capitalization................. $     5,289   $     5,289    $    45,209
                                          ===========   ===========    ===========

  The number of shares of common stock issued and outstanding as of June 30, 1999 excludes:

    .  1,558,648 shares available for grant under our stock option plans;

    . 1,760,000 shares of common stock issuable upon exercise of options outstanding under our stock option plans, at a weighted average exercise price of $0.48 per share, of which options to purchase 437,498 shares are currently exercisable; and

    . 250,000 shares of common stock available for issuance under our employee stock purchase plan.

                                    DILUTION

   If you invest in our common stock, your interest will be diluted to the extent of the difference between the initial public offering price per share and the net tangible book value per share after this offering. We calculate net tangible book value per share by dividing the net tangible book value, which is total assets less intangible assets and total liabilities, by the number of then outstanding shares of common stock.

   Our pro forma net tangible book value at June 30, 1999, after giving effect to the conversion of all outstanding redeemable Series A convertible preferred stock into common stock, was $5,289,000, or $0.27 per share of common stock. After giving effect to the sale of 4,000,000 shares of common stock by us offered through this prospectus at an assumed initial public offering price of $11.00 per share, less underwriting discounts and commissions and estimated expenses we expect to pay, our net tangible book value at June 30, 1999 would have been $45.2 million, or $1.92 per share. This represents an immediate increase in the net tangible book value of $1.65 per share to existing shareholders and an immediate dilution of $9.08 per share to new investors, or approximately 83% of the assumed initial offering price of $11.00 per share. The following table illustrates this per-share dilution:

   Assumed initial public offering price per share................      $11.00
     Pro forma net tangible book value per share at June 30,
      1999........................................................ 0.27
     Increase per share attributable to the offering ............. 1.65
                                                                   ----
   Net tangible book value per share after this offering..........        1.92
                                                                        ------
   Dilution per share to new investors............................      $ 9.08
                                                                        ======

   The following table shows, at June 30, 1999, the number of shares of common stock purchased from us, after giving effect to the conversion of all outstanding redeemable Series A convertible preferred stock into common stock, the total consideration paid and the average price paid per share by existing shareholders and by new investors purchasing common stock in this offering.

                             Shares Purchased  Total Consideration
                            ------------------ ------------------- Average Price
                              Number   Percent   Amount    Percent   Per-Share
                            ---------- ------- ----------- ------- -------------
   Existing shareholders..  19,600,595   83.1  $  8,470,00   16.1     $ 0.43
   New Investors..........   4,000,000   16.9   44,000,000   83.9      11.00
                            ----------  -----  -----------  -----
     Total................  23,600,594  100.0% $52,470,000  100.0%
                            ==========         ===========  =====

   The number of shares of common stock issued and outstanding as of June 30, 1999 excludes:

    .  1,558,648 shares available for grant under our stock option plans;

    . 1,760,000 shares of common stock issuable upon exercise of options outstanding under our stock option plans, at a weighted average exercise price of $0.48 per share, of which options to purchase 437,498 shares are currently exercisable; and

    . 250,000 shares of common stock available for issuance under our employee stock purchase plan.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (In thousands, except per share data)

   The following selected consolidated financial data should be read in conjunction with our consolidated financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included in this prospectus. The consolidated statements of operations data for each of the years in the three year period ended December 31, 1998 and the six months ended June 30, 1999 and the balance sheet data at December 31, 1997, 1998 and June 30, 1999 are derived from the audited consolidated financial statements included elsewhere in this prospectus. The consolidated statement of operations data for the years ended December 31, 1994 and 1995 and the balance sheet data at December 31, 1994, 1995 and 1996 are derived from audited financial statements which are not included in this prospectus. The consolidated statement of operations data for the six months ended June 30, 1998 are derived from unaudited financial statements included elsewhere in this prospectus which, in the opinion of management, include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for fair presentation of our financial position and results of operations for that period. The historical results are not necessarily indicative of the operating results to be expected in the future.

                                                                    Six Months
                                                                       Ended
                               Year Ended December 31,               June 30,
                         ----------------------------------------  --------------
                          1994    1995     1996    1997    1998     1998    1999
                         ------  -------  ------  ------  -------  ------  ------
Statement of Operations
 Data:
Revenue
  Internet security..... $  --   $   --   $  --   $  250  $ 2,349  $  405  $5,474
  Ethernet..............  8,996   10,482   9,356   9,092    5,166   2,901   1,216
                         ------  -------  ------  ------  -------  ------  ------
    Total revenue.......  8,996   10,482   9,356   9,342    7,515   3,306   6,690
Cost of revenue.........  5,971    6,411   5,915   4,842    3,308   1,652   1,998
                         ------  -------  ------  ------  -------  ------  ------
Gross margin............  3,025    4,071   3,441   4,500    4,207   1,654   4,692
                         ------  -------  ------  ------  -------  ------  ------
Operating expenses
  Research and
   development..........  1,077    1,241   1,048   1,983    1,739     847     962
  Sales and marketing...  1,322    1,856   1,665   2,468    2,907   1,425   1,854
  General and
   administrative.......    221      529     432     644      753     310     694
  Deferred stock
   compensation.........    --       --      --      --        42     --      783
                         ------  -------  ------  ------  -------  ------  ------
    Total operating
     expenses...........  2,620    3,626   3,145   5,095    5,441   2,582   4,293
                         ------  -------  ------  ------  -------  ------  ------
Income (loss) from
 operations.............    405      445     296    (595)  (1,234)   (928)    399
Other income (expense),
 net....................     (8)     (30)     22      29       54      22     132
                         ------  -------  ------  ------  -------  ------  ------
Income (loss) before
 income taxes...........    397      415     318    (566)  (1,180)   (906)    531
Benefit from (provision
 for) income taxes......    (99)    (164)   (350)     99       (6)    --     (493)
                         ------  -------  ------  ------  -------  ------  ------
Net income (loss)....... $  298  $   251  $  (32) $ (467) $(1,186) $ (906) $   38
                         ======  =======  ======  ======  =======  ======  ======
Basic net income (loss)
 per share.............. $ 0.03  $  0.03  $  --   $(0.06) $ (0.11) $(0.11) $  --
                         ======  =======  ======  ======  =======  ======  ======
Diluted net income
 (loss) per share....... $ 0.03  $  0.02  $  --   $(0.06) $ (0.11) $(0.11) $  --
                         ======  =======  ======  ======  =======  ======  ======
Shares used in
 calculation of basic
 net income (loss) per
 share..................  9,294    9,626   8,460   8,461   11,251   8,461  16,322
                         ======  =======  ======  ======  =======  ======  ======
Shares used in
 calculation of diluted
 net income (loss) per
 share..................  9,748   11,224   8,460   8,461   11,251   8,461  19,320
                         ======  =======  ======  ======  =======  ======  ======
Pro forma basic net
 income per share.......                                                   $  --
                                                                           ======
Pro forma diluted net
 income per share.......                                                   $  --
                                                                           ======
Shares used in the
 calculation of pro
 forma basic net income
 per share..............                                                   18,420
                                                                           ======
Shares used in the
 calculation of pro
 forma diluted net
 income per share.......                                                   19,320
                                                                           ======

                                             December 31,
                                  ----------------------------------  June 30,
                                   1994   1995   1996   1997   1998     1999
                                  ------ ------ ------ ------ ------  --------
Balance Sheet Data:
Cash and cash equivalents........ $  241 $  145 $1,036 $  787 $1,051  $ 6,769
Total assets.....................  3,320  2,810  3,448  2,374  2,584   11,277
Redeemable Series A convertible
 preferred stock.................    --     --     --     --     --     4,971
Total shareholders' equity
 (deficit)....................... $  702 $  964 $  932 $  465 $ (679) $   318

   See Note 1 of Notes to Consolidated Financial Statements for information concerning the calculation of basic and diluted net loss per share and pro forma basic and diluted net loss per share.

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following commentary should be read in conjunction with the financial statements and related notes contained elsewhere in this prospectus. The discussion contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance. In many cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "intend" or "continue," or the negative of such terms and other comparable terminology. These statements are only predictions. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including, but not limited to, those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

   SonicWALL, Inc. is a leading provider of Internet security solutions designed for broadband access customers in the small to medium enterprise, branch office, telecommuter and education markets. We design, develop, market and sell high-performance, solid state appliances that provide robust, reliable, easy-to-use and affordable Internet security. Our products enable our customers to securely utilize Internet applications and services as an integral part of their business. As of September 30, 1999, we have sold more than 18,000 of our Internet security appliances worldwide.

   From inception through 1996, our operating activities focused on the development and marketing of Ethernet connectivity products for Apple Macintosh computers. In October 1997, we introduced our first Internet security appliance, the SonicWALL DMZ, and began volume shipments in 1998. In 1998 we began offering content filtering subscriptions to our SonicWALL customers. Customers can purchase subscriptions for one to four years, and they receive weekly updated lists of objectionable web site addresses to which they can block access. We now focus all our development, marketing and sales efforts on the Internet security appliance market. While we continue to ship our Ethernet products, management has made a decision to focus on Internet security products, and we plan to terminate shipment of those products by December 1999. This has not required any significant restructuring of our personnel, facilities, manufacturing or operations. We do not expect any significant charges related to our Ethernet product inventories or warranty obligations.

   Our SonicWALL products are sold primarily through distributors who then resell our products to resellers and selected retail outlets. These resellers then sell our products to end-users. In 1998 and the six months ended June 30, 1999, sales to Ingram Micro accounted for 34% and 32% of our total revenue, respectively. In the six months ended June 30, 1999, sales to Tech Data accounted for 9% of our total revenue.

   Our revenue consists primarily of product sales and, to a lesser extent, subscription fees from content filtering services and extended warranty contract fees. Product sales comprise over 90% of total revenues. We generally recognize revenue when we ship products to our customers. Agreements with our large distributors provide for rights of return, stock rotation and co-op advertising rights. We provide an allowance for sales returns and reserves for warranty and co-op advertising costs at the time of revenue recognition. Ingram Micro has an unlimited right to return or rotate its stock on-hand, and therefore we recognize revenue for product sales to Ingram Micro when it has sold the product to its customers. Subscription fees and extended warranty fees are deferred and amortized over the period of the related contracts. Subscription and extended warranty fees to date have not been material.

   To date, a significant portion of our revenue has been dependent on large purchase orders from a limited number of distributors. These purchase orders typically have short lead times and are subject to delay or cancellation without penalty. We anticipate that our operating results for a given period will continue to depend on a small number of customers. If we experience a decline in revenue from any of our significant distributors in a given quarter, our revenue for that quarter, or following quarters, will be adversely affected. This could adversely affect our business, prospects, results of operations and financial condition. Furthermore, if any of our significant customers experiences financial difficulties, our sales to these customers may be reduced and we may have difficulty in collecting accounts receivable from these customers. Any delay in large customer orders or customer financial difficulties could have a material adverse effect on our business, prospects, results of operations and financial condition.

   We primarily use one contract manufacturer to manufacture our products. We also rely on single or limited source suppliers to provide key components of our products. A significant portion of our cost of revenue is related to these suppliers. These relationships are subject to a variety of risks.

   In 1998, we recorded total deferred stock compensation of approximately $48,000 in connection with stock and stock options granted during 1998 at prices subsequently deemed to be below fair market value on the date of grant. Options granted are typically subject to a four year vesting period. Restricted stock acquired through the exercise of unvested stock options is subject to our right to repurchase the unvested stock at the price paid, which right lapses over a four year period. We are amortizing the deferred stock compensation over the vesting periods of the applicable options and the repurchase periods for the restricted stock. In 1999, we have recorded approximately $2.8 million in additional deferred stock compensation for stock options granted in the six months ended June 30, 1999 at prices subsequently deemed to be below fair market value on the date of grant. We amortized approximately $0.8 million of deferred stock compensation for the six months ended June 30, 1999.

Results of Operations

   The following table sets forth certain financial data for the periods indicated as a percentage of total revenue:

                                        Year Ended             Six Months
                                       December 31,          Ended June 30,
                                     ---------------------   -----------------
                                     1996    1997    1998     1998      1999
                                     -----   -----   -----   -------   -------
Revenue
 Internet Security.................    -- %    2.7%   31.3%     12.3%     81.8%
 Ethernet..........................  100.0    97.3    68.7      87.7      18.2
                                     -----   -----   -----   -------   -------
  Total revenue....................  100.0   100.0   100.0     100.0     100.0

Cost of revenue....................   63.2    51.8    44.0      50.0      29.9
                                     -----   -----   -----   -------   -------

Gross margin.......................   36.8    48.2    56.0      50.0      70.1
                                     -----   -----   -----   -------   -------

Operating expenses
 Research and development..........   11.2    21.3    23.1      25.6      14.4
 Sales and marketing...............   17.8    26.4    38.7      43.1      27.7
 General and administrative........    4.6     6.9    10.0       9.4      10.3
 Deferred stock compensation.......    --      --      0.6       --       11.7
                                     -----   -----   -----   -------   -------
  Total operating expenses.........   33.6    54.6    72.4      78.1      64.1
                                     -----   -----   -----   -------   -------

Income (loss) from operations          3.2    (6.4)  (16.4)    (28.1)      6.0

Other income (expense), net........    0.2     0.3     0.7       0.7       2.0
                                     -----   -----   -----   -------   -------

Income (loss) before income taxes..    3.4    (6.1)  (15.7)    (27.4)      8.0

Benefit from (provision for) income
 taxes.............................   (3.7)    1.1    (0.1)    --         (7.4)
                                     -----   -----   -----   -------   -------
Net income (loss)..................   (0.3)%  (5.0)% (15.8)%   (27.4)%     0.6%
                                     =====   =====   =====   =======   =======

Six Months Ended June 30, 1999 and 1998

   Internet security revenue. We shipped our first Internet security appliance product, the SonicWALL DMZ, near the end of 1997, and in the first six months of 1998 we were in the early stages of our sales and marketing efforts for this product. Accordingly, Internet security revenue in the six months ended June 30,

1998 was minimal. Revenue from sales of our security appliance products increased to $5.5 million in the six months ended June 30, 1999 from $0.4 million in the six months ended June 30, 1998. This revenue growth was due primarily to the introduction of our second security appliance product, the SonicWALL, in August 1998, and the introduction of our SonicWALL Pro product in May 1999.

   Ethernet revenue. Revenue from our Ethernet products declined to $1.2 million in the six months ended June 30, 1999 from $2.9 million in the six months ended June 30, 1998. This decrease was directly related to our 1997 decision to focus our development, sales and marketing efforts on our Internet security appliance products. We expect revenue from our Ethernet products to continue to decline through the remainder of 1999. We expect to stop shipment of Ethernet products by December 1999.

   Cost of revenue; gross margin. Cost of revenue includes all costs associated with the production of our products, including cost of materials, manufacturing and assembly costs paid to contract manufacturers and related overhead costs associated with our manufacturing operations personnel. Additionally, all warranty costs and any inventory provisions or write-downs are expensed as cost of revenue. Cost of revenue increased to $2.0 million in the six months ended June 30, 1999 from $1.7 million in the six months ended June 30, 1998, primarily as a result of increased product sales. Gross margin increased to $4.7 million, or 70% of total revenue, in the six months ended June 30, 1999 from $1.7 million, or 50% of total revenue, in the six months ended June 30, 1998. The increase in gross margin relates primarily to the increase in sales of higher gross margin security appliance products, and a decrease in sales of lower gross margin Ethernet products. In addition, as the volume of units shipped has increased, our cost of revenues has declined as a percentage of revenue as a result of lower component costs due to higher purchase volumes, and lower manufacturing and overhead costs per unit related to economies of scale. Our gross margins are affected by fluctuations in manufacturing volumes, component costs and the mix of products sold. In addition, an increase in total sales to orginal equipment manufacturers compared to total sales to our distribution partners will result in a decrease in gross margins. We must manage each of these factors effectively for our gross margins to remain at current levels.

   Research and development. Research and development expenses primarily consist of personnel costs related to engineering and technical support, contract consultants, outside testing services and equipment and supplies associated with enhancing existing products and developing new products. Research and development expenses increased to $1.0 million in the six months ended June 30, 1999 from $0.8 million in the six months ended June 30, 1998. Research and development spending increased in the six months ended June 30, 1999 by approximately $0.5 million related to the hiring of additional personnel and increased overhead and consulting costs. This increase was offset by a decrease of approximately $0.3 million in compensation paid to a founder in the six months ended June 30, 1999.

   Sales and marketing. Sales and marketing expenses primarily consist of personnel costs, including commissions, costs associated with the development of our business and corporate identification, and costs related to customer support, travel, trade shows, promotional and advertising costs. Sales and marketing expenses increased to $1.9 million in the six months ended June 30, 1999 from $1.4 million in the six months ended June 30, 1998. This increase in absolute dollars primarily relates to increased hiring of sales and marketing personnel, increased travel and attendance at trade shows, increases in customer support personnel and expanded sales and marketing efforts in international markets. These increases were partially offset by a decrease in compensation paid to a founder of $0.3 million in the six months ended June 30, 1999. We intend to increase sales and marketing expenses as we add personnel to support our domestic and international sales and marketing efforts.

   General and administrative. General and administrative expenses primarily consist of personnel costs for administrative officers and support personnel, legal, accounting and consulting fees, and facility expenses. Our general and administrative expenses increased to $0.7 million for the six months ended June 30, 1999 from $0.3 million in the six months ended June 30, 1998. This increase was primarily due to increases in staffing and related personnel costs to support our growth, as well as increased professional services costs.

   Deferred stock compensation. Amortization of deferred stock compensation was $783,000 in the six months ended June 30, 1999. This amortization relates to deferred compensation of $2.8 million, related to stock options granted in the six months ended June 30, 1999. We are amortizing this amount over the vesting periods of the applicable options. There was no amortization of deferred stock compensation in the six months ended June 30, 1998.

   Other income (expense), net. Other income (expense), net consists primarily of interest income on the Company's cash and cash equivalents, and increased to $0.1 million for the six months ended June 30, 1999 from $22,000 in the six months ended June 30, 1998. This increase was related primarily to higher interest earnings on cash that increased in amount from $1.1 million to $6.8 million in the comparable period.

   Provision for income taxes. The provision for income taxes in the six months ended June 30, 1999 was $0.5 million. There was no provision for income taxes in the comparable 1998 period. In both periods, the provision for income taxes is based on an estimated effective rate for each of the respective calendar years. The effective tax rate in the six months ended June 30, 1999 was 37.5% before the effect of amortization of deferred compensation, a permanent, non-deductible book/tax difference. This effective rate reflects statutory federal and state tax rates net of the estimated realization of deferred tax assets. In determing this effective rate, we concluded that it was more likely than not that we would realize the full value of this deferred tax asset based upon our estimate of profitability and our assessment of tax refunds available from net loss carrybacks in the event future profitability was less than our estimates. We incurred a loss in 1998 so there was no provision for income taxes in the six months ended June 30, 1998.

Years Ended December 31, 1998, 1997 and 1996

   Internet security revenue. Internet security revenue increased to $2.3 million in 1998 from $0.3 million in 1997 and related primarily to a full year of shipments of our expanded SonicWALL product offerings in 1998. There was no Internet security revenue in 1996.

   Ethernet revenue. Ethernet revenue declined to $5.2 million in 1998 from $9.1 million in 1997, which declined from $9.4 million in 1996. These declines in Ethernet revenue related to our 1997 decision to focus development, sales and marketing efforts on our Internet security appliance products. Our development, marketing and sales efforts are now entirely focused on the Internet security appliance market, and while we continue to ship our Ethernet products, we plan to terminate shipment of these products by December 1999.

   Gross margin. In 1998, gross margin was $4.2 million, or 56% of revenue, compared to $4.5 million, or 48% of revenue, in 1997. The percentage increase in gross margin from 1997 to 1998 relates primarily to the increase in sales of higher margin Internet security appliance products. In 1996, gross margin was $3.4 million, or 37% of revenue. The increase in gross margin percentage from 1996 to 1997 is primarily attributable to the cost reduction associated with the commencement of turnkey, offshore manufacturing of certain Ethernet products in January 1997.

   Research and development. Research and development expenses decreased to $1.7 million in 1998 from $2.0 million in 1997, and increased from $1.0 million in 1996. This decrease from 1997 to 1998 relates primarily to a reduction in compensation paid to a founder. The research and development expense increase in 1997 over 1996 of $0.9 million was primarily related to increased personnel and consulting costs associated partly with the development of the security appliance products which commenced in 1997.

   Sales and marketing. Sales and marketing expenses increased to $2.9 million in 1998 from $2.5 million in 1997 and from $1.7 million in 1996. These increases were primarily due to the hiring of additional sales and marketing personnel, as well as increases in travel, trade shows, promotional and advertising costs.

   General and administrative. General and administrative expenses increased to $0.8 million in 1998 from $0.6 million in 1997, and increased from $0.4 million in 1996. These increases were due mainly to the addition of administrative personnel, professional services fees and facility expenses to support the growth of our operations.

   Deferred stock compensation. During 1998, we recorded deferred compensation of $48,000 in connection with stock option grants of which $42,000 was amortized in the year ended December 31, 1998. We are amortizing this amount over the vesting periods of the applicable options.

Quarterly Results of Operations

   The following tables set forth our unaudited quarterly results of operations, in dollars and as a percentage of total revenue, for the six quarters ended June 30, 1999. You should read the following tables in conjunction with the financial statements and related notes contained elsewhere in this prospectus. We have prepared this unaudited information on the same basis as our audited financial statements. These tables include all adjustments, consisting only of normal recurring adjustments, that we consider necessary for a fair presentation of our financial position and operating results for the quarters presented. You should not draw any conclusions about our future results from the results of operations for any quarter.

                                                Three Months Ended
                         ----------------------------------------------------------------
                         March 31, June 30, September 30, December 31, March 31, June 30,
                           1998      1998       1998          1998       1999      1999
                         --------- -------- ------------- ------------ --------- --------
                                                  (in thousands)
Revenue
  Internet Security.....  $  157    $  248     $  519        $1,425     $2,251    $3,223
  Ethernet..............   1,546     1,355      1,555           710        813       403
                          ------    ------     ------        ------     ------    ------
    Total revenue.......   1,703     1,603      2,074         2,135      3,064     3,626
                          ------    ------     ------        ------     ------    ------
Cost of revenue.........     833       819        833           823        943     1,055
                          ------    ------     ------        ------     ------    ------
Gross margin............     870       784      1,241         1,312      2,121     2,571
Operating expenses
  Research and
   development..........     398       449        432           460        448       514
  Sales and marketing...     674       752        694           787        811     1,043
  General and
   administrative.......     184       125        232           212        332       362
  Deferred stock
   compensation.........     --        --         --             42         15       768
                          ------    ------     ------        ------     ------    ------
    Total operating
     expenses...........   1,256     1,326      1,358         1,501      1,606     2,687
                          ------    ------     ------        ------     ------    ------
Income (loss) from
 operations.............    (386)     (542)      (117)         (189)       515      (116)
Other income (expense),
 net....................       9        13         14            18         41        91
                          ------    ------     ------        ------     ------    ------
Income (loss) before
 income taxes...........    (377)     (529)      (103)         (171)       556       (25)
Provision for income
 taxes..................     --        --         --              6        214       279
                          ------    ------     ------        ------     ------    ------
Net income (loss).......  $ (377)   $ (529)    $ (103)       $ (177)    $  342    $ (304)
                          ======    ======     ======        ======     ======    ======

                                            As a Percentage of Revenue
                         -----------------------------------------------------------------
                         March 31, June 30,  September 30, December 31, March 31, June 30,
                           1998      1998        1998          1998       1999      1999
                         --------- --------  ------------- ------------ --------- --------
Revenue
  Internet Security.....     9.2 %   15.5 %       25.0 %       66.7 %      73.5%    88.9 %
  Ethernet..............    90.8     84.5         75.0         33.3        26.5     11.1
                           -----    -----        -----        -----       -----    -----
    Total revenue.......   100.0    100.0        100.0        100.0       100.0    100.0
                           -----    -----        -----        -----       -----    -----
Cost of revenue.........    48.9     51.1         40.2         38.5        30.8     29.1
                           -----    -----        -----        -----       -----    -----
Gross margin............    51.1     48.9         59.8         61.5        69.2     70.9
Operating expenses
  Research and
   development..........    23.4     28.0         20.8         21.5        14.6     14.1
  Sales and marketing...    39.6     46.9         33.5         36.9        26.5     28.8
  General and
   administrative.......    10.8      7.8         11.2          9.9        10.8     10.0
  Deferred stock
   compensation.........     --       --           --           2.0         0.5     21.2
                           -----    -----        -----        -----       -----    -----
    Total operating
     expenses...........    73.8     82.7         65.5         70.3        52.4     74.1
Income (loss) from
 operations.............   (22.7)   (33.8)        (5.7)        (8.8)       16.8     (3.2)
Other income (expense),
 net....................     0.5      0.8          0.7          0.8         1.3      2.5
                           -----    -----        -----        -----       -----    -----
Income (loss) before
 income taxes...........   (22.2)   (33.0)        (5.0)        (8.0)       18.1     (0.7)
Provision for income
 taxes..................     --       --           --           0.3         7.0      7.7
                           -----    -----        -----        -----       -----    -----
Net income (loss).......   (22.2)%  (33.0)%       (5.0)%       (8.3)%      11.1%    (8.4)%
                           =====    =====        =====        =====       =====    =====

   Internet security revenue. Internet security revenue has increased in each of the six quarters ended June 30, 1999, due to increasing market acceptance of our security appliance solution and the expansion of our product line to include the SonicWALL in August 1998 and SonicWALL Pro in May 1999.

   Ethernet revenue. Ethernet revenue remained relatively flat through the first three quarters of 1998, and decreased significantly in the fourth quarter of 1998 and the first two quarters of 1999. The overall decline in Ethernet revenue relates primarily to our decision to focus our development, sales and marketing resources exclusively on the security appliance product family. We expect to stop shipment of Ethernet products by December 1999.

   Gross margin. Our gross margin has generally increased each quarter since the quarter ended March 31, 1998. These increases have been due to the introduction of our new security appliance products, which have higher average selling prices and higher gross margins, the reduction of production costs on a per unit basis as manufacturing volumes have increased, the reduction in materials costs due to increased purchase volumes, and improved absorption of manufacturing infrastructure costs.

   Operating expenses. Our operating expenses have increased in each of the six quarters ended June 30, 1999 to $2.7 million in the quarter ended June 30, 1999 from $1.3 million in the quarter ended March 31, 1998. These increases related primarily to development of new products, increased marketing of new products, and increased investments in our internal infrastructure to support our growth.

Liquidity and Capital Resources

   Since our inception, we have financed our operations through cash flows from operations, private sales of securities and, to a lesser extent, bank borrowings. During the six months ended June 30, 1999, we generated $0.7 million in cash from operating activities. This increase resulted from a significant increase in Internet security revenue, offset in part by a $1.3 million increase in accounts receivable and a $0.3 million increase in inventories. We expect that accounts receivable and inventory will continue to increase if our revenue continues to rise and that we will continue to increase our investment in capital assets to expand our operations. During

1998, we generated $0.4 million in cash from operating activities, compared to a $0.4 million decrease from operating activities in 1997. Investing activities related to purchases of property and equipment used cash of $0.1 million in 1998 and $0.1 million in the six months ended June 30, 1999. In 1996 and 1997 purchases of property and equipment were immaterial.

   In February 1999, SonicWALL, Inc. completed a private placement of approximately $5.0 million of redeemable Series A convertible preferred stock. SonicWALL, Inc. conducted no significant financing activities in 1997 or 1998.

   Our principal source of liquidity as of June 30, 1999 consisted of $6.8 million in cash and cash equivalents. As of June 30, 1999 we have a credit facility with Comerica Bank of California that provides for borrowings up to the lesser of $1.0 million or 80% of eligible accounts receivable, as defined in the credit facility. Our line of credit bears interest at the bank's reference rate plus 1.75%, which equaled 9.5% at June 30, 1999 and borrowings are secured by accounts receivable, inventories, property and equipment. The credit facility may be terminated by the lender or us on thirty days prior notice. As of June 30, 1999, there were no borrowings outstanding under this credit facility.

   We believe that the market risk arising from our holdings of financial instruments is not material.

   We believe the net proceeds of this offering, together with our existing cash balances and available line of credit, will be sufficient to meet our cash requirements at least through the next twelve months. However, we may be required, or could elect, to seek additional funding prior to that time. Our future capital requirements will depend on many factors, including our rate of revenue growth, the timing and extent of spending to support product development efforts and expansion of sales and marketing, the timing of introductions of new products and enhancements to existing products, and market acceptance of our products. We cannot assure you that additional equity or debt financing, if required, will be available on acceptable terms or at all.

Year 2000 Readiness Disclosure

 Year 2000 Program

   Historically, computer programs used two digits rather than four to designate specific years. Computer programs that use two digits to designate a specific year may recognize a date using "00" as the year 1900 rather than the year 2000. This could result in a system failure or miscalculations causing disruptions of operations, including, among other things, a temporary inability to process transactions, send invoices or engage in normal business activities. This is known as the Year 2000 problem.

   We have addressed and are continuing to address the Year 2000 problem through the following means:

    . Awareness--making our customers, suppliers and employees aware of the problem.

    . Identification--identifying date sensitive information technology systems and non-information technology systems.

    . Development--assessment of date sensitivity and modification or replacement of date sensitive products.

    .  Testing--verification of our development efforts.

    . Contingency planning--evaluating the needs for contingency plans to address potential worst-case scenarios

 Our state of readiness and business risks

   We have completed an assessment of both our information technology systems and our non-information technology systems. Based upon our examination, we believe that our non-information technology systems do not contain any elements that are susceptible to Year 2000 problems. However, we will modify or replace some portions of our internal information technology systems as Year 2000 compliant versions of these systems are released by outside vendors (e.g. Microsoft releases of Windows NT). If, in the worst case scenario, such replacement is not made, or is not completed on a timely basis, our operations could be materially affected.

   As part of our Year 2000 program, we have tested and continue to test all of the products we currently market. While we do not know of any Year 2000 compliance problems with any of our products, there can be no assurances that products we developed will not contain undetected errors or defects associated with Year 2000 date functions. If, in the worse case scenario, our products are affected by date-related issues, our customers may file claims against us or require us to repair any damage to their systems caused by our products. In addition, our revenues may be adversely affected, our maintenance, technical support and management costs could increase and our reputation could be damaged.

   Our products are ultimately used with a number of different hardware and software products, and to the extent any third party products are not Year 2000 compliant, the interoperability of our products could be materially adversely affected. Given the large number of third party components used in conjunction with our products and our limited resources, we do not expect to review third party products for Year 2000 compliance.

   Our operations also rely on third party suppliers for Internet, cellular telephone, telecommunications, utilities and building services. We have begun the process of contacting our critical suppliers about the nature and progress of their Year 2000 compliance to determine the extent to which their failure to remedy their own Year 2000 problems could materially affect us. To date we have not received written compliance statements from any of these entities. We expect it will be difficult to obtain assurances of Year 2000 compliance from telecommunications infrastructure and utility suppliers which generally do not provide such assurances. We intend to consider use of alternative telecommunications and utility suppliers if reasonable assurances are not provided. In a worst case scenario, any Year 2000-related failure of any of our critical suppliers could cause a significant disruption of our business.

   We currently do not have any information concerning the Year 2000 compliance status of our customers. We are in the process of requesting written compliance statements from our two largest distributors, Ingram Micro and Tech Data. In a worst case scenario, if any of our key customers encounter significant Year 2000 problems that cause them to delay or cancel substantial purchase orders or product deliveries, our business, results of operations and financial condition could be materially adversely affected.

   We have obtained a Year 2000 compliance letter from our contract manufacturer, Flash Electronics, which indicates that it is in the process of evaluating its Year 2000 readiness. It further states that Flash Electronics believes it will have addressed any Year 2000 problems prior to December 31, 1999. However, in a worst case scenario, Flash Electronics may experience material unanticipated problems and costs caused by undetected errors or defects in the technology used in its internal information technology and non-information technology systems. These unanticipated problems and costs could have a material adverse effect on its business, results of operations and could adversely affect either firm's operations, which in turn could materially adversely affect our business, results of operations and financial condition.

 Status and Costs

   We have completed an initial audit of our critical internal financial, informational and operational systems to identify and evaluate those areas that may be affected as a result of the Year 2000 problem. To date, we have not incurred material expense associated with our efforts to become Year 2000 compliant and do not anticipate that any future costs associated with our Year 2000 remediation efforts will exceed $100,000. In addition, we have not deferred any material information technology projects as a result of our Year 2000 problem activities.

   Although we plan to complete modifications or upgrades of our systems prior to the year 2000, we may not be able to develop and implement a plan that adequately addresses the Year 2000 problem in a timely manner. In a worst case scenario, if we are not able to address the Year 2000 problem adequately, we may be unable to conduct our business. This would have a material adverse effect on our results of operations and financial condition.

 Contingency Plan

   We curently do not have a Year 2000 contingency plan with respect to Year 2000 worst case scenario. However, we have recently begun planning preparations to handle the most reasonably likely worst case scenarios described above. We intend to complete the contingency plans for these scenarios during the fourth quarter of 1999.

Disclosures About Market Risk

   Our exposure to market risk for changes in interest rates relates primarily to our cash and cash equivalents. We do not use derivative financial instruments in our investment portfolio. As stated in our investment policy, we are averse to principal loss and ensure the safety and preservation of our invested funds by limiting default and market risk. We mitigate default risk by investing in only investment-grade instruments.

   We invoice all of our foreign customers from the United States in U.S. dollars and all revenue is collected in U.S. dollars. In addition, we do not have any cash balances denominated in foreign currencies. As a result, we do not have significant market risks associated with foreign currencies or related to sales and collections.

                                    BUSINESS

Overview

   SonicWALL, Inc. is a leading provider of Internet infrastructure products designed to provide secure Internet access to our broadband customers in the small to medium enterprise, branch office, telecommuter and education markets. We design, develop, market and sell high-performance, solid state appliances that provide robust, reliable, easy-to-use and affordable Internet security. Our products enable our customers to securely utilize Internet applications and services as an integral part of their business. As of September 30, 1999, we have sold more than 18,000 of our Internet security appliances worldwide.

   Our SonicWALL product line provides our customers with a comprehensive integrated security solution that includes firewall, content filtering, and virtual private network functionality so users can enjoy affordable, secure Internet communications. SonicWALL products deliver a plug and play appliance solution that is easy to install and use and minimizes the purchase, installation, and maintenance costs of Internet security. With suggested retail prices ranging from $495 to $2,995, versus competitive products which range in price from approximately $5,000 to more than $15,000, our products enable customers to reduce purchase costs and avoid hiring costly IT personnel for Internet security. By using an embedded single purpose operating system and a solid state design without moving parts, our SonicWALL products are designed to maximize reliability and uptime. The SonicWALL product line is scalable for networks ranging in size from 1 to 1,000 users and is fully compatible with more expensive enterprise wide security solutions offered by, among others, Check Point Software and Cisco Systems.

Industry Background

Growth of Internet Usage By Small to Medium Enterprise, Branch Office, Telecommuter, and Education Markets

   Businesses and consumers are increasingly accessing the Internet for a wide variety of uses including communications, information gathering and commerce. Because it is an affordable means of achieving global reach and brand awareness, the Internet is a particularly attractive vehicle for small and medium size businesses as they endeavor to access and share information with a large number of geographically dispersed customers, employees and business partners. For example, of the 87.4 million devices estimated by International Data Corporation, or IDC, a market research organization, to have Internet access in 1998, approximately 60% were used by small businesses and home offices. IDC estimates that the proportion of small businesses, those with less than 100 people, accessing the Internet in the United States will increase from approximately 50% in 1998 to approximately 65% by 2001, to a total of 4.7 million businesses.

   Today's large business enterprise is characterized by many branch offices, mobile workers, and telecommuters, all of whom connect electronically to the corporate office and each other. Because of the confidential nature of business data, these connections must be secure. Virtual private networks provide secure Internet connections between the business enterprise and dispersed employees and business partners. Communicating using virtual private networks offers significant cost savings over alternative solutions such as private leased line or frame relay networks. TeleChoice, a market researcher, estimates that virtual private networks can cut telecommunication costs by as much as 90% over private leased line networks, and for this reason, their use is expected to grow rapidly. Infonetics Research projects worldwide expenditures on virtual private networks will grow by 100% per year through 2001, when they are expected to reach $11.9 billion.

   The Internet also has become a vital tool of information access and communication for schools and libraries. According to the National Center for Education Statistics, there were over 96,000 K-12 public schools and libraries in the United States in 1998, of which 89% of schools and 35% of libraries were connected to the Internet. The growth in Internet connectivity in this market, combined with the proliferation of objectionable Web sites, has created a need for Internet security products that include content filtering capabilities.

 Increasing Demand for Broadband Access Technologies

   Many small to medium enterprises and branch offices have addressed the need for Internet access by installing a single computer with a dial-up connection that is shared throughout the office, or by installing a dedicated network data connection at a significantly greater expense, such as a T-1 line. Recently, new high-speed technologies have emerged that can better satisfy the bandwidth requirements of small to medium enterprises at a fraction of the cost of traditional solutions. These technologies include DSL and cable modems, which provide access speeds of up to 100 times faster than traditional 28.8 kbps analog modems. In addition, new generations of Internet-based applications, such as business to business e-commerce, sales force automation and enterprise resource planning, or ERP, continue to emerge that require higher bandwidth than is available through dial-up solutions. As DSL and cable services have become more affordable and widely available, small to medium enterprises, branch offices, and telecommuters are increasingly deploying these technologies as their Internet access solution. The Yankee Group estimates that in the United States DSL subscribers will increase from 0 to 1.5 million from 1997 to 2001, and cable modem subscribers will increase from 100,000 to 3.0 million over the same period.

 Importance of Internet Security

   Secure access to the Internet is a growing concern for most Internet users. Because broadband technologies, including DSL and cable, are always connected to the Internet, they present greater security issues than dial up connections and increase the risk that proprietary data or other sensitive information might be compromised. These types of Internet connections present ongoing security issues for small to medium enterprises, branch offices, and telecommuters and increase the risk that computer hackers, disgruntled employees, contractors or competitors might successfully access proprietary data or other sensitive information. In addition, as more Web-enabled, mission critical business applications are developed and offered by vendors such as Oracle Corp., PeopleSoft Inc., Siebel Systems Inc., and SAP AG, the amount of sensitive data transmitted over the Internet has increased and led organizations to look for high performance, robust solutions to address these security needs.

   Many Internet users also seek solutions that enable control over access to undesirable content, either to avoid potential legal liability or to eliminate distracting activity by employees or other users. In addition, public attention has recently focused on the advantages of using filtering software to screen offensive material for children accessing the Internet at libraries, schools, and other public institutions.

   The market for Internet security products includes a variety of applications to address these issues, such as firewall, content filtering, Internet Protocol, address management and VPN. According to IDC, the market for Internet security products increased over 45% in 1998 to $3.2 billion and is expected to grow at a compounded annual growth rate of 21% to $8.3 billion by 2003. Firewall products represent the fastest growing segment, with an expected compounded annual growth rate of 27% over the same period.

 Lack of a Cost Effective, High Performance Security Solution for the Broadband Access Market

   Although the need for Internet security products is widespread, security vendors generally have focused on providing solutions for large enterprises with highly complex needs and extensive information technology support organizations. These solutions have typically involved expensive enterprise firewall software that runs on a dedicated server or personal computer and requires extensive support, constant monitoring and regular updates by IT personnel to maintain its effectiveness. The expense and complexity of these solutions, which often require additional products to incorporate VPN capabilities, IP address management or content filtering, are impractical for the majority of SMEs due to their more limited resources. While there are suppliers of low cost Internet routers which may provide limited Internet security functionality, we believe these products are difficult to install and configure and provide relatively low performance.

The SonicWALL Solution

   SonicWALL, Inc. is a leading provider of Internet security products designed for broadband access customers in the small to medium enterprise, branch office, telecommuter and education markets. Our high performance, solid state appliances provide robust, reliable, easy-to-use and affordable Internet security. SonicWALL products enable our customers to securely utilize Internet applications and services as an integral part of their business. As of September 30, 1999, we have sold more than 18,000 of our Internet security appliances worldwide. The SonicWALL product line provides our customers with the following key benefits:

    . High Performance, Robust Security. The SonicWALL product family provides a comprehensive integrated security solution that includes firewall, content filtering and VPN functionality. Our firewall security protects private networks against Internet-based theft, destruction, or modification of data, and automatically notifies customers if their network is under attack. SonicWALL has been awarded the internationally recognized International Computer Security Association, or ICSA, Firewall Certification, the same certification awarded to significantly more expensive products sold by Check Point Software and Cisco Systems. Our VPN capabilities enable affordable, secure communications among remote offices, mobile employees and business partners over the Internet. Our content filtering enables businesses, schools and libraries to restrict access to objectionable or inappropriate Web sites.

    . Ease of Installation and Use. The SonicWALL product family delivers a plug-and-play appliance designed for easy installation and use. Installation involves simply connecting SonicWALL between the private network and the broadband Internet access device. SonicWALL is easily configured and managed through a Web browser-based interface. No reconfiguration of any PC application is required. Our products are pre-configured to interface with all major Internet access technologies, including cable, DSL, ISDN, Frame Relay, and T-
       1. In addition, SonicWALL's AutoUpdate capability automatically notifies all registered customers via e-mail when bug fixes or new features and products that have been purchased are available for download from our Web site.

    . Low Total Cost of Ownership. The SonicWALL product design minimizes the purchase, installation and maintenance costs of Internet security. The suggested retail prices of our products range from $495 to $2,995, versus competitive products which range in price from approximately $5,000 to more than $15,000. Our affordable, easy-to-manage Internet security appliances also enable customers to avoid the expense of hiring costly information technology personnel who may otherwise be required to implement and maintain an effective Internet security solution.

    . Reliability. The SonicWALL product design maximizes reliability and uptime. Our product uses an embedded single purpose operating system and a solid state design which contains no moving parts. Most competitors' products consist of software installed on general purpose host computers which use the Windows NT or UNIX operating systems. General purpose operating systems such as these are designed to run multiple applications, creating an environment in which random system crashes are commonplace. Moreover, since general purpose computers contain many moving parts, such as hard disk drives, floppy drives, fans and switching power supplies, they are more prone to hardware failures over time. These software and hardware failures can compromise Internet security.

    . Scalability and Compatibility. SonicWALL products are designed to provide comprehensive Internet security for networks ranging in size from 1 to 1,000 users. Our products consist of three separate models designed to serve the specific security needs of our target markets. Our products vary with respect to the number of supported users, the number of ports and feature options such as VPN or content filtering. In addition to serving the security needs of the small to medium enterprise market, SonicWALL products are a fully compatible, perimeter security solution for large, distributed enterprises and their branch offices and telecommuters. Our products are designed to interoperate with enterprise security products offered by, among others, Check Point Software and Cisco Systems.

Strategy

   Our goal is to extend our leadership position and become the industry standard Internet security solution for broadband access users in our target markets--the SME, branch office, telecommuter, and education markets. Key elements of our strategy include:

    . Extend Our Leadership Position in Target Markets. We believe that we have established a market leadership position as a provider of Internet security products designed for our target markets by offering robust, reliable, easy-to-use products at attractive prices. We intend to continue to focus our product development efforts, distribution strategies, and marketing programs to satisfy the growing needs of these markets. We believe that the current Internet security offerings of most vendors are relatively expensive, technically complex, and generally unable to satisfy these target markets.

    . Strengthen the SonicWALL Brand. We believe that strong brand recognition in our target markets is important to our long term success. We intend to continue to strengthen our SonicWALL brand name through industry trade shows, our Web site, advertising, direct mailings to both our resellers and our end users, and public relations. Our reputation as a reliable, high performance, easy-to-use and affordable Internet security vendor contributes to our resellers' sales efforts.

    . Expand Our Indirect Channel. Our target markets are generally served by a two-tier distribution channel. We have successfully penetrated these markets with over 800 value added resellers, systems integrators, and distributors, who sell our products in over thirty countries, including large distributors such as Ingram Micro and Tech Data. We intend to build and expand our base of indirect channel relationships through additional marketing programs, hiring additional marketing staff, and increased advertising.

    . Develop Strategic Original Equipment Manufacturer Relationships. By entering into original equipment manufacturer arrangements to sell our products, we intend to build upon the brand awareness and worldwide channels of major networking and telecommunications equipment suppliers to further penetrate our target markets. We presently have original equipment manufacturer agreements with the following three companies: Ramp Networks, a manufacturer of shared Internet access devices for small offices, Com21, a supplier of cable modems, and 3COM Corporation, a provider of diversified networking products. We are pursuing relationships with other broadband access equipment providers with the intent of further penetrating our target markets.

    . Building Upon Our Installed Base. We intend to develop new subscription services and add on products to generate additional revenue from our installed base. We have dedicated marketing personnel and programs that focus on selling products and services to this existing base of customers. We have actively sought registration of our customers and we have experienced a registration rate of nearly 50% to date. This has enabled us to pursue cost effective, targeted marketing campaigns to our installed base of registered users. Our AutoUpdate feature encourages our customers to register their product by offering periodic notifications via email of new security threats, bug fixes and marketing information on new features and products. Each SonicWALL model is configured to allow end-users to easily and conveniently download new features and products that have been purchased, either through our resellers or our Web site. Such sales could include additional functionality such as virtual private networking or additional recurring revenue opportunities such as content filtering services.

    . Continue to Develop New Products and Reduce Manufacturing Costs. We intend to use our product design and development expertise to expand our product offerings and reduce our manufacturing costs. New products and services may include offerings such as bandwidth management, e-mail spam filtering and virus scanning. We are working to achieve a higher level of Application Specific Integrated Circuit, or ASIC, design and integration to reduce product costs and increase product performance. We believe that these new product offerings and associated cost reductions will strengthen our market position and assist us in penetrating new markets.

Products and Services

   The SonicWALL product family provides cost effective and high performance Internet security solutions for the small and medium size enterprise, branch office, telecommuter, and education markets. We design our products to address the specific needs of customers within each of these market segments. Our products vary with respect to the number of supported users, the number of ports, product features, processor speed and scalability. All of our products provide firewall security and are capable of delivering features such as content filtering and virtual private networking in a single, integrated security appliance that is managed through an intuitive and easy-to-use Web browser-based interface.

[DESCRIPTION OF GRAPHICS:
  Diagram showing WebServer, E-Commerce Server and three PC's connected to a SonicWALL DMZ or PRO security appliance on the left side, which is connected to a modem router in the middle of the graphic which is connected to an oval on the right side of the graphic with the words "THE INTERNET" in the center of the oval.]

   SonicWALL. SonicWALL has two 10Base-T Ethernet ports and is designed to provide security for smaller networks using broadband connections to the Internet such as cable and DSL. SonicWALL provides protection against unauthorized access to the private network, filters out objectionable Web sites, and manages the complexity of IP addressing. It also has a virtual private networking option to give telecommuters and small remote offices affordable and secure connectivity to the main office. SonicWALL supports 10, 50 or unlimited user connections depending on the model purchased.

   SonicWALL DMZ. SonicWALL DMZ is designed to meet the Internet security needs of small and medium size networks in business and education. In addition to the features provided by SonicWALL, SonicWALL DMZ provides a third port, a DMZ, or De-Militarized Zone, that enables the secure use of public Web and e-commerce servers without exposing the private network to Internet based attacks. Public servers on the DMZ port are also protected from Internet-based attacks. SonicWALL DMZ supports unlimited users.

   SonicWALL PRO. SonicWALL PRO has three 10/100Base-T Fast Ethernet ports and is designed to meet the Internet security needs of medium and large size businesses and branch offices. SonicWALL PRO supports all of the features found in other SonicWALL models, and offers a more powerful and scalable platform for larger networks requiring Fast Ethernet connectivity, high performance virtual private networking and future expansion options. SonicWALL PRO supports unlimited users.

   The following table provides a summary of SonicWALL models:


         SonicWALL Model             SonicWALL        SonicWALL DMZ      SonicWALL PRO
----------------------------------------------------------------------------------------

  Target Markets                 . Telecommuter     . Small to medium  . Medium to large
                                                      size business      size business
                                 . Small to medium  . Education        . Branch offices
                                   size business
----------------------------------------------------------------------------------------

  Virtual Private Networking          Optional           Optional           Standard
----------------------------------------------------------------------------------------

  Number of Users                10, 50, Unlimited      Unlimited          Unlimited
----------------------------------------------------------------------------------------

  LAN and WAN Ports                      X                  X                  X
----------------------------------------------------------------------------------------

  DMZ Port for Public Servers                               X                  X
----------------------------------------------------------------------------------------

  Expandable Memory and PCI                                                    X
   Expansion Slot
----------------------------------------------------------------------------------------

  Type of Ports                       10Base-T           10Base-T         10/100Base-T
                                     (Ethernet)         (Ethernet)       (Fast Ethernet)
----------------------------------------------------------------------------------------

  Microprocessor                      Motorola           Motorola            Intel
                                   33MHz MC 68360     33MHz MC 68360    233MHz StrongARM
----------------------------------------------------------------------------------------

  List Price                       $495 - $1,495          $1,795             $2,995

   End users may also purchase various product upgrades and subscriptions, such as updated content filter lists, virtual private networking, number of user upgrades, and extended warranties and premium support contracts.


     Upgrade or Subscription                  Description                   List Price
----------------------------------------------------------------------------------------

  Virtual Private Networking    Activates optional virtual private
  Upgrade                       networking feature for SonicWALL and
                                SonicWALL DMZ models                        $495 - $695
----------------------------------------------------------------------------------------

  Number of Users Upgrade       Adds support for additional users for
                                user-limited models (SonicWALL/10 and
                                SonicWALL/50)                              $650 - $1,300
----------------------------------------------------------------------------------------

  Content Filter Subscription   Annual subscription to a continuously
                                updated list of Internet sites             $175 - $695 /
                                containing objectionable content               year
----------------------------------------------------------------------------------------

  Extended Warranty and         Annual extended warranty on SonicWALL
  Premium Support               hardware and premium technical support     $80 - $675 /
                                contract                                       year

[DESCRIPTION OF GRAPHICS:
  Diagram showing the Internet as an oval symbol and lines connecting from the Internet through depiction of SonicWALL products to graphic for SME (office building), telecommuter (house), school or library (school), branch office (office building), corporate headquarters (office building), and mobile worker (laptop computer).]

   The SonicWALL product family shares a common set of Internet security features that have been tailored to meet the needs of our target markets:

   Firewall Security. Our firewall security protects private networks against Internet-based theft, destruction, or modification of data, and automatically notifies customers if their networks are under attack. SonicWALL has been awarded the internationally recognized ICSA Firewall Certification, the same certification awarded to significantly more expensive products sold by Check Point Software and Cisco Systems. In addition, SonicWALL is pre-configured to automatically detect and thwart Denial of Service attacks such as Ping of Death, SYN Flood, LAND Attack, and IP Spoofing.

   Virtual Private Networking. Our virtual private networking capabilities enable affordable and secure communications over the Internet between branch offices, telecommuters, mobile workers and business partners. SonicWALL virtual private networking uses industry-standard data encryption algorithms and interoperates with other virtual private networking products such as Check Point Software's Firewall-1.

   Content Filtering. Our content filtering feature enables businesses, families, schools and libraries to control access to objectionable or inappropriate Web sites. SonicWALL can filter Internet content by URL or keyword. We offer a content filter subscription service that provides a list of objectionable Web sites that is automatically updated on a weekly basis.

   IP Address Management. SonicWALL includes Network Address Translation, or NAT, which allows a customer to connect multiple users on their private network to the Internet using a single public IP address. SonicWALL also includes Dynamic Host Configuration Protocol, or DHCP, Client and Server capabilities. DHCP Client allows SonicWALL to automatically acquire its IP address settings from the Internet Service Provider, or ISP. DHCP Server allows computers on the private network to automatically acquire IP address settings from SonicWALL, simplifying client PC configuration.

   AutoUpdate. Our AutoUpdate feature automatically notifies all registered customers via e-mail when bug fixes or new products that have been purchased are available for download from our Web site. With AutoUpdate, we give our customers an easy-to-use method to address rapidly evolving Internet security issues.

   Logging and Reporting. SonicWALL maintains an event log of potential security concerns which can be viewed with a Web browser or automatically sent to any e-mail address on a periodic basis. SonicWALL notifies the administrator of high-priority security issues, such as an attack on a server, by immediately sending an alert message to a priority e-mail account such as an e-mail pager. SonicWALL also provides pre-defined reports that show different views of Internet usage, such as the most commonly accessed Web sites.

   Web Browser-Based Management. SonicWALL is easily and securely configured and managed through a Web browser-based interface. The SonicWALL interface effectively insulates the user from the underlying complexity of Internet security, while providing enough flexibility to meet the diverse needs of our customers.

Case Studies

   SonicWALL customers range from home users with Internet cable or DSL access to global companies with numerous branch offices and telecommuters. The following case studies illustrate how our customers are using our products and services.

 Small to Medium Size Enterprise

   The Charlotte Hornets professional basketball franchise depends on the Internet for league communications, marketing and public relations. The Hornets' office uses an always-on broadband Internet connection that requires Internet security to protect confidential franchise and league information. A SonicWALL DMZ is used to provide firewall protection for all computers on the private network. Four Web sites and other servers are hosted on the DMZ port, where they are accessible from the Internet, but protected from Internet attacks.

 Branch Office

   Pixar, an Academy Award-winning computer animation studio with technical, creative and production capabilities, develops well-known computer-animated feature films. In addition to its headquarters in Richmond, California, Pixar has six branch offices with always-on broadband Internet connections that require firewall security to protect the computers on their private networks and virtual private networking connectivity to allow secure communications with headquarters. A SonicWALL at each branch office provides Pixar with firewall security. With the SonicWALL virtual private networking upgrade at each branch office and Check Point Software's Firewall-1 at headquarters, Pixar has created a secure distributed network that allows employees in different offices to collaborate on projects and to disseminate confidential information securely over the Internet throughout the enterprise.

 Telecommuter

   Mr. Marshall subscribes to Excite@Home's high speed Internet cable access service in Fremont, California. Recently, Mr. Marshall's employer installed a SonicWALL PRO at the office to allow telecommuters to use virtual private networking for secure access to sensitive resources on the company's private network, such as file servers and databases. Mr. Marshall installed a SonicWALL/10 with the virtual private networking upgrade at home to create a virtual private networking connection to his company's private network, allowing him to securely collaborate on projects and distribute private information with other employees over the Internet.

 Education

   The Santa Clara County California Library system offers free Internet access to all members of the community from any of its computer terminals located throughout nine community libraries. Responding to community concerns, the Library's governing body mandated the use of content filtering to restrict access to sexually explicit Internet sites in the children's rooms of all Library branches. Following a six-week study during which multiple security and filtering products were analyzed, the Library installed a SonicWALL DMZ with our content filtering subscription service to restrict access to objectionable Web sites. SonicWALL DMZ is configured to allow adult patrons to decide between filtered or unfiltered access while the computers in the children's rooms are always filtered. In addition to content filtering, SonicWALL DMZ provides firewall security for all of the Library's computers.

Sales and Marketing

   Our sales and marketing efforts focus on successfully penetrating the small to medium enterprise, branch office, telecommuter, and education markets. Our marketing programs promote SonicWALL brand awareness and reputation as a reliable, high performance, easy-to-use, and affordable Internet security appliance. We try to strengthen our brand through a variety of marketing programs which include on-going public relations, our Web site, advertising, direct mail, industry and regional trade shows and reseller channel seminar participation. We intend to rapidly expand our indirect channel relationships through additional marketing programs, additional marketing staff, and increased advertising.

   We believe that SonicWALL products are ideally suited for the indirect channel where it is not economically efficient for us to sell directly to the end users of our products. We primarily market and sell our products in this indirect channel through a two-tiered distribution structure consisting of distributors and resellers, both in the United States and over 30 countries. Resellers generally purchase our products from our distributors and they include systems integrators, ISPs, dealers, mail order catalogs, and on-line catalogs. This network of over 800 resellers then sells our products to end-users in our target markets. Our distribution and reseller agreements are non-exclusive. We also sell directly to select customers in the United States that commit to certain volume and training requirements.

   We divide our sales organization regionally into three areas: the United States and Canada; the Pacific Rim and Latin America; and Europe, the Middle East, and Africa. Regional sales representatives manage our relationships with our network of distributors, value added resellers and select direct partners, help our value added reseller network sell and support key customer accounts, and act as a liaison between our value added reseller network and our marketing organization. The regional sales representative's primary responsibility is to help the indirect channel succeed and grow within the territory. We also have an inside tele-sales group that supports the indirect channel, and a dedicated business development organization whose primary responsibilities are identifying, promoting, and managing strategic relationships to sell our products with ISPs, industry leaders, and original equipment manufacturers as well as to obtain technology for incorporation in our product line.

   Domestic Channel. In the United States, our master distributors, those we have selected to be the primary distributors of our products to resellers, are Ingram Micro and Tech Data. Ingram Micro accounted for 34% of our revenue in 1998 and 32% in the six months ended June 30, 1999. Tech Data began distributing our products in February 1999, and in the six months ended June 30, 1999, accounted for approximately 9% of total revenue.

   We have designed three general programs for domestic resellers. These offer various benefits and product discounts depending on the level of purchases that the reseller commits to or achieves. The basic program is the Sonic Reseller level which offers access to privileged information and sales and marketing materials. Next we offer a Sonic Silver level, which extends those benefits by adding access to an expanded set of sales and marketing tools, as well as priority technical support. The top level is Sonic Gold, where additional benefits such as sales leads and market development funds are available. Sonic Reseller, Silver, and Gold Partners all source our products through a master distributor. We also have a Sonic Platinum Partner program for selected key strategic resellers which includes Gold Partner benefits plus access to additional discounted demonstration units and market development funds. We work directly with these Platinum Partners.

   International Channel. We believe there is a strong international market for our products. International sales represented 32% of our revenue in 1998 and approximately 35% of revenue in the six months ended June 30, 1999.

   We direct all of our international VARs to the master distributor in each territory. We support master distributor channel programs and marketing efforts by offering customizable marketing materials, sales tools, leads, co-operative marketing funds, joint advertising, discounted demonstration units, and training. We also participate in regional press tours, trade shows, and seminars. Our largest international distributor is Sumitomo Software Development in Japan. Additional key international distributors include ME Networks in Switzerland, Connect AS in Norway, Tekdata Distribution in England, and Network Innovation in Sweden.

   Original Equipment Manufacturer Channel. We enter into select original equipment manufacturer relationships in order to take advantage of the channels of well established companies that sell into our target markets. We believe these channels expand our overall market while having a minor impact on our own indirect channel sales. We currently have agreements to sell our products or services through the following original equipment manufacturers: Com21, a leading provider of cable modems, Ramp Networks, a leading provider of networking equipment to small businesses, and 3COM Corporation.

Customer Service and Technical Support

   We offer our customers a comprehensive range of support programs through a customer service and technical support organization which provides product maintenance and technical support services on a worldwide basis. Our technical support staff is located in Santa Clara, California. In addition to standard support, we offer premium support services which an end user customer located in the United States can purchase from us or our channel partners.

   Standard Support. Included during the warranty period, standard support is a unique Web-based technical support mechanism whereby distributors, channel partners, and end users can use our extensive on-line technical support resource database. If the resource database does not answer a question, the user can immediately enter a query or "trouble ticket" on-line and our customer service organization will then generate a response via phone, fax, or e-mail.

   Premium Support. Available for purchase only in the continental United States, our annual subscription-based Premium Support program offers extended benefits to the Standard Support offering. Premium Support benefits include:

    .expedited response time;

    .access to a dedicated toll-free support telephone number;

    .overnight replacement of defective units; and

    .free shipping for units which we authorize for return.

   Our products include a standard one-year warranty, which can be extended at additional cost. The warranty provides access to our standard technical support services along with repair or replacement guarantees for units with product defects.

Customers

   As of September 30, 1999, we have sold over 18,000 Internet security appliances to our global reseller channel, which resells our products to a wide variety of end users. The following lists our largest distributors and resellers and select end users in different industries and markets that have purchased one or more of our products in the last nine months:

End Users                                Distributors
 . Albany County School District          .Ingram Micro (US)
 . American Express                       .Tech Data (US)
 . Bank of Nova Scotia                    .Connect AS (Norway)
 . Centurion/Bank of Ireland              .ME Networks (Switzerland)
 . Charlotte Hornets                      .Network Innovation (Sweden)
 . City of Santa Cruz                     .Sumitomo Software Development (Japan)
 . Comision Federal de Electricidad       .Tekdata Distribution (UK)
 . Commercial Bank of San Francisco
 . Compaq Computer Corporation            Resellers
 . Duke University                        .CompUSA
 . General Magic                          .GE Network Services
 . Johns Hopkins University               .Hong Kong Telecom
 . Los Angeles Lakers                     .Inacom
 . Lucent Technologies                    .NEC
 . Pixar                                  .Nippon Telephone & Telegraph (Japan)
 . PricewaterhouseCoopers LLP             .PSINet
 . Santa Clara County California Library  . Solunet
 . Sun Microsystems                       .SwissCom (Switzerland)
 . Wells Fargo                            .Telia
                                         .Verio

Technology

   We have designed our SonicWALL products using a unique combination of proprietary hardware and software that delivers comprehensive Internet security with exceptional ease-of-use and industry-leading price/performance.

   The SonicWALL product family currently has two base hardware configurations:

    . SonicWALL and SonicWALL DMZ. These SonicWALL products use the 33MHz Motorola 68360 microprocessor. Both products have two 10 megabit per second (Mbps) Ethernet ports. A LAN port connects the SonicWALL to the user's internal, private network. A Wide Area Network, or WAN, port connects to the external, public network. The SonicWALL DMZ has a third 10 Mbps Ethernet port (DMZ) which connects to public servers that are separated from both the public and private networks but still protected from security breaches.

    . SonicWALL PRO. The SonicWALL PRO product uses Intel's 233MHz StrongARM 110 microprocessor, and has three 10/100 Mbps Fast Ethernet ports. These three ports function just like the SonicWALL DMZ. For feature expansion, the SonicWALL PRO has an internal Peripheral Component Interconnect, or PCI, interface, upgradeable RAM, and flash memory.

   The SonicWALL product family consists of the following core modules:

    . Firewall. The core technology is the stateful packet inspection firewall software. Stateful packet inspection is generally accepted as the most advanced and secure method of implementing an Internet firewall. It examines all layers of the packet (from the physical layer up to application layer) and determines whether to accept or reject the requested communication based on state information derived from previous communications and the applications in use. Stateful packet inspection dynamically adjusts based on the changing state of the communication running across the firewall and is invisible to users on the protected network. It therefore requires no client PC configuration. Our SonicWALL firewall protects against a known set of security threats.

    . Content Filter. The SonicWALL Internet content filter blocks objectionable content using a list of forbidden URLs and keywords. We license Microsystems Software's CyberNOT list of URLs and adapt it for our products. Each SonicWALL can automatically download an updated URL list weekly to keep pace with the dynamic nature of Internet content.

    . IP Address Management. We have developed tools to hide the complexity of IP addressing. NAT allows networks to share a small number of valid public IP addresses with an equal or larger number of client computers on the LAN. This is a common challenge in new broadband-connected networks. Our DHCP Server and Client tools allow both the firewall and the client computers behind it to obtain their respective IP addresses dynamically from a server and thereby eliminate the need for manual configuration.

    . Virtual Private Networking. We developed virtual private networking support for the SonicWALL family to provide a means for our customers to use the Internet for secure communication between LANs, and from remote clients to LANs. SonicWALL virtual private networking complies with the Internet Protocol Security (IPSec) standard and supports three data encryption methods: 56 bit Data Encryption Standard (DES); 168 bit Data Encryption Standard (Triple-DES); and 56 bit ARCFour
       (ARC4). By building our virtual private networking technology on industry standards--IPSec, DES and Triple-DES--we have been able to establish virtual private networking interoperability with other leading virtual private networking solutions such as Check Point Software's FW-1.

    . Web Browser-Based Management Interface. Our products have an intuitive and easy-to-use Web-based management interface for rapid installation, configuration and maintenance, without the need for a dedicated information technology staff to install and maintain the solution. This interface can be easily accessed from any Web browser on the internal, private network. This interface can also be accessed remotely in a secure manner using the virtual private networking feature described above.

Research and Development

   We believe that our future competitive position will depend in large part on our ability to develop new and enhanced Internet security solutions and our ability to meet the rapidly changing needs of our target customers who have broadband access to the Internet. We focus our research and development on evolving Internet security needs. In addition, we have also made substantial investments in hardware and ASIC technologies which are critical to drive product cost reductions and higher performance solutions. Current activities include:

    . virtual private networking improvements such as public key infrastructure support and strong authentication;

    . other security and filtering improvements such as intrusion detection, virus scanning and e-mail spam filtering; and

    . new management capabilities such as bandwidth management and a new distributed management framework.

   All of our research and development activities are conducted at our principal facility in Santa Clara, California. In 1996, 1997, and 1998, we spent $1,048,000, $1,983,000, and $1,739,000 respectively on research and development.

Competition

   The market for Internet security products is world-wide and highly competitive, and we expect competition to intensify in the future. There are few substantial barriers to entry, and additional competition from existing competitors and new market entrants will occur in the future. Current and potential competitors in our markets include, but are not limited to the following, all of whom sell world-wide or have a presence in most of the major markets for such products:

    . enterprise firewall software vendors such as Check Point Software and Axent Technologies;

    . network equipment manufacturers such as Cisco Systems, Lucent Technologies, Nortel Networks, 3COM and Nokia;

    .  computer or network component manufacturers such as Intel
       Corporation;

    . operating system software vendors such as Microsoft Corporation, Novell and Sun Microsystems;

    .  security appliance suppliers such as Watchguard Technologies; and

    . low cost Internet router suppliers which may include limited Internet security functionality.

   Most of our competitors to date have generally targeted large enterprises' security needs with firewall products that are typically very complex and expensive ranging in price from approximately $5,000 to more than $15,000, and requiring active management by IT personnel. At any time, any of these competitors may adapt existing products for our target markets. Many of our current or potential competitors have longer operating histories, greater name recognition, larger customer bases and significantly greater financial, technical, marketing and other resources than we do. Nothing prevents or hinders these actual or potential competitors from entering our target markets at any time. In addition, our competitors may bundle products competitive to ours with other products that they may sell to our current or potential customers. These customers may accept these bundled products rather than separately purchasing our products. If these companies were to use their greater financial, technical and marketing resources in our target markets, it could adversely affect our business.

Proprietary Rights

   We currently rely on a combination of copyright and trademark laws, trade secrets, confidentiality provisions and other contractual provisions to protect our proprietary rights. Despite our efforts to protect our proprietary rights, unauthorized parties may misappropriate or infringe on our trade secrets, copyrights, trademarks, service marks and similar proprietary rights. Although we are currently investigating patent protection for certain proprietary technology, we have not yet received any patent protection for our technology or products. Even if we obtain such patents, that does not guarantee that our patent rights are valuable, create a competitive barrier, or will be free from infringement. We face additional risk when conducting business in countries that have poorly developed or inadequately enforced intellectual property laws. In any event, competitors may independently develop similar or superior technologies or duplicate the technologies we have developed, which could substantially limit the value of our intellectual property.

U.S. Government Export Regulation Compliance

   Our products are subject to federal export restrictions on encryption strength. Recent federal legislation, however, has increased exportable encryption strength and allows the export of any-strength encryption to designated business sectors overseas, including U.S. subsidiaries, banks, financial institutions, insurance companies and health and medical end users. In addition, we have obtained a federal export license that allows us to export encryption technology to commercial entities in approved countries. With these expanded export rights, we may export strong encryption to a wide range of foreign end-users, subject to limitations and record-keeping requirements. To comply with these constraints, we obtain from our distributors and resellers detailed information about each foreign end-user customer that will obtain strong encryption.

Manufacturing

   We currently outsource our manufacturing to one contract manufacturer, Flash Electronics which agreement may be cancelled upon 180 days prior notice by either party. The manufacturing processes and procedures for this manufacturer are ISO 9002 certified. Outsourcing our manufacturing enables us to reduce fixed overhead and personnel costs and to provide flexibility in meeting market demand.

   We design and develop all the key components of our products, including printed circuit boards and software. In addition, we determine the components that are incorporated in our products and select the appropriate suppliers of these components. Product testing and burn-in is performed by our contract manufacturers using tests that we specify.

Employees

   As of June 30, 1999, we had 45 employees. Of these, 23 were employed in sales and marketing, 5 in finance and administration, 10 in research and development and 7 in operations. We are not parties to any collective bargaining agreements with our employees and we have not experienced any work stoppages. We believe we have good relations with our employees.

Facilities

   Our principal administrative, marketing, sales, development and operations facility is located in Santa Clara, California. We occupy approximately 8,700 square feet in this facility, under a lease that expires in August 2001. On September 28, 1999, we entered a five year lease starting October 1, 1999 for approximately 32,256 square feet for facilities located in Sunnyvale, California, less than ten miles from our current Santa Clara facility. We intend to move to the new facility within sixty days subject to the installation of miscellaneous improvements.

Legal Proceedings

   We currently are not a party to any material legal proceeding.

                                   MANAGEMENT

Executive Officers, Directors and Key Employees

   The following table lists the executive officers, directors and key employees of SonicWALL as of September 30, 1999.

Name                      Age                            Position
----                      ---                            --------
Sreekanth Ravi(1).......   33 Chairman of the Board, President and Chief Executive Officer

Sudhakar Ravi(1)........   34 Vice President, Engineering and Director

Michael J. Sheridan(1)..   34 Vice President, Finance and Chief Financial Officer, Secretary

Steven R. Perricone.....   38 Vice President, Sales

Richard Pearce..........   38 Vice President, Business Development

Fara Zarrabi............   58 Vice President, Operations

Jerrold F.
 Petruzzelli(2).........   46 Director

David A. Shrigley(3)....   51 Director

Robert M.
 Williams(2)(3).........   44 Director

----------
(1)Executive officer
(2)Member of audit committee
(3)Member of compensation committee

   We have no employment agreements with our executive officers or key employees. All are subject to termination at will.

   Sreekanth Ravi has served as our Chairman of the Board, President and Chief Executive Officer since co-founding SonicWALL, Inc. in February 1991. Prior to SonicWALL, Inc., Mr. Ravi was the founder and chief executive officer of Generation Systems, a manufacturer of high performance video products, which he later sold to a publicly held computer products company in 1990. Mr. Ravi received a bachelor of science degree in electrical engineering from the University of Illinois, Champaign-Urbana. Sreekanth Ravi and Sudhakar Ravi are brothers.

   Sudhakar Ravi has served as our Vice President, Engineering and director since co-founding SonicWALL, Inc. in February 1991. Prior to SonicWALL, Inc., Mr. Ravi was involved in semiconductor research at Stanford University. Mr. Ravi received a bachelor of science degree from the University of Illinois, Champaign-Urbana and a masters of science degree in computer science from Stanford University. Sudhakar Ravi and Sreekanth Ravi are brothers.

   Michael J. Sheridan has served as our Chief Financial Officer since joining SonicWALL, Inc. in May 1999, and became Secretary in September, 1999. Mr. Sheridan joined SonicWALL, Inc. from Genesys Telecommunications Laboratories, Inc., an enterprise software company in the call center automation industry, where he served as Vice President of Finance from January 1998 to May 1999, and served as Corporate Controller from November 1996 to December 1997. From August 1995 to November 1996, Mr. Sheridan was the Corporate Controller for Network Appliance, Inc., a network file server manufacturer. From 1986 to 1995, Mr. Sheridan was an audit professional with Arthur Andersen, where he was involved primarily in high technology clients. Mr. Sheridan received a bachelor's degree in commerce from Santa Clara University and is a Certified Public Accountant.

   Steven R. Perricone has served as our Vice President, Sales since joining SonicWALL, Inc. in April 1998. Mr. Perricone joined SonicWALL, Inc. from Structured Internetworks, an IP bandwidth management company, where he served as Vice President of Worldwide Sales and Support from July 1997 to April 1998. From July 1994 to June 1997, Mr. Perricone was Vice President of Worldwide Sales at Network TeleSystems, a provider of TCP/IP client and server technology for Internet access. Prior to Network TeleSystems, Mr. Perricone held various sales management positions at Emulex and Xylogics (now part of Nortel Networks Corp.). Mr. Perricone received a bachelor's degree in business from California State University.

   Richard Pearce, Ph.D. has served as our Vice President, Business Development since joining SonicWALL, Inc. in June 1999. Dr. Pearce joined SonicWALL, Inc. from WinNet MCS, Inc., a high-bandwidth wireless communications company where he served as Vice President of Marketing from November 1998 to June 1999. Prior to joining WinNet, Dr. Pearce was Director of Business Development for Bay Networks (a Nortel Networks Corp. company) from August 1996 to November 1998, responsible for defining and managing programs to add IP technology to Nortel's product lines. He was also responsible for identifying and developing market opportunities enabled by the innovative mixing of Nortel products and technologies. Prior to Bay Networks' acquisition by Nortel, Dr. Pearce was responsible for developing emerging market opportunities for Bay Networks. From July 1994 to August 1996, Dr. Pearce was Senior Manager, Technology Alliances for Bay Networks. Dr. Pearce received a bachelor of science degree in applied physics & electronics and a Ph.D. in data networking from Durham University in the United Kingdom.

   Fara Zarrabi has served as our Vice President, Operations since joining SonicWALL, Inc. in July 1999. Mr. Zarrabi joined SonicWALL, Inc. from Genesys Telecommunications Laboratories, Inc., where he was Director of Operations from February 1997 to June 1999. Prior to Genesys Telecommunications, Mr. Zarrabi was the Director of Operations at Network Appliance, Inc., from February 1996 to February 1997. From May 1994 to February 1996, Mr. Zarrabi was Director of Manufacturing Operations at Radius, Inc., a manufacturer of computer graphics and video hardware. Mr. Zarrabi received a bachelor's degree in electronic engineering from the University of California, Berkeley.

   Jerrold F. Petruzzelli has served as a director since October 1993. From October 1993 through September 1999, Mr. Petruzzelli also was our Secretary. Mr. Petruzzelli has been a partner of Manatt, Phelps & Phillips, LLP, legal counsel to SonicWALL, Inc., since June 1999 and previously was a partner of Holtzmann Wise & Shepard, legal counsel to the Company, from January 1990 to July 1995, and a partner of Wise & Shepard LLP, legal counsel to the Company, from July 1995 to June 1999, at which time Wise & Shepard LLP merged with Manatt, Phelps & Phillips, LLP. Mr. Petruzzelli received a bachelor of arts degree from Yale University and a J.D. degree from the University of Chicago.

   David S. Shrigley has been a director since July 1999. From November 1996 to April 1999, Mr. Shrigley was Executive Vice President, Sales and Services of Nortel Networks Corp., a network telecommunications company. From December 1978 to November 1996, Mr. Shrigley was an employee of Intel Corporation, a semiconductor manufacturing company, where he was last employed as Vice President, Corporate Marketing. Mr. Shrigley received a bachelor of science degree in business administration from Franklin University.

   Robert M. Williams has been a director since May 1999. Bay Partners, certain shareholders of SonicWALL, Inc., and SonicWALL, Inc. are parties to a voting agreement whereby Bay Partners is entitled to name a member of SonicWALL, Inc.'s Board of Directors. The voting agreement terminates upon the effective date of this offering. Since January 1998, Mr. Williams has been a general partner of Bay Partners, a venture capital firm. From May 1993 to December 1997, Mr. Williams was Vice President, Marketing and Business Development of NetManage, Inc., a networking software product development and sales company. Before then, Mr. Williams held various marketing positions at several companies, including Verity, Inc., an Internet text engine developer, and Ingres Corp., a developer of relational database management software. Mr. Williams received a bachelor of arts degree from Dartmouth College and a MBA from the Stanford Graduate School of Business.

Committees of the Board of Directors

   The compensation committee of our board of directors consists of Messrs. Shrigley and Williams. The compensation committee:

    . reviews and approves the compensation and benefits for our executive officers and grants stock options under our stock option plan; and

    . makes recommendations to the board of directors regarding these matters.

   The audit committee consists of Messrs. Petruzzelli and Williams. The audit committee:

    . makes recommendations to the board of directors regarding the selection of independent auditors;

    . reviews the results and scope of the audit and other services provided by our independent auditors; and

    .  reviews and evaluates our audit and control functions.

   We established these committees in August, 1999.

Director Compensation

   We do not pay cash compensation to our directors for their services as directors or members of committees of the board of directors, but we do reimburse them for reasonable expenses they incur in attending meetings of the board of directors. Directors of SonicWALL, Inc. are eligible to participate in our stock option plans.

Director and Officer Indemnification and Liability

   Our articles of incorporation limit the liability of directors to the full extent permitted by California law. California law provides that a corporation's articles of incorporation may eliminate or limit the personal liability of directors for monetary damages for breach of their fiduciary duties as directors, except liability for:

    . acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

    . acts or omissions that a director believes to be contrary to the best interest of the corporation or its shareholders or that involve the absence of good faith on the part of the director;

    . any transaction from which a director derived an improper personal benefit;

    . acts or omissions that show a reckless disregard for the director's duty to the corporation or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of serious injury to the corporation or its shareholders;

    . acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the corporation or its shareholders;

    . unlawful payments of dividends or unlawful stock repurchases or redemptions, unlawful distribution of assets to shareholders or unlawful loans or guarantees to directors, officers and others; or

    .  any transaction between a director and the Company.

   Our bylaws provide that we will indemnify our directors and officers to the fullest extent permitted by California law, including circumstances in which indemnification is otherwise discretionary under California law. We have entered into indemnification agreements with our directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the California Corporations Code. The indemnification agreements may require us:

    . to indemnify our directors and officers against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature;

    . to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and

    . to obtain directors' and officers' insurance if available on reasonable terms.

   At present, there is no pending litigation or proceeding involving any director, officer, employee or agent of ours in which indemnification would be required or permitted. We are not aware of any threatened litigation or proceeding that might result in a claim for indemnification. We believe that our charter provisions and indemnification agreements are necessary to attract and retain qualified persons as directors and officers.

   The Securities and Exchange Commission has advised us that, in its opinion, any indemnification of our directors and officers for liabilities arising under the Act is against public policy as expressed in the Act and is therefore unenforceable.

Compensation Committee Interlocks and Insider Participation

   Our board of directors' compensation committee currently consists of Messrs. Shrigley and Williams. None of these individuals has at any time been an employee or officer of SonicWALL, Inc. Until the compensation committee was formed in August 1999, the full board of directors made all decisions regarding executive compensation. No member of our board of directors or of its compensation committee serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as members of its board of directors or its compensation committee.

Executive Compensation

   The following table provides information concerning the compensation received for services rendered to SonicWALL, Inc. in all capacities during the year ended December 31, 1998, by our chief executive officer and each of the other most highly compensated executive officers or key employees of SonicWALL, Inc. whose compensation exceeded $100,000 in fiscal 1998.


                           Summary Compensation Table

                                                                                    Long-Term
                                                                                   Compensation
                                                                                      Awards
                                                                                 ----------------
                               Annual Compensation
                               --------------------                  Securities
Name and Principal                                    Other Annual   Underlying     All Other
Position                  Year Salary ($) Bonus ($) Compensation ($) Options (#) Compensation ($)
------------------        ---- ---------- --------- ---------------- ----------- ----------------
Sreekanth Ravi........... 1998  $240,000  $732,345        N/A            N/A        $13,846(1)
  President and Chief
  Executive Officer
Sudhakar Ravi............ 1998  $240,000  $816,871        N/A            N/A        $13,846(1)
  Vice President,
  Engineering
Steven R. Perricone...... 1998  $ 78,231  $ 23,389        N/A          600,000      $ 1,538(1)
  Vice President, Sales
Michael J. Sheridan(2)... 1998    N/A        N/A          N/A            N/A           N/A
  Vice President, Finance
  and Chief Financial
  Officer

----------
(1) Cash payment in lieu of vacation days
(2) Hired in May 1999

   The following table provides information regarding stock options we granted in fiscal 1998 to our chief executive officer and the other executive officers or key employees whose compensation exceeded $100,000 in fiscal 1998. The table includes the potential realizable value over the five-year term of the options, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. The assumed rates of appreciation are prescribed by the Securities and Exchange Commission for illustrative purposes only and are not intended to forecast or predict future stock prices. Any actual gains on option exercises will depend on the future performance of our stock.

                       Option Grants in Last Fiscal Year

                            Individual Grants
                         ------------------------
                                                                      Potential Realizable
                                                                        Value at Assumed
                                                                        Annual Rates of
                         Number of   Percent of                           Stock Price
                         Securities Total Options                       Appreciation for
                         Underlying  Granted to   Exercise                Option Term
                          Options   Employees in   Price   Expiration --------------------
 Name                    Granted(#)  Fiscal Year   ($/Sh)     Date      5%($)     10%($)
 ----                    ---------- ------------- -------- ---------- -------------------- ---
Sreekanth Ravi..........     0           N/A        N/A       N/A        N/A        N/A
Sudhakar Ravi...........     0           N/A        N/A       N/A        N/A        N/A
Steven R. Perricone.....  600,000         59%      $0.125   7/23/08   $         $
Michael J. Sheridan.....     0           N/A        N/A       N/A        N/A        N/A

   Options vest and become exercisable over four years, provided the employee remains employed at the Company. In 1998, we granted options to purchase up to an aggregate of 1,015,000 shares to employees, directors and consultants. We granted all options under our stock option plans at exercise prices at the fair market value of our common stock on the date of grant, as determined in good faith by our board of directors.

   The following table provides information regarding options exercised during 1998 and unexercised options held as of December 31, 1998 by our chief executive officer and the other executive officers or key employees whose compensation exceeded $100,000 in fiscal 1998. The value of realized and the value of unexercised in-the-money options is calculated on the basis of an
assumed initial public offering price of $      per share as the fair market
value at December 31, 1998.

                Aggregate Option Exercises FY-End Option Values

                                                    Number of
                         Number of            Securities Underlying     Value of Unexercised
                          Shares             Unexercised Options at    In-the-Money Options at
                         Acquired              Fiscal Year End (#)       Fiscal Year-End($)
                            on      Value   ------------------------- -------------------------
          Name           Exercise  Realized Exercisable Unexercisable Exercisable Unexercisable
          ----           --------- -------- ----------- ------------- ----------- -------------
Sreekanth Ravi.......... 1,067,440                  0            0        N/A          N/A
Sudhakar Ravi........... 1,067,440                  0            0
Steven R. Perricone.....         0            111,600      488,400
Michael J. Sheridan.....         0                  0            0          0            0

Employee Benefit Plans

 1998 and 1994 Stock Option Plans

   The 1998 stock option plan provides for the grant of incentive stock options, as defined in Section 422 of the Internal Revenue Code, to employees and the grant of nonstatutory stock options to employees, non-employee directors and consultants. The purposes of the 1998 stock option plan are:

    .  to attract and retain the best available personnel;

    .  to provide additional incentives to our employees and consultants;
       and

    .  to promote the success of our business.

   The 1998 stock option plan was adopted by our board of directors in July 1998, approved by our stockholders in July 1998, and amended by the shareholders to increase the number of shares available for grant thereunder in February 1999. Unless terminated earlier by the board of directors, the 1998 stock option plan will terminate in July 2008. The 1998 stock option plan was amended by our board of directors in August 1999 to include some of the provisions provided below. These amendments were approved by our shareholders in August 1999. The number of shares reserved for issuance under the 1998 stock option plan will be subject to an automatic annual increase in the first day of 2000 through 2008 equal to the lesser of:

    .  2,000,000 shares;

    . 4% of our outstanding common stock on the last day of the immediately preceding fiscal year; or

    .  a number of shares determined by the administrator.

   The compensation committee currently administers the 1998 stock option plan. The administrator of the 1998 stock option plan determines numbers of shares subject to options, vesting schedules and exercise prices for options granted under the 1998 stock option plan.

   The exercise price of incentive stock options must be at least equal to 100% of the fair market value of our common stock on the date of grant, and at least equal to 110% of the fair market value in the case of incentive stock options granted to an employee who holds, at the time the option is granted, more than 10% of the total voting power of all classes of our stock or any parent's or subsidiary's stock. Nonstatutory stock options will have an exercise price of at least 85% of the fair market value of our stock. Payment of the exercise price may be made in cash or other form of consideration approved by the administrator. The administrator determines the term of options, which may not exceed ten years, or five years in the case of an incentive stock option granted to an employee who holds, at the time the option is granted, more than 10% of the total voting power of all classes of our stock or any parent's or subsidiary's stock. No option may be transferred by the optionee other than by will or the laws of descent or distribution, provided, however, that the administrator may in its discretion provide for the transferability of nonstatutory stock options. The administrator determines when options become exercisable. Options granted under the 1998 stock option plan become exercisable at a rate not less than 20% per year. To the extent an optionee would have the right in any calendar year to exercise for the first time one or more incentive stock options for shares having an aggregate fair market value in excess of $100,000 as of the date the options were granted, the excess options will be treated as nonstatutory stock options.

   In the event of a change of control of SonicWALL, Inc., outstanding options will be assumed or substituted by the successor corporation. If the successor corporation does not agree to this assumption or substitution, the options will terminate upon the closing of the transaction.

   The board of directors may amend, modify or terminate the 1998 stock option plan if any amendments, modification or termination does not impair existing rights of plan participants. Additionally, shareholder approval is required for an amendment to the extent required by applicable law, regulations or rules.

   Options outstanding under the 1994 stock option plan are subject to substantially the same terms as options under the 1998 stock option plan.

   As of June 30, 1999:

    . a total of 5,958,324 shares have been authorized for issuance under the 1994 and 1998 stock option plans;

    . options to purchase an aggregate of 1,760,000 shares of common stock were outstanding under the 1994 stock option plan and 1998 stock option plan at a weighed average exercise price of $0.48;

    . 2,639,676 shares had been issued upon exercise of outstanding options, net of repurchases, under the 1994 and 1998 stock option plans; and

    . 1,558,648 shares remained available for future grant under the 1994 and 1998 stock option plans.

 1999 Employee Stock Purchase Plan

   Our 1999 employee stock purchase plan was adopted by the board of directors and shareholders in August 1999. The 1999 employee stock purchase plan becomes effective on the effective date of this offering. A total of 250,000 shares of common stock has been reserved for issuance under the 1999 employee stock purchase plan.

   The 1999 employee stock purchase plan, which is intended to qualify under
Section 423 of the Internal Revenue Code, provides our employees with an opportunity to purchase our common stock through accumulated payroll deductions. The 1999 employee stock purchase plan will be administered by the board of directors or by a committee appointed by the board of directors. The 1999 employee stock purchase plan permits an eligible employee to purchase common stock through payroll deductions of up to 15% of that employee's compensation. Employees, including officers and employee directors, of SonicWALL, Inc., or of any majority-owned subsidiary designated by the board of directors, are eligible to participate in the 1999 employee stock purchase plan if they are employed by SonicWALL, Inc. or any designated subsidiary for at least 20 hours per week and more than five months per year. Unless the board of directors or its committee determines otherwise, the 1999 employee stock purchase plan will be implemented by a series of overlapping offering periods generally of 24 months' duration with new offering periods commencing on February 1 and August 1 of each year. Each offering period will be divided into four consecutive purchase periods of approximately six months' duration. The first offering period is expected to commence on the date of this offering and end on July 31, 2001; the initial purchase period is expected to end six months after the offering date. The price at which common stock will be purchased under the 1999 employee stock purchase plan is equal to 85% of the fair market value of the common stock on the first day of the applicable offering period or the last day of the applicable purchase period, whichever is lower. Employees may end their participation in an offering period at any time, and participation automatically ends on termination of employment.

   Under the 1999 employee stock purchase plan, no employee may be granted an option if immediately after the grant the employee would own stock and/or hold outstanding options to purchase stock equaling 5% or more of the total voting power or value of all classes of our stock or that of our subsidiaries. In addition, no employee may be granted an option under the 1999 employee stock purchase plan if the option would permit the employee to purchase stock under all of our employee stock purchase plans in an amount that exceeds $25,000 of fair market value for each calendar year in which the option is outstanding at any time. In addition, no employee may purchase more than 2,000 shares of common stock under the 1999 employee stock purchase plan in any one purchase period. If the fair market value of the common stock on a purchase date other than the final purchase date of an offering period is less than the fair market value at the beginning of the offering period, each participant in the 1999 employee stock purchase plan will automatically be withdrawn from the offering period as of the purchase date and re-enrolled in a new 24-month offering period on the first business day following the purchase date.

   The 1999 employee stock purchase plan provides that, in the event of a change of control of SonicWALL, Inc. each right to purchase stock under the 1999 employee stock purchase plan will be assumed or an equivalent right substituted by the successor corporation. However, our board of directors will shorten any ongoing offering period so that employees' rights to purchase stock under the 1999 employee stock purchase plan are exercised prior to the transaction if the successor corporation refuses to assume each purchase right or to substitute an equivalent right.

   The 1999 employee stock purchase plan will terminate in August 2009 unless terminated earlier in accordance with its provisions. The board of directors has the power to amend or terminate the 1999 employee stock purchase plan if its action does not adversely affect any outstanding rights to purchase stock thereunder. However, our board of directors may amend or terminate the 1999 employee stock purchase plan or an offering period even if it would adversely affect options in order to avoid our incurring adverse accounting charges.

 401(k) Plan

   We maintain a 401(k) plan that covers all our employees who satisfy the plan's eligibility requirements relating to minimum age, length of service and hours worked. We may make an annual contribution for the benefit of eligible employees in an amount determined by our board of directors. We have not made any contribution to date and have no current plans to do so. Eligible employees may make pretax elective contributions of up to 15% of their compensation, subject to maximum limits on contributions prescribed by law.

                              CERTAIN TRANSACTIONS

   Since January 1, 1996, SonicWALL, Inc. has not been a party to any transaction or series of similar transactions in which the amount involved exceeds $60,000 and in which any director, executive officer, or holder of more than 5% of our common stock had or will have a direct or indirect material interest other than

    . normal compensation arrangements which are described under "Management--Executive Compensation" above; and

    .  the transactions described below.

Transactions with Executive Officers, Directors and Significant Shareholders

(1) In August 1998, SonicWALL, Inc. acquired all the partnership interest of AckFin Networks ("AckFin"), a California general partnership, in exchange for an aggregate of 5,426,186 shares of common stock and the assumption of $150,000 in liabilities. The controlling partners of AckFin were the same individuals as the majority shareholders of SonicWALL, Inc. This transaction occurred between entities under common control and the assets and liabilities transferred have been accounted for at historical cost in a manner similar to that in a pooling-of-interests accounting. The results of AckFin have been included in SonicWALL, Inc.'s financial statements since its inception in April 1997. Expenses totalling $150,000 and $775,000 for the years ended December 31, 1997 and 1998, respectively were included in SonicWALL, Inc.'s statements of operations. Assets at both December 31, 1997 and August 10, 1998 were less than $50,000. Sreekanth Ravi and Sudhakar Ravi are executive officers and directors of the Company. Ravi Anne and Bruce Wonnacott each hold more than 5% of the outstanding shares of common stock of SonicWALL, Inc.

(2) On December 23, 1998, we extended two loans in the aggregate amount of $96,069.60 to Sreekanth Ravi, Chief Executive Officer, President and a director of SonicWALL, Inc. to pay the exercise price of options to purchase 1,067,440 shares of our common stock. Each loan had an interest rate of 8% per year, payable over four years and was secured by the shares of common stock purchased upon the exercise of Mr. Ravi's stock options. These loans were repaid in full in August 1999.

(3) On December 23, 1998, we extended two loans in the aggregate amount of $96,069.60 to Sudhakar Ravi, Vice President Engineering and a director of SonicWALL, Inc. to pay the exercise price of options to purchase 1,067,440 shares of our common stock. Each loan had an interest rate of 8% per year, payable over four years and was secured by the shares of common stock purchased upon the exercise of Mr. Ravi's stock options. These loans were repaid in full in August 1999.

(4) On February 19, 1999, we issued an aggregate of 1,438,377 shares of our redeemable Series A convertible preferred stock at a purchase price of $3.48 per share to several investors, including 14,384 shares issued to Robert Williams, a director of the Company, and 1,150,700 shares to Bay Partners SBIC II, L.P. Mr. Williams is a partner of Bay Management Company 1997, the general partner of Bay Partners SBIC II, L.P. The purchasers of redeemable Series A convertible preferred stock are entitled to registration rights in respect of the common stock issued or issuable upon conversion of the redeemable Series A convertible preferred stock.

(5) On May 26, 1999, we extended a loan in the amount of $300,000 to Michael Sheridan, Vice President Finance and Chief Financial Officer of SonicWALL, Inc. to pay the exercise price of options to purchase 300,000 shares of our common stock. Mr. Sheridan has purchased the optioned shares, and SonicWALL, Inc. has the right to repurchase the optioned shares for the purchase price paid, which right lapses over four years. The loan has an interest rate of 8% per year and is payable over four years. The loan is payable in full if Mr. Sheridan is no longer an employee, officer, director or consultant of SonicWALL, Inc.. As of June 30, 1999, aggregate principal and interest of approximately $302,000 was outstanding.

(6) On August 6, 1999 Sreekanth Ravi, Chairman of the Board, President and Chief Executive Officer and a director, and Sudhakar Ravi, Vice President of Engineering and a director, sold an aggregate of 1,832,364 shares of common stock to Bay Sonic Investors, LLC at a purchase price of $6.52 per share. Two shareholders also sold an aggregate of 400,000 shares of common stock to Bay Sonic Investors, LLC at a purchase price of $6.52 per share on the same date. Robert Williams, a director of the Company, is a managing member of Bay Sonic Investors, LLC. In addition, Sreekanth Ravi sold 38,354 shares of common stock to David Shrigley, a director of the Company, at a purchase price of $6.52 per share and 30,682 shares of common stock to John McNulty at a purchase price of $6.52 per share. The purchasers of common stock in these transactions are entitled to registration rights in respect of the common stock purchased.

(7) Jerrold Petruzzelli, a director of SonicWALL, Inc. is a partner of Manett, Phelps & Phillips, LLP, legal counsel to SonicWALL, Inc.

Indemnification Agreements

   We have entered into indemnification agreements with some of our officers and directors. See "Management--Director and Officer Indemnification and Liability."

Registration Rights Agreements

   Some of our shareholders are entitled to have their shares registered by us for resale. See "Description of Capital Stock--Registration Rights."

                       PRINCIPAL AND SELLING SHAREHOLDERS

Principal Shareholders

   The following table provides information regarding the actual beneficial ownership of our outstanding common stock as of June 30, 1999, assuming the conversion of all outstanding shares of our redeemable Series A convertible preferred stock and as adjusted to reflect the sale of common stock offered by this prospectus, for:

    . each person or group that we know beneficially owns more than 5% of our common stock;

    .  each of our directors;

    .  our chief executive officer;

    . the other executive officers whose compensation exceeded $100,000 in fiscal 1998; and

    .  all of our directors and executive officers as a group.

   Percentage of beneficial ownership is based on 20,091,344 shares of common stock outstanding as of June 30, 1999, together with options that are exercisable within 60 days of June 30, 1999 for each shareholder. Under the rules of the Securities and Exchange Commission, beneficial ownership includes shares over which the indicated beneficial owner exercises voting and/or investment power. Shares of common stock subject to options that are currently exercisable or will become exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the option, but are not deemed outstanding for purposes of computing the percentage ownership of any other person. The percentages for beneficial ownership after offering assume that the underwriters do not exercise their over-allotment option. Unless otherwise indicated in the footnotes below, we believe that the persons and entities named in the table have sole voting and investment power with respect to all shares beneficially owned, subject to applicable community property laws. Unless otherwise indicated, the following beneficial owners can be reached at our principal offices.

                                                                Percentage of
                                            Number of Shares  Shares of Common
                                            of Common Stock   Stock Outstanding
                                           Beneficially Owned -----------------
                                             as of June 30,    Before   After
Name and Address                                  1999        Offering Offering
----------------                           ------------------ -------- --------
Sreekanth Ravi(1)........................       6,143,986       30.6%       %
Sudhakar Ravi(2).........................       6,143,986       30.6%       %
Steven R. Perricone(3)...................         210,800        1.0%       %
Michael J. Sheridan......................         300,000        1.5%       %
Bay Partners SBIC II, L.P.(4)............       2,301,400       11.5%       %
Ravindra Anne............................       1,356,546        6.8%       %
Bruce Wonnacott..........................       1,356,546        6.8%       %
Jerrold F. Petruzzelli(5)................         100,000          *%       %
David Shrigley(6)........................          50,000          *%       %
Robert M. Williams(7)....................          28,768          *%       %
All directors and executive officers as a
 group (7 persons)(8)....................      15,278,940       76.0%       %

----------
 * Less than 1%.

(1) Includes 600,000 shares transferred to a family trust subsequent to June 30, 1999.

(2) Includes 600,000 shares transferred to a family trust subsequent to June 30, 1999.

(3) Includes 210,800 shares of common stock issuable upon exercise of immediately exercisable options.

(4) Represents 2,301,400 shares held by Bay Partners SBIC II, L.P. Robert Williams, a director of SonicWALL, Inc. is a partner of Bay Management Company 1997, the general partner of Bay Partners SBIC II, L.P. He shares voting and investing power with respect to the shares held by this entity, and disclaims beneficial ownership of shares in which he has no pecuniary interest. The address for Bay Partners SBIC II, L.P. is 10600 N. De Anza Boulevard, Suite 100, Cupertino, California 95014.

(5) Includes 5,000 shares held on behalf of a minor child in an irrevocable trust of which Mr. Petruzzelli is the sole trustee.

(6) The address for Mr. Shrigley is 471 Santa Rosa Drive, Los Gatos, California 95032.

(7) See note (4) above. The address for Mr. Williams is 10600 N. De Anza Boulevard, Suite 100, Cupertino, California 95014.

(8) Includes 210,800 shares of common stock issuable upon exercise of immediately exercisable options.

   The preceding table excludes sales on August 6, 1999 by Sreekanth Ravi and Sudhakar Ravi of an aggregate of 1,832,364 shares of common stock to Bay Sonic Investors, LLC. Ravindra Anne and Bruce Wonnacott also sold an aggregate of 400,000 shares of common stock to Bay Sonic Investors, LLC on the same date. In addition, Sreekanth Ravi sold 38,354 shares of common stock to David Shrigley and 30,682 shares of common stock to John McNulty on the same date.

Selling Shareholders

   If the underwriters exercise their over-allotment option in full, the following directors, officers and shareholders will sell the number of shares indicated below:

                                                            Percentage of
                                                              Shares of
                  Beneficial                   Beneficial    Common Stock
                  Ownership                    Ownership     Outstanding
                   Prior to      Number of       After          After
                Over-allotment    Shares     Over-allotment Over-allotment
Name               Exercise    Being Offered    Exercise       Exercise
----            -------------- ------------- -------------- --------------
Sreekanth Ravi    5,193,286       300,000      4,893,286            %
Sudhakar Ravi     5,193,286       300,000      4,893,286            %

                          DESCRIPTION OF CAPITAL STOCK

   We are authorized to issue up to two hundred million shares of common stock and ten million shares of preferred stock. You should carefully read our articles of incorporation, which are included as an exhibit to the registration statement of which this prospectus is a part.

Common Stock

   As of June 30, 1999, assuming conversion of all outstanding shares of redeemable Series A convertible preferred stock, there were 19,600,594 shares of common stock outstanding, held of record by approximately 27 shareholders. Following this offering, there will be 23,600,594 shares of common stock outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options. The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. Subject to preferences of any outstanding shares of preferred stock, the holders of common stock are entitled to receive ratably any dividends the board of directors declares out of funds legally available for paying dividends. If SonicWALL, Inc. is liquidated, dissolved or wound up, the holders of common stock are entitled to share ratably in all assets remaining after paying liabilities and liquidation preferences of any outstanding shares of preferred stock. Holders of common stock have no preemptive rights or rights to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon completion of this offering will be fully paid and nonassessable.

Preferred Stock

   At the closing of this offering, all outstanding shares of redeemable Series A convertible preferred stock will be converted into 2,876,754 shares of common stock. Under our articles of incorporation, the board of directors will then have the authority, without further action by the shareholders, to issue up to 8,561,623 shares of preferred stock in one or more series and to fix the price, rights, privileges, preferences and restrictions of that preferred stock, any or all of which may be greater than the rights of the common stock. The board of directors, without shareholder approval, can issue preferred stock with voting, conversion or other rights that could adversely affect the voting power and other rights of the holders of common stock. Preferred stock could thus be issued quickly with terms that could decrease the amount of earnings and assets available for distribution to common stock holders and could delay or prevent a change of control of SonicWALL, Inc. or make removal of management more difficult. Additionally, the issuance of preferred stock may decrease the market price of the common stock and may adversely affect the voting and other rights of the holders of common stock. The board of directors does not currently intend to seek shareholder approval prior to any issuance of preferred stock, unless required to do so by law. We have no current plans to issue any preferred stock.

Anti-takeover Provisions

   Upon completion of this offering, some provisions of our charter documents may have the effect of delaying, deterring or preventing changes in control or management of SonicWALL, Inc., including changes a shareholder might consider to be favorable. This could have an adverse affect on the market price of our common stock. These provisions include:

    .  authorizing the board to issue additional preferred stock;

    .  prohibiting cumulative voting in the election of directors;

    .  limiting the persons who may call special meetings of shareholders;

    .  prohibiting shareholder actions by written consent; and

    . establishing advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by shareholders at shareholder meetings.

 Preferred Stock

   Our charter documents grant the board of directors broad power to establish the rights and preferences of the authorized but unissued preferred stock. Preferred stock could be issued with terms that delay, deter or prevent a change of control or management.

 No Cumulative Voting for Directors

   Our charter documents prohibit cumulative voting for directors. This may limit or eliminate the power of minority shareholders to influence the composition of our board of directors.

 No Shareholder Action by Written Consent

   Our charter documents provide that an action requiring or permitted to be taken at any annual or special meeting of shareholders may only be taken at a duly called annual or special meeting of our shareholders. This provision prevents shareholders from initiating or effecting any such action by written consent.

 Notice Requirements

   Our charter documents establish advance notice procedures with regard to all shareholder proposals to be brought before meetings of our shareholders, including relating to the nomination of candidates for election as directors, the removal of directors and amendments to our articles of incorporation or bylaws. These procedures provide that notice of these proposals must be given in writing, no later than 60 days prior to the meeting to our Secretary and must contain certain information specified in our charter documents.

   Our stock option plans and stock purchase plan generally provide for assumption of our benefit plans or substitution of equivalent options of a successor corporation or, alternatively, at the discretion of the board of directors, exercise of some or all of the options, including those for non-vested shares, or acceleration of vesting of shares issued pursuant to stock grants, upon a change of control or similar event.

   These charter provisions may have the effect of delaying, deterring or preventing a change of control of SonicWALL, Inc.

Registration Rights

   Under the terms of a registration rights agreement, subject to certain exceptions, if we propose to register any of our shares of common stock under the Act, either for our own account or the account of any shareholder, in any public offering, upon the completion of this offering, certain investors holding an aggregate of 5,178,154 shares of our common stock will be entitled to notice of such registration and will be entitled to include those registrable securities in a registration under the Act.

   In addition, upon completion of this offering, certain investors holding an aggregate of 2,876,754 shares of our common stock will be entitled to additional rights under this registration rights agreement as follows: the holder or holders of an aggregate of at least 50% of the then outstanding registrable securities shall have the right to require us to file a registration statement on a form, other than Form S-3 under the Act, in order to register the registrable securities then held by such holder or holders, provided that:

    . at least six months has passed since our initial public offering of shares of common stock under a registration statement;

    . the anticipated aggregate offering price to the public is at least $2,000,000; and

    . we shall not be required to file more than two such registration statements.

   Further, a holder or holders of at least 20% of the then outstanding registrable securities may require us to use our best efforts to file additional registration statements on Form S-3, provided that:

    . the anticipated aggregate offering price to the public is at least $500,000; and

    . we shall not be required to file more than one such registration statement in any twelve-month period.

   The right to include any of the above described registrable securities in any registration is subject to certain limitations and conditions, including the underwriters' right to limit the number of shares being registered by all holders. We are required to indemnify holders of registrable securities and the underwriters, if any, for these holders under certain circumstances. In general, we are required to bear the expenses of registrations, except for the selling shareholders' pro rata portion of the underwriting discounts and commissions.

Transfer Agent and Registrar

   The transfer agent and registrar for the common stock is Bank Boston, N.A.

Nasdaq National Market Listing

   Our common stock symbol on the Nasdaq National Market is SNWL.

                        SHARES ELIGIBLE FOR FUTURE SALE

   Future sales of substantial amounts of shares of our common stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale, as described below, sales of substantial amounts of common stock in the public market after the restrictions lapse could adversely affect the prevailing market price.

   After this offering, 23,600,594 shares of common stock will be outstanding, assuming the conversion on a 2 for 1 basis of all outstanding shares of our redeemable Series A convertible preferred stock and the issuance of an aggregate of 4,000,000 shares of common stock. The number of shares outstanding after this offering is based on the number of shares outstanding as of June 30, 1999, and assumes no exercise of outstanding options. The 4,000,000 shares sold in this offering will be freely tradable without restriction under the Act. The remaining 19,600,594 shares of common stock outstanding upon completion of the offering are restricted securities in that they may be sold in the public market only if registered or if they qualify for an exemption from registration under the Act or Rules 144, 144(k) or 701 of the Act. In addition, all outstanding shares are subject to lock-up agreements either directly with SonicWALL, Inc. or as described below.

   All of the officers and directors, who hold an aggregate of 15,278,940 shares of common stock, and shareholders of SonicWALL, Inc. holding an aggregate of 4,313,655 shares of common stock have entered into lock-up agreements generally providing that they will not offer, sell, contract to sell, grant any option to purchase, pledge or otherwise dispose of, or, in any manner, transfer all or a portion of the economic consequences associated with the ownership of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock beneficially owned by them during the 180 day period following the date of this prospectus without the prior written consent of Bear, Stearns & Co. Inc. Transfers may be made earlier:

    . as a bona fide gift or gifts, provided the donee or donees agree in writing to be bound by this restriction;

    . as a transfer to members of the undersigned's immediate family or to trusts for the benefit of members of the undersigned's immediate family, provided that the transferees agree in writing to be bound by the terms of this restriction;

    . as a distribution to partners, shareholders or beneficiaries of the transferor, provided that the distributees agree in writing to be bound by the terms of this restriction;

    . with respect to dispositions of common stock acquired on the open market;

    . with respect to sales or purchases of common stock acquired on the open market; or

    .  with the prior written consent of Bear, Stearns & Co. Inc.

   Bear, Stearns & Co. Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. When determining whether or not to release shares from the lock-up agreements, Bear, Stearns & Co. Inc. will consider, among other factors, the shareholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time. Following the expiration of the 180 day lock-up period, additional shares of common stock will be available for sale in the public market subject to compliance with Rule 144 or Rule 701.

   In general, under Rule 144 as currently in effect, an affiliate of SonicWALL, Inc. or a person, or persons whose shares are aggregated, who has beneficially owned restricted securities for at least one year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of 1% of the then outstanding shares of SonicWALL, Inc. common stock or the average weekly trading volume of SonicWALL, Inc. common stock on the Nasdaq National Market during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about SonicWALL, Inc. Any person, or persons whose shares are aggregated, who is not deemed to have been an affiliate of SonicWALL, Inc. at any time during the 90 days preceding a sale, and who has beneficially owned shares for at least two years including any period of ownership of preceding non-affiliated holders, would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

   After the effective date of this offering, we intend to file a registration
statement on Form S-8 to register up to approximately            shares of
common stock reserved for issuance under our stock option plans and our employee stock purchase plan. That registration statement will become effective automatically upon filing. After the filing of a registration statement on Form S-8, shares issued under our stock option plans and our employee stock purchase plan may be sold in the open market. Some holders, however, will be subject to the Rule 144 limitations applicable to affiliates, the lock-up agreements and vesting restrictions imposed by us.

   In addition, following this offering, the holders of an aggregate of 2,876,754 shares of outstanding common stock will have rights to require us to register their shares for future sale. These holders and holders of approximately 2,301,400 shares of common stock have the right to participate in any registration we undertake on our own (except a registration of shares in connection with an employee benefit plan or merger).

                                  UNDERWRITING

   Subject to the terms and conditions of an underwriting agreement between us and the underwriters named below, who are represented by Bear, Stearns & Co. Inc., Hambrecht & Quist LLC and Thomas Weisel Partners LLC, the underwriters have severally agreed to purchase from us the following respective number of shares of common stock less the underwriting discounts and commissions set forth on the cover page of this prospectus.

                                                                          Number
                                                                            of
      Underwriter                                                         Shares
      -----------                                                         ------
   Bear, Stearns & Co. Inc. .............................................
   Hambrecht & Quist LLC.................................................
   Thomas Weisel Partners LLC............................................
     Total...............................................................

   The underwriting agreement provides that the underwriters are obligated to purchase all of the shares of common stock, other than shares of common stock covered by the over-allotment option described below, if they purchase any of the shares. Those obligations are subject, however, to various conditions, including the approval of legal matters by their counsel.

   We and the selling shareholders have agreed to indemnify the underwriters against various liabilities, including liabilities under the Act, and, where such indemnification is unavailable, to contribute to payments that the underwriters may be required to make in respect of such liabilities.

   The underwriters propose to offer the shares of common stock directly to the public initially at the public offering price set forth on the cover page of this prospectus and to selected dealers at such price less a concession not to
exceed $     per share. The underwriters may allow, and such selected dealers
may reallow, a concession not to exceed $     per share and that after the
commencement of this offering, the public offering price and the concessions may be changed.

   The selling shareholders have granted to the underwriters an option to purchase in the aggregate up to 600,000 additional shares to be sold in this offering at the public offering price less the underwriting discount set forth on the cover page of this prospectus. The underwriters may exercise this option solely to cover over-allotments, if any. The option may be exercised in whole or in part at any time within 30 days after the date of this prospectus. To the extent the option is exercised, the underwriters will be severally committed, subject to several conditions, including the approval of legal matters by their counsel, to purchase the additional shares of common stock in proportion to their respective purchase commitments as indicated in the preceding table.

   The underwriting fee is equal to the public offering price per share of common stock less the amount paid by the underwriters to us per share of common stock. We anticipate that the total underwriting fee will be approximately seven percent of the aggregate initial offering price. The following table shows the underwriters fees and expenses to be paid to the underwriters by the selling shareholders. Such amounts are shown assuming both no exercise and full exercise of the underwriters option to purchase additional shares.

                                             Per Share             Total
                                        ------------------- -------------------
                                         Without    With     Without    With
                                          Over-     Over-     Over-     Over-
                                        Allotment Allotment Allotment Allotment
                                        --------- --------- --------- ---------
Underwriting Discounts and Commissions
 payable by us........................     $         $         $         $
Expenses payable by us................     $         $         $         $
Underwriting Discounts and Commissions
 paid by the selling shareholders.....     $         $         $         $
Expenses payable by the selling
 shareholders.........................     $         $         $         $

   We estimate that the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $1,000,000. The offering of the shares is made for delivery, when, as and if accepted by the underwriters and subject to prior sale and to withdrawal, cancellation or modification of the offering without notice. The underwriters reserve the right to reject an order for the purchase of shares in whole or in part.

   At our request, the underwriters have reserved for sale at the initial public offering price up to 5% of the number of shares of common stock to be sold in this offering to sale to persons designated by us. The number of shares available for sale to the general public will be reduced to the extent any reserved shares are purchased. Any reserved shares not so purchased will be offered by the underwriters on the same basis as the other shares offered hereby.

   SonicWALL, Inc. and our executive officers, directors and our current shareholders, who own in the aggregate 19,592,594 shares of common stock, have agreed that, subject to limited exceptions, without the prior written consent of Bear, Stearns & Co. Inc., we will not, directly or indirectly, offer, sell, contract to sell, grant any option to purchase, pledge or otherwise dispose of, or, in any manner, transfer all or a portion of the economic consequences associated with the ownership of any shares of common stock or any securities convertible into or exercisable or exchangeable for common stock beneficially owned by them during the 180-day period following the date of this prospectus.

   Prior to this offering, there has been no public market for the common stock. Consequently, the initial public offering price will be determined through negotiations among us and the representatives of the underwriters. The primary factors considered in determining the public offering price will be:

      .  our financial and operating history and condition;

      . market valuations of other companies engaged in activities similar to ours;

      . our prospects and prospects for the industry in which we do business in general;

      .  our management;

      .  prevailing equity market conditions; and

      .  the demand for securities considered comparable to ours.

   In order to facilitate this offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the common stock during and after this offering. Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own account by selling more shares of common stock, than have been sold to them by us. The underwriters may elect to cover any such short position by purchasing shares of common stock in the open market or by exercising the over-allotment option granted to them. In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids, under which selling concessions allowed to syndicate members or other broker-dealers participating in this offering are reclaimed if shares of common stock previously distributed in this offering are repurchased in connection with stabilization transactions or otherwise. The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market. The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock. No representation is made as to the magnitude or effect of any such stabilization or other transactions. Such transactions may be effected on the Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

   Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners has been named as a lead or co-manager on 60 filed public offerings of equity securities, of which 33 have been completed, and has acted as a syndicate member in an additional 32 public offerings of equity securities. Thomas Weisel Partners does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its contractual relationship with us pursuant to the underwriting agreement entered into in connection with this offering.

                                 LEGAL MATTERS

   The validity of the common stock offered in this offering will be passed upon for us by Manatt, Phelps & Phillips, LLP of Palo Alto, California. Jerrold
F. Petruzzelli, a partner of Manatt, Phelps & Phillips, LLP, is a director of SonicWALL, Inc. and owns 100,000 shares of SonicWALL, Inc. common stock. Certain legal matters in connection with the offering will be passed upon for the underwriters by Latham & Watkins, San Francisco, California.

                                    EXPERTS

   The consolidated financial statements as of December 31, 1997, 1998 and June 30, 1999 and for each of the three years in the period ended December 31, 1998, and the six month period ended June 30, 1999 included in this Prospectus and the financial statement schedules included in the Registration Statement have been so included in reliance on PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                      WHERE YOU CAN FIND MORE INFORMATION

   We have filed a registration statement on Form S-1 with the Securities and Exchange Commission. This prospectus, which is part of the registration statement, does not contain all the information included in the registration statement. Because some information is omitted, you should refer to the registration statement and its exhibits. For example, the descriptions in the prospectus regarding the contents of any contract or other document are not necessarily complete, and in each instance, reference is made to the copy of such contract or other document filed as an exhibit to the registration statement, each such statement being qualified in all respects by such reference. For copies of actual contracts or documents referred to in this prospectus, you should refer to the exhibits attached to the registration statement. You may review a copy of the registration statement, including the attached exhibits and schedule, at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the SEC at 7 World Trade Center, Suite 1300, New York, New York 10048, and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. You may also obtain copies of these materials from the Public Reference Room of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants, such as SonicWALL, Inc., that file electronically with the SEC.

                                SONICWALL, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Report of Independent Accountants.......................................... F-2

Consolidated Balance Sheets................................................ F-3

Consolidated Statements of Operations...................................... F-4

Consolidated Statements of Shareholders' Equity (Deficit).................. F-5

Consolidated Statements of Cash Flows...................................... F-6

Notes to Consolidated Financial Statements................................. F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of SonicWALL, Inc.

   In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, of shareholders' equity (deficit) and of cash flows present fairly, in all material respects, the financial position of SonicWALL, Inc. and its subsidiary at December 31, 1997 and 1998 and June 30, 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1998 and the six month period ended June 30, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PricewaterhouseCoopers LLP

San Jose, California
August 25, 1999

                                SONICWALL, INC.

                          CONSOLIDATED BALANCE SHEETS
                       (in thousands, except share data)

                                                                    Pro Forma
                                          December 31,    June    Shareholders'
                                          -------------    30,       Equity
                                           1997   1998    1999    June 30, 1999
                                          ------ ------  -------  -------------
                 ASSETS
Current Assets:
  Cash and cash equivalents.............  $  787 $1,051  $ 6,769
  Accounts receivable, net of allowance
   for doubtful accounts of $121, $193,
   and $326.............................     564    677    1,839
  Inventories...........................     351    331      649
  Deferred income taxes.................     277    366    1,743
  Prepaid expenses and other current
   assets...............................     301     31       69
                                          ------ ------  -------
   Total current assets.................   2,280  2,456   11,069
Property and equipment, net.............      55    107      187
Other assets............................      39     21       21
                                          ------ ------  -------
     Total assets.......................  $2,374 $2,584  $11,277
                                          ====== ======  =======
LIABILITIES, REDEEMABLE PREFERRED STOCK
   AND SHAREHOLDERS' EQUITY (DEFICIT)
Current Liabilities:
  Accounts payable......................  $  663 $  549  $   836
  Accrued payroll and related benefits..     157    145      638
  Other accrued liabilities ............     310    748    1,059
  Deferred revenue......................     684  1,512    2,576
  Income taxes payable..................      95    309      879
                                          ------ ------  -------
   Total current liabilities............   1,909  3,263    5,988
                                          ------ ------  -------
Redeemable Series A convertible
 preferred stock, no par value;
 redemption and liquidation value of
 $5,000, 1,438,377 shares issued and
 outstanding............................     --     --     4,971     $   --
Commitments and contingencies (Note 9)..
Shareholders' Equity (Deficit):
  Preferred stock, no par value;
   10,000,000 shares authorized.........     --     --       --          --
  Common stock, no par value;
   200,000,000 shares authorized;
   8,461,100, 16,272,164 and
   16,723,840 shares issued and
   outstanding..........................      12    290    3,499       8,470
  Deferred stock compensation...........     --      (6)  (1,994)     (1,994)
  Notes receivable from shareholders....     --    (230)    (492)       (492)
  Retained earnings (accumulated
   deficit).............................     453   (733)    (695)       (695)
                                          ------ ------  -------     -------
   Total shareholders' equity
    (deficit)...........................     465   (679)     318     $ 5,289
                                          ------ ------  -------     -------
     Total liabilities, redeemable
      preferred stock and shareholders'
      equity (deficit)..................  $2,374 $2,584  $11,277
                                          ====== ======  =======

  The accompanying notes are an integral part of these consolidated financial statements.

                                SONICWALL, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                     (In thousands, except per share data)

                                       Year Ended           Six Months Ended
                                      December 31,              June 30,
                                  -----------------------  ------------------
                                   1996    1997    1998       1998      1999
                                  ------  ------  -------  ----------- ------
                                                           (unaudited)
Revenue
  Internet Security.............. $  --   $  250  $ 2,349    $  405    $5,474
  Ethernet.......................  9,356   9,092    5,166     2,901     1,216
                                  ------  ------  -------    ------    ------
    Total revenue................  9,356   9,342    7,515     3,306     6,690
                                  ------  ------  -------    ------    ------

Cost of revenue
  Internet Security..............    --      225    1,035       375     1,475
  Ethernet.......................  5,915   4,617    2,273     1,277       523
                                  ------  ------  -------    ------    ------
    Total cost of revenue........  5,915   4,842    3,308     1,652     1,998
                                  ------  ------  -------    ------    ------
Gross margin.....................  3,441   4,500    4,207     1,654     4,692
                                  ------  ------  -------    ------    ------
Operating expenses
  Research and development.......  1,048   1,983    1,739       847       962
  Sales and marketing............  1,665   2,468    2,907     1,425     1,854
  General and administrative.....    432     644      753       310       694
  Deferred stock compensation....    --      --        42       --        783
                                  ------  ------  -------    ------    ------
    Total operating expenses.....  3,145   5,095    5,441     2,582     4,293
                                  ------  ------  -------    ------    ------
Income (loss) from operations....    296    (595)  (1,234)     (928)      399
Other income (expense), net......     22      29       54        22       132
                                  ------  ------  -------    ------    ------
Income (loss) before income
 taxes...........................    318    (566)  (1,180)     (906)      531
Benefit from (provision for)
 income taxes....................   (350)     99       (6)      --       (493)
                                  ------  ------  -------    ------    ------
Net income (loss)................ $  (32) $ (467) $(1,186)   $ (906)   $   38
                                  ======  ======  =======    ======    ======
Net income (loss) per share
  Basic.......................... $  --   $(0.06) $ (0.11)   $(0.11)   $  --
                                  ======  ======  =======    ======    ======
  Diluted........................ $  --   $(0.06) $ (0.11)   $(0.11)   $  --
                                  ======  ======  =======    ======    ======
Shares used in computing net
 income (loss) per share
  Basic..........................  8,460   8,461   11,251     8,461    16,322
                                  ======  ======  =======    ======    ======
  Diluted........................  8,460   8,461   11,251     8,461    19,320
                                  ======  ======  =======    ======    ======
Pro forma net income per share
  Basic..........................                                      $  --
                                                                       ======
  Diluted........................                                      $  --
                                                                       ======
Shares used in computing pro
 forma net income per share
  Basic..........................                                      18,420
                                                                       ======
  Diluted........................                                      19,320
                                                                       ======

                                SONICWALL, INC.

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
                       (in thousands, except share data)

                                                 Notes                    Retained       Total
                            Common Stock       Receivable    Deferred     Earnings   Shareholders'
                          ------------------      From        Stock     (Accumulated    Equity
                            Shares    Amount  Shareholders Compensation   Deficit)     (Deficit)
                          ----------  ------  ------------ ------------ ------------ -------------
Balance at December 31,
 1995...................   9,386,004  $   81     $ (70)      $   --       $   952       $   963
Repurchase of common
 stock..................    (934,880)    (70)       70           --           --            --
Issuance of common
 stock..................       9,976       1       --            --           --              1
Net loss................         --      --        --            --           (32)          (32)
                          ----------  ------     -----       -------      -------       -------
Balance at December 31,
 1996...................   8,461,100      12       --            --           920           932
Net loss................         --      --        --            --          (467)         (467)
                          ----------  ------     -----       -------      -------       -------
Balance at December 31,
 1997...................   8,461,100      12       --            --           453           465
Issuance of common
 stock..................   7,811,064     230      (230)          --           --            --
Deferred stock
 compensation...........         --       48       --            (48)         --            --
Amortization of deferred
 stock compensation.....         --      --        --             42          --             42
Net loss................         --      --        --            --        (1,186)       (1,186)
                          ----------  ------     -----       -------      -------       -------
Balance at December 31,
 1998...................  16,272,164     290      (230)           (6)        (733)         (679)
Issuance of common
 stock..................     451,676     438      (300)          --           --            138
Payments of notes
 receivable from
 shareholders...........         --      --         38           --           --             38
Deferred stock
 compensation...........         --    2,771       --         (2,771)         --            --
Amortization of deferred
 stock compensation.....         --      --        --            783          --            783
Net income..............         --      --        --            --            38            38
                          ----------  ------     -----       -------      -------       -------
Balance at June 30,
 1999...................  16,723,840  $3,499     $(492)      $(1,994)     $  (695)      $   318
                          ==========  ======     =====       =======      =======       =======


  The accompanying notes are an integral part of these consolidated financial statements.

                                SONICWALL, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)

                                        Year Ended           Six Months Ended
                                       December 31,              June 30,
                                   -----------------------  -------------------
                                    1996    1997    1998       1998      1999
                                   ------  ------  -------  ----------- -------
                                                            (unaudited)
Cash flows from operating
 activities:
  Net income (loss)..............  $ (32)  $ (467) $(1,186)    $(906)   $    38
  Adjustments to reconcile net
   income (loss) to net cash
   provided by (used in)
   operating activities:
   Depreciation..................      78      63       55         9         22
   Provision for allowance for
    doubtful accounts............     --       52      122        21        133
   Amortization of deferred stock
    compensation.................     --      --        42       --         783
   Changes in operating assets
    and liabilities:
     Accounts receivable.........     488    (252)    (235)      (29)    (1,295)
     Inventories.................    (206)  1,031       20        27       (318)
     Prepaid expenses and other
      current assets.............     (31)   (235)     270        85        (38)
     Deferred income taxes.......     (73)     38      (89)      --      (1,377)
     Other assets................     --      (19)      18        19        --
     Accounts payable............    (407)   (150)    (114)      (91)       287
     Accrued payroll and related
      benefits...................     --      107      (12)      (97)       493
     Other accrued liabilities...      69     (43)     438       638        311
     Deferred revenue............   1,046    (362)     828       558      1,064
     Income taxes payable........      43    (158)     214        (2)       570
                                   ------  ------  -------     -----    -------
Net cash provided by (used in)
 operating activities............     975    (395)     371       232        673
                                   ------  ------  -------     -----    -------
Cash flows from investing
 activities:
  Purchase of property and
   equipment.....................     (10)    (11)    (107)      (25)      (102)
                                   ------  ------  -------     -----    -------
Cash flows from financing
 activities:
  Proceeds from exercise of stock
   options.......................       1     --       --        --         138
  Proceeds from issuance of
   redeemable Series A
   convertible preferred stock...     --      --       --        --       4,971
  Payments of notes receivable
   from shareholders.............     (25)    157      --        --          38
  Payments under line of credit
   agreement.....................     (50)    --       --        --         --
                                   ------  ------  -------     -----    -------
Net cash provided by (used in)
 financing activities............     (74)    157      --        --       5,147
                                   ------  ------  -------     -----    -------
Net increase (decrease) in cash
 and cash equivalents............     891    (249)     264       207      5,718
Cash and cash equivalents at
 beginning of period.............     145   1,036      787       787      1,051
                                   ------  ------  -------     -----    -------
Cash and cash equivalents at end
 of period.......................  $1,036  $  787  $ 1,051     $ 994    $ 6,769
                                   ======  ======  =======     =====    =======
Supplemental disclosure of cash
 flow information:
  Cash paid for income taxes.....  $  380  $  151  $     1     $ --     $ 1,300
                                   ======  ======  =======     =====    =======
Supplemental disclosure of
 noncash investing and financing
 activities:
  Issuance of notes receivable
   upon the exercise of stock
   options.......................  $  --   $  --   $   230     $ --     $   300
                                   ======  ======  =======     =====    =======

  The accompanying notes are an integral part of these consolidated financial statements.

                                SONICWALL, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1--The Company and Summary of Significant Accounting Policies:

   SonicWALL, Inc. (the "Company") was incorporated in California in February 1991. SonicWALL, Inc. is a leading provider of Internet security solutions designed for broadband access customers in the small to medium enterprise, or SME, branch office, telecommuter and education markets. The Company's SonicWALL solution is a high-performance, solid state appliance that provides robust, reliable, easy-to-use and affordable Internet security. The Company's products enable our customers to securely utilize Internet applications and services as an integral part of their business.

   In August 1998, the Company acquired all the partnership interest of AckFin Networks ("AckFin"), a California general partnership, in exchange for an aggregate of 5,426,186 shares of common stock and the assumption of $150,000 in liabilities. The controlling partners of AckFin were the same individuals as the majority shareholders of the Company. This transaction occurred between entities under common control and the assets and liabilities transferred have been accounted for at historical cost in a manner similar to that in a pooling-of-interests accounting. The results of AckFin have been included in the accompanying financial statements since its inception in April 1997. Expenses totalling $150,000 and $775,000 for the years ended December 31, 1997 and 1998, respectively were included in the accompanying statements of operations. Assets at both December 31, 1997 and August 10, 1998 were less than $50,000.

   The following is a summary of the Company's significant accounting policies:

 Consolidation

   The consolidated financial statements include those of the Company and its wholly-owned subsidiary Sonic Systems International, Inc., a Delaware corporation. Sonic Systems International, Inc. is intended to be a sales office but to date has not had any significant transactions. All significant intercompany accounts and transactions are eliminated in consolidation.

 Use of estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

 Unaudited interim results

   The accompanying statements of operations and of cash flows for the six months ended June 30, 1998 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the results of these periods. The data disclosed in the notes to the financial statements for this period is unaudited.

 Cash and cash equivalents

   The Company considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

 Fair value

   The carrying value of the Company's financial instruments, including cash and cash equivalents, accounts receivable, accounts payable and accrued liabilities approximate their fair values due to their relatively short maturities. The Company does not hold or issue financial instruments for trading purposes.

                                SONICWALL, INC.

 Concentration of credit risk, foreign operations and significant customers

   Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and accounts receivable. The Company places its temporary cash investments in money market accounts and mutual funds with high credit quality financial institutions. The Company's accounts receivable are derived from revenue earned from customers located in the U.S. and certain foreign countries and regions, including Europe, Canada, Japan and Australia. Sales to foreign customers for the year ended December 31, 1996, 1997, 1998 and the six months ended June 30, 1999, all of which were denominated in U.S. dollars, accounted for 40%, 36%, 32% and 35% of total revenue, respectively. The Company performs ongoing credit evaluations of its customers' financial condition and requires no collateral from its customers. The Company maintains an allowance for doubtful accounts receivable based upon the expected collectibility of accounts receivable.

   During the year ended December 31, 1998, one customer accounted for 34% of the Company's revenue and at December 31, 1998, this one customer accounted for 39% of total gross receivables. During the six months ended June 30, 1999, two customers accounted for 41% of the Company's revenue and at June 30, 1999, and two customers accounted for 70% of total gross receivables.

   The Company is dependent on third party contract manufacturers and some of the key components in the Company's product come from single or limited sources of supply.

 Inventories

   Inventories are stated at the lower of cost or market with cost being determined on a first-in, first-out basis.

 Property and equipment

   Property and equipment are stated at cost. Depreciation is computed using the straight-line method over their estimated useful lives, which range from three to seven years. Depreciation expense for the years ended December 31, 1996, 1997 and 1998 was $78,000, $63,000 and $55,000, respectively.
Depreciation expense for the six months ended June 30, 1999 was $22,000.

 Long-lived assets

   The Company periodically evaluates the recoverability of its long-lived assets based on expected undiscounted cash flows and recognizes impairment from the carrying value of long-lived assets, if any, based on the fair value of such assets.

 Stock-based compensation

   The Company accounts for stock-based employee compensation arrangements in accordance with the provisions of Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB No. 25 , compensation costs is determined based on the difference, if any, on the grant date between the fair value of the Company's stock and the amount an employee must pay to acquire the stock. Compensation expense is recognized over the vesting period.

   The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS No. 123 and Emerging Issues Task Force 96-18.

                                SONICWALL, INC.

 Revenue recognition

   Revenue is generally recognized at the time of shipment if collectibility is probable and no significant obligations remain. Sales to distributors are subject to agreements allowing certain rights of return, cooperative advertising, stock balancing rights and price protection. The largest distributor has the right to return products that have not been sold to end users for full credit subject to a restocking fee. Revenue from sales to this distributor is deferred at the time of shipment and is recognized when the distributor has sold the product to its customers. Certain other distributors have limited rights of return which allow them to return a percentage of the prior quarter's purchases by these distributors. Accordingly, reserves for estimated returns and exchanges are provided at the time of shipment. These reserves are estimated and adjusted periodically based upon historical rates of returns and allowances, inventory levels at the distributors and other related factors. Reserves for credits for price protection are provided at the time price reductions are approved.

   Revenue from extended warranty programs, premium technical assistance, and subscriptions to content filtering services is recognized ratably over the term of the contract or subscription.

   The standard warranty provisions include technical assistance, insignificant bug fixes and feature updates and repair or replacement guarantees for units with product defects. The standard warranty period is one year. The estimated costs associated with the standard warranty provisions are accrued at the time of revenue recognition.

   The Company has co-operative advertising agreements with certain of its distributors. These agreements allow the distributors to be reimbursed by the Company for approved promotional activities. The amounts available for reimbursement are related to a percentage of the distributor's eligible purchases from the Company. The Company accrues for co-operative advertising as the related revenue is recognized.

 Income taxes

   The Company accounts for income taxes under the liability method, which requires, among other things, that deferred income taxes be provided for temporary differences between the tax bases of the Company's assets and liabilities and their financial statement reported amounts. In addition, deferred tax assets are recorded for the future benefit of utilizing net operating losses, research and development credit carryforwards and temporary differences. A valuation allowance is provided against deferred tax assets unless it is more likely than not that they will be realized.

 Research and development and capitalized software development costs

   Software development costs incurred prior to the establishment of technological feasibility are charged to research and development expense as incurred. Technological feasibility is established upon completion of a working model, which is typically demonstrated by initial beta shipment. Software development costs incurred subsequent to the time a product's technological feasibility has been established, through the time the product is available for general release to customers, are capitalized if material. To date, software development costs incurred subsequent to the establishment of technological feasibility have been immaterial and accordingly have not been capitalized.

 Advertising Costs

   The Company expenses advertising costs as incurred. Advertising expense totalled $660,000, $774,000, $515,000 and $218,000 for the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, respectively.

 Comprehensive income

   Effective January 1, 1998, the Company adopted the provisions of SFAS No. 130, "Reporting Comprehensive Income." SFAS No. 130 establishes standards for reporting comprehensive income and its components in financial statements. Comprehensive income, as defined, includes all changes in equity during a period from non-owner sources. To date, the Company has not had any transactions that are required to be reported in comprehensive income.

                                SONICWALL, INC.

 Computation of net income (loss) per share and pro forma net income (loss) per share

   The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share" and SEC Staff Accounting Bulletin No. 98 ("SAB 98"). Under the provisions of SFAS No. 128 and SAB 98, basic net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Weighted average shares exclude shares subject to repurchase ("restricted shares"). Diluted net income (loss) per share is computed by dividing the net income (loss) for the period by the weighted average number of common and common equivalent shares outstanding during the period, if dilutive. Common equivalent shares are composed of unvested restricted shares and incremental common shares issuable upon the exercise of stock options and upon the conversion of Redeemable Series A Convertible Preferred Stock.

   Pro forma net loss per share is computed using the weighted average number of common shares outstanding, including the pro forma effects of the automatic conversion of the Company's redeemable Series A convertible preferred stock into shares of the Company's common stock effective upon the closing of the Company's initial public offering as if such conversion occurred on January 1, 1999, or at date of original issuance, if later.

   The following table sets forth the computation of historical and pro forma basic and diluted net income (loss) per share for the periods indicated (in thousands, except per share data):

                                        Year Ended December       Six Months
                                                31,             Ended June 30,
                                       -----------------------  ---------------
Historical                              1996    1997    1998     1998    1999
----------                             ------  ------  -------  ------  -------
Numerator:
  Net income (loss)................... $  (32) $ (467) $(1,186) $ (906) $    38
                                       ------  ------  -------  ------  -------
Denominator:
  Weighted average common shares
   outstanding........................  8,460   8,461   11,251   8,461   16,380
  Weighted average unvested common
   shares subject to repurchase.......    --      --       --      --        58
                                       ------  ------  -------  ------  -------
  Denominator for basic calculation...  8,460   8,461   11,251   8,461   16,322
  Common stock equivalents............    --      --       --      --     2,998
                                       ------  ------  -------  ------  -------
  Denominator for diluted
   calculation........................  8,460   8,461   11,251   8,461   19,320
Basic net income (loss) per share..... $  --   $(0.06) $ (0.11) $(0.11) $   --
                                       ======  ======  =======  ======  =======
Diluted net income (loss) per share... $  --   $(0.06) $ (0.11) $(0.11) $   --
                                       ======  ======  =======  ======  =======
Pro forma
---------
Shares used above                                                        16,322
  Pro forma adjustment to reflect
   weighted effect of assumed
   conversion of redeemable
   convertible preferred stock........                                    2,098
                                                                        -------
  Shares used in computing pro forma
   basic net income per share.........                                   18,420
                                                                        =======
  Pro forma basic net income per
   share..............................                                  $   --
                                                                        =======
Pro forma diluted.....................                                   19,320
                                                                        =======
  Pro forma diluted net income per
   share..............................                                  $   --
                                                                        =======

                                SONICWALL, INC.

   Outstanding options to purchase 2,396,880, 2,494,880, 1,163,676 and 1,760,000 shares of common stock at an average exercise price of $0.09, $0.10, $0.13 and $0.48 per share have not been considered in the computation of diluted net loss per share for the years ended December 31, 1996, 1997 and 1998 and the six months ended June 30, 1999, respectively, as their effect would have been anti-dilutive.

   The accompanying pro forma shareholders' equity at June 30, 1999 reflects the conversion of the redeemable Series A convertible preferred stock at June 30, 1999. Each share of redeemable Series A convertible preferred stock is convertible into two shares of common stock. The conversion of such preferred stock is automatic upon the completion of an initial public offering price of at least $5.00 per share and with proceeds of at least $15,000,000.

   In May 1999, the Company issued from the 1998 Plan 300,000 shares upon the exercise of certain stock options. At June 30, 1999, 293,750 common shares are subject to repurchase at the option of the Company for $1.00 per share. These shares vest ratably over a 48 month period.

Note 2--Balance Sheet Components:

                                                           December
                                                              31,
                                                          ------------  June 30,
                                                          1997   1998     1999
                                                          -----  -----  --------
                                                             (in thousands)
   Property and equipment:
     Equipment........................................... $ 299  $ 161   $ 263
     Leasehold improvements..............................     5      5       5
     Software............................................    49     53      53
     Transportation......................................    38     94      94
                                                          -----  -----   -----
                                                            391    313     415
     Less: accumulated depreciation......................  (336)  (206)   (228)
                                                          -----  -----   -----
                                                          $  55  $ 107   $ 187
                                                          =====  =====   =====
   Inventories:
     Raw materials....................................... $  82  $  49   $ 113
     Work-in-process.....................................     2     13      32
     Finished goods......................................   267    269     504
                                                          -----  -----   -----
                                                          $ 351  $ 331   $ 649
                                                          =====  =====   =====

Note 3--Line of Credit:

   At June 30, 1999, the Company had a line-of-credit agreement with a bank which allows the Company to borrow up to $1,000,000. Borrowings under the line of credit bear interest at the bank's reference rate plus 1.75% (which equaled 9.5% at June 30, 1999), and are secured primarily by accounts receivable, inventories, and property and equipment. The line of credit can be utilized at a percentage of eligible receivables, as defined in the loan agreement. The agreement contains certain covenants requiring the Company to maintain certain levels of profitability, minimum tangible net worth, working capital and other financial ratios and prohibits the payment of cash or stock dividends on common stock over the life of the agreement. This line of credit will be in force until terminated by either party by notice of not less than 30 days prior to the effective date of such termination. No amounts were outstanding under the line of credit at June 30, 1999.

Note 4--Stock Option Plan:

   The Company's Stock Option Plans (the "Plans"), as amended, authorize the Board of Directors to grant incentive stock options and nonstatutory stock options to employees, directors and consultants to purchase up to

                                SONICWALL, INC.

a total of 5,958,324 shares of the Company's common stock. Under the Plans, incentive stock options are granted at an exercise price that is not to be less than 100% of the fair market value of the Company's common stock on the date of grant, as determined by the Company's Board of Directors. Nonqualified stock options are granted at a price that is not to be less than 85% of the fair market value of the common stock on the date of grant, as determined by the Board of Directors.

   Generally, options granted under the Plans are exercisable for a period of ten years after the date of grant, and vest over four years.

   The following table summarizes option activity under the stock option plans:

                                                    Options Outstanding
                                               -------------------------------
                                                                      Weighted
                                                                      Average
                                   Available                Exercise  Exercise
                                   for Grant     Shares      Price     Price
                                   ----------  ----------  ---------- --------
   Balance at December 31, 1996...    550,000   2,396,880  $0.08-0.09  $0.09
   Granted........................   (204,000)    204,000  $     0.25  $0.25
   Exercised......................        --          --   $      --   $ --
   Canceled.......................    106,000    (106,000) $     0.08  $0.08
                                   ----------  ----------  ----------  -----
   Balance at December 31, 1997...    452,000   2,494,880  $0.08-0.25  $0.10
   Authorized.....................  2,000,000         --   $      --   $ --
   Granted........................ (1,015,000)  1,015,000  $     0.13  $0.13
   Exercised......................        --   (2,134,880) $     0.09  $0.09
   Canceled.......................    211,324    (211,324) $0.08-0.25  $0.19
                                   ----------  ----------  ----------  -----
   Balance at December 31, 1998...  1,648,324   1,163,676  $0.08-0.25  $0.13
   Authorized.....................    958,324
   Granted........................ (1,058,000)  1,058,000  $0.50-1.50  $1.07
   Exercised......................        --     (451,676) $0.08-1.50  $0.97
   Canceled.......................     10,000     (10,000) $0.13-0.25  $0.19
                                   ----------  ----------  ----------  -----
   Balance at June 30, 1999.......  1,558,648   1,760,000  $0.08-1.50  $0.48
                                   ==========  ==========  ==========  =====

   The following table summarizes information regarding stock options outstanding at June 30, 1999:

                                                                    Options
                                      Options Outstanding         Exercisable
                                ------------------------------- ----------------
                                                     Weighted
                                Weighted             Average            Weighted
                                Average             Remaining           Average
                                Exercise           Contractual          Exercise
   Exercise Prices               Price    Shares   Life (Years) Shares   Price
   ---------------              -------- --------- ------------ ------- --------
   $0.08.......................  $0.08      82,000     6.08      76,976  $0.08
   $0.13.......................  $0.13     960,000     9.12     272,168  $0.13
   $0.25.......................  $0.25      70,000     7.61      58,304  $0.25
   $0.50-$0.75.................  $0.73     253,000     9.82      18,706  $0.72
   $1.00-$1.50.................  $1.31     395,000     9.98      11,344  $1.22
                                 -----   ---------     ----     -------  -----
                                 $0.48   1,760,000     9.21     437,498  $0.19
                                 =====   =========     ====     =======  =====

   For financial reporting purposes, the Company has determined that the deemed fair value on the date of grant of certain stock options granted in 1998 and 1999 was in excess of the exercise price of the options. The deemed fair value for options granted in the six months ended June 30, 1999 was $3,900,000 which exceeded the aggregate exercise price of these options by $2,771,000. This difference is considered deferred stock compensation and is amortized over the vesting periods of the applicable options and the repurchase periods for the restricted stock.

   Based upon the above assumptions, the weighted average fair value per share of options granted in 1998 and 1999 were $0.03 and $2.61, respectively.

                                SONICWALL, INC.

 Pro forma stock compensation

   The Company has adopted the disclosure-only provisions of SFAS No. 123. Accordingly, no compensation cost has been recognized for the Company's stock option plan in the accompanying statements of operations. Had compensation cost for the Company's stock option plan been determined based on the fair market value at the grant dates for stock options granted in 1998 and 1997 consistent with the provisions of SFAS No. 123, the Company's net loss would have been changed to the pro forma amounts indicated below, in thousands:

                                               Year Ended December
                                                       31,            Six Months
                                               ---------------------  Ended June
                                               1996   1997    1998     30, 1999
                                               -----  -----  -------  ----------
   Net income (loss)--as reported............. $ (32) $(467) $(1,186)    $38
   Net income (loss)--pro forma............... $(189) $(471) $(1,194)    $26

   The pro forma amounts reflect compensation expense related to 1996, 1997, 1998 and 1999 stock option grants only. In future years, the annual compensation expense will increase relative to the fair value of the stock options granted in those future years. The weighted average fair value of the options granted in 1996, 1997, 1998 and the six months ended June 30, 1999 of $0.02, $0.07, $0.03 and $0.20, respectively.

   The fair value of each grant is estimated on the date of grant using the minimum value method with the following assumptions:

                                   1996     1997        1998          1999
                                  -------  -------  ------------  -------------
   Expected volatility...........       0%       0%            0%             0%
   Risk-free interest rate.......     6.0%     6.0% 4.5% to 5.64% 4.79% to 5.83%
   Expected life................. 5 years  5 years       5 years        4 years
   Dividend yield................       0%       0%            0%             0%

Note 5--Redeemable Series A Convertible Preferred Stock:

   In February 1999, the Company issued 1,438,377 shares of redeemable Series A convertible preferred stock (Preferred Stock) at $3.48 per share for net proceeds of $4,971,000.

   Conversion--Each share of Preferred Stock is convertible at the option of the holder into two shares of common stock based on a conversion price of $1.74. This conversion price is subject to adjustment in certain circumstances including certain issuances of common stock at below the conversion price. Preferred Stock will automatically convert into common stock in the event of an underwritten public offering of the Company's common stock with proceeds of at least $15,000,000, and at a price per share of not less than $5.00.

   Voting--Preferred Stock has voting rights, on an as-if converted basis, identical to common stock.

   Dividends--Holders of the Preferred Stock are entitled to receive noncumulative dividends in preference to any dividend on the common stock at the rate of 8 percent per share per annum, when and if declared by the Board of Directors.

   Liquidation--In the event of liquidation, the holders of Preferred Stock are entitled to receive $3.48 per share, plus any dividends declared, but unpaid on such shares. If assets and funds are insufficient to meet the liquidation preference of the Preferred Stock, such assets and funds will be distributed ratably between the holders of the Preferred Stock. Any surplus assets or funds will then be distributed ratably between holders of the Preferred Stock on an as-converted common stock basis and the holders of the common stock together until the holders of the Preferred Stock have received a total of $12.17 per share. Thereafter holders of common stock share ratably all remaining assets.

                                SONICWALL, INC.

   Redemption--Anytime after February 17, 2004, all outstanding shares of the Preferred Stock are eligible to be redeemed in full upon a written notice by at least 67% of the holder's of the outstanding Preferred Stock in two installments the first 75 days followings the notice of redemption and the second installment one year after the first redemption. In the event of redemption, each holder of the Preferred Stock would be entitled to receive $3.48 per share, plus all unpaid dividends on such shares, which have been declared.

Note 6--Notes Receivable from Shareholders:

   In December 1998, the Company issued notes receivable in connection with the exercise of 2,134,880 shares of incentive stock options held by two shareholders. The full recourse notes totaling $192,000, accrue interest at a rate of 8% per annum. Principal and accrued interest shall be paid one-fourth on the first anniversary date of the note, and one-fourth every year thereafter for a total of four years.

   In May 1999, the Company issued a full recourse note for $300,000 in connection with the exercise of 300,000 shares of incentive stock options by one shareholder. The note accrues interest at a rate of 8% per annum. Principal and accrued interest shall be paid one-fourth on the first anniversary date of the note, and one-fourth every year thereafter for a total of four years.

Note 7--Income Taxes:

   The (benefit from) provision for income taxes consist of the following (in thousands):

                                               Year Ended
                                              December 31,
                                             -----------------  Six Months Ended
                                             1996  1997   1998   June 30, 1999
                                             ----  -----  ----  ----------------
   Current tax expense (benefit):
     Federal................................ $336  $(138) $ 94      $ 1,620
     State..................................   87      1     1          251
                                             ----  -----  ----      -------
                                              423   (137)   95        1,871
                                             ----  -----  ----      -------
   Deferred tax expense (benefit):
     Federal................................  (65)    32   (89)      (1,218)
     State..................................   (8)     6    --         (160)
                                             ----  -----  ----      -------
                                              (73)    38   (89)      (1,378)
                                             ----  -----  ----      -------
                                             $350  $ (99) $  6      $   493
                                             ====  =====  ====      =======

   The following is a reconciliation of pre-tax income (loss) per the financial statements to taxable income (loss) (in thousands):

                                                    Year Ended December
                                                            31,
                                                   -----------------------
                                                    1996   1997     1998
                                                   ------ ------  --------
   Pre-tax income (loss) per books ..............  $  318 $ (566) $ (1,180)
   Differences between book and tax:
     Distributor revenue deferral (net)..........     557    166        13
     Changes in non-deductible reserves and
      accruals ..................................     154   (181)      672
     Non-deductible deferred stock compensation..      --     --        42
     Other.......................................      --     59        (6)
                                                   ------ ------  --------
   Taxable income (loss).........................  $1,029 $ (522) $   (459)
                                                   ====== ======  ========

                                SONICWALL, INC.

   The tax provision for the six months end June 30, 1999 was calculated based upon the Company's estimate of pre-tax income for the calendar year ending December 31, 1999 prior to the consideration of deferred stock compensation, which is a permanent book/tax difference. Based upon the Company's expected level of pre-tax income it determined the estimated effective rate for the calendar year ending December 31, 1999 to be 37.5%.

   The following is the calculation of the provision for income taxes for the six months ended June 30, 1999:

   Pre-tax income per books............................................. $  531
   Non-deductible deferred stock compensation...........................    783
                                                                         ------
   Adjusted income before taxes......................................... $1,314
   Estimated effective tax rate.........................................   37.5%
                                                                         ------
   Provision for income taxes........................................... $  493
                                                                         ======

   Deferred tax assets comprise the following (in thousands):

                                                          December 31,
                                                          ------------  June 30,
                                                          1997   1998     1999
                                                          ------------  --------
   Inventory reserves.................................... $  77 $   93   $  105
   Deferred revenue......................................    10    560      882
   Other reserves & accruals.............................   190    278    1,039
                                                          ----- ------   ------
                                                            277    931    2,026
   Valuation allowance...................................   --    (565)    (283)
                                                          ----- ------   ------
                                                          $ 277 $  366   $1,743
                                                          ===== ======   ======

   In assessing the realizability of deferred tax assets management has allocated, to the extent the Company does not have carryback rights, a valuation allowance at December 31, 1997 and 1998. The ultimate realization of deferred tax assets at June 30, 1999 is dependent upon the generation of future taxable income during the periods in which temporary differences representing net future deductible amounts become deductible.

Note 8--Segment Reporting

   The Company adopted SFAS No. 131, "Disclosures About Segments of an Enterprise and Related Information." SFAS No.131 requires publicly held companies to report financial and other information about key revenue segments of the entity for which such information is available and is utilized by the chief operating decision maker. The Company conducts its business within one business segment.

   Revenue by geographic region is presented as follows (in thousands):

                                         Year Ended December   Six Months Ended
                                                 31,               June 30,
                                         -------------------- ------------------
                                          1996   1997   1998     1998      1999
                                         ------ ------ ------ ----------- ------
                                                              (unaudited)
   United States........................ $5,623 $5,986 $5,080   $2,203    $4,354
   Other................................  3,733  3,356  2,435    1,103     2,336
                                         ------ ------ ------   ------    ------
   Total................................ $9,356 $9,342 $7,515   $3,306    $6,690
                                         ====== ====== ======   ======    ======

   Revenue to any one foreign country did not exceed 10% of total revenue in 1996, 1997 and 1998. Revenue attributed to Japan accounted for 17% of total revenue for the six months ended June 30, 1999.

                                SONICWALL, INC.

Note 9--Commitments and Contingencies:

   The Company leases its facility under an operating lease which expires in 2001. Future minimum rental payments under the lease are $234,000 in 1999, $243,000 in 2000 and $167,000 in 2001. Rent expense for the years ended December 31, 1997 and 1998 was $118,000 and $163,000, respectively. Rent expense for the six months ended June 30, 1999 was $115,000.

   The Company is involved in various threatened legal actions arising in the ordinary course of business. Management believes that the outcome of these actions will not have a material adverse effect on the Company's financial position or results of operations.

Note 10--Subsequent Events

 Stock split

   Share information for all periods presented has been retroactively adjusted to reflect a 2 for 1 stock split effected on August 25, 1999.

 1999 Employee Stock Purchase Plan

   The 1999 employee stock purchase plan was adopted by the board of directors in August 1999. A total of 250,000 shares of common stock have been reserved for issuance under the plan.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that con-tained in this prospectus. We are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permit-ted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of our common stock.

     -------------------

                               TABLE OF CONTENTS

     -------------------

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   3
Risk Factors.............................................................   6
Cautionary Note on Forward-Looking Statements............................  16
Use of Proceeds..........................................................  17
Dividend Policy..........................................................  17
Capitalization...........................................................  18
Dilution.................................................................  19
Selected Consolidated Financial Data.....................................  20
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  22
Business.................................................................  31
Management...............................................................  45
Certain Transactions.....................................................  53
Principal and Selling Shareholders.......................................  55
Description of Capital Stock.............................................  57
Shares Eligible for Future Sale..........................................  60
Underwriting.............................................................  62
Legal Matters............................................................  64
Experts..................................................................  64
Where You Can Find More Information......................................  64
Index to Financial Statements............................................ F-1

     -------------------

 Until     , 1999 (25 days after the date of this prospectus), all dealers ef-
fecting transactions in the common stock offered hereby, whether or not partic-ipating in this distribution, may be required to deliver a prospectus. This is in addition to the obligations of dealers to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                             4,000,000 Shares

                           [LOGO OF SONICWALL, INC.]

                                  Common Stock

                               ----------------

                                   PROSPECTUS

                               ----------------

                            Bear, Stearns & Co. Inc.

                               Hambrecht & Quist

                           Thomas Weisel Partners LLC

                             October   , 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

   The following table states the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the common stock being registered by this registration statement. All amounts shown are estimates, except the Securities and Exchange Commission registration fee, the NASD filing fee and the Nasdaq National Market listing fee.

     Securities and Exchange Commission registration fee............ $   15,346
     NASD filing fee................................................      5,100
     Nasdaq National Market listing fee.............................     90,000
     Blue Sky fees and expenses.....................................     15,000
     Printing and engraving expenses................................    220,000
     Legal fees and expenses .......................................    280,000
     Accounting fees and expenses...................................    250,000
     Transfer Agent and Registrar fees..............................     50,000
     Miscellaneous expenses.........................................     74,554
                                                                     ----------
       Total........................................................ $1,000,000
                                                                     ==========

Item 14. Indemnification of Directors and Officers

   Section 317 of the California General Corporation Law authorizes a court to award, or a corporation's Board of Directors to grant, indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Act. Article V of the Registrant's Amended and Restated Articles of Incorporation, to be filed and effective upon completion of this offering (Exhibit 3.1 hereto), provides for indemnification of its directors and officers to the maximum extent permitted by the California General Corporation Law, and Article VI of the Registrant's Bylaws, to be effective upon completion of this offering (Exhibit 3.2 hereto), provides for indemnification of its directors, officers, employees and other agents to the maximum extent permitted by the California General Corporation Law. In addition, the Registrant has entered into Indemnification Agreements (Exhibit 10.4 hereto) with its directors and officers containing provisions that are in some respects broader than the specific indemnification provisions contained in the California General Corporation Law. The indemnification agreements may require the Registrant, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors of officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms. Reference is also made to Section 7 of the Underwriting Agreement contained in Exhibit 1.1 hereto, which indemnifies officers and directors of the Registrant against certain liabilities.

Item 15. Recent Sales of Unregistered Securities

   Since August 1, 1996, SonicWALL has issued and sold the following securities:

     (1) SonicWALL issued and sold 2,640,064 shares of its common stock to officers, directors, employees and consultants for an aggregate purchase price of $609,643 pursuant to the exercise of options under its 1994 Stock Option Plan and 1998 Stock Option Plan.

     (2) On August 10, 1998, SonicWALL, Inc. issued an aggregate of 5,426,186 shares of its common stock to Ravi Anne, Sreekanth Ravi, Sudhakar Ravi and Bruce Wonnacott, each a general partner of AckFin, a California general partnership, in consideration of the purchase of all of the general partner interests of AckFin and $150,000 cash.

     (3) On December 29, 1998, SonicWALL, Inc. issued an aggregate of 250,000 shares of its common stock for an aggregate purchase price of $37,500 to Jerrold F. Petruzzelli, a director of SonicWALL, Inc., Pratibha and Mahi DeSilva and Ankineedu and Suseela Ravi, relatives of Sreekanth and Sudhakar Ravi.

     (4) On February 19, 1999, SonicWALL, Inc. issued an aggregate of 1,438,377 shares of its redeemable Series A convertible preferred stock for an aggregate purchase price of $4,999,998.39 to Bay Partners SBIC II, L.P. and five individuals affiliated with Bay Partners SBIC II, L.P.

   The issuances described in paragraph 1 were deemed exempt from registration under the Act in reliance upon Rule 701 promulgated under the Act. The issuances of the securities described in paragraphs 2 through 4 were deemed to be exempt from registration under the Act in reliance on Section 4(2) of the Act as transactions by an issuer not involving any public offering. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with SonicWALL, Inc., to information about SonicWALL, Inc.

   No underwriters were used in connection with these sales and issuances.

Item 16. Exhibits and Financial Statement Schedules

   (a) Exhibits

  Number                               Description
  ------                               -----------
  1.1+    Form of Underwriting Agreement.

  3.1*    Registrant's Amended and Restated Articles of Incorporation.

  3.2*    Registrant's Restated Bylaws.

  4.1+    Registrant's specimen common stock certificate.

  4.2*    Investor Rights Agreement dated February 19, 1999 by and between
           Registrant and the investors named therein.

  5.1+    Legal opinion of Manatt, Phelps & Phillips, LLP, counsel for the
           Registrant.

 10.1*    Registrant's 1994 Stock Option Plan.

 10.2*    Registrant's 1998 Stock Option Plan.

 10.3*    Registrant's 1999 Employee Stock Option Plan.

 10.4*    Form of Indemnity Agreement entered into by Registrant with each of its executive officers and directors.

 10.5*    Loan and Security Agreement dated May 26, 1995 between Registrant and
           Comerica Bank.

 10.6++*  OEM License Agreement dated January 27, 1999 between Registrant and
           Com21, Incorporated.

 10.7++*  OEM Purchase Agreement dated January 5, 1999 between Registrant and
           Ramp Networks.

 10.8++*  Distribution Agreement dated February 9, 1999 between Registrant and
           Tech Data Product Management, Inc.

 10.9++*  Distribution Agreement dated July 5, 1998 between Registrant and
           Sumitomo Metal Systems Development Co.

 10.10++* Distribution Agreement dated November 11, 1992 between Registrant and
           Ingram Micro, Inc.

 10.11*   Agreement of Sublease dated as of October 26, 1998 between Registrant and AMP Incorporated.


 Number                              Description
 ------                              -----------
 10.12++ OEM Purchase and Development Agreement between 3COM Corporation and
          Registrant effective July 1, 1999.

 10.13   Purchase Agreement dated September 28, 1999 between Registrant and
          Flash Electronics, Inc.

 23.1    Consent of Independent Accountants.

 23.2+   Consent of Manatt, Phelps & Phillips, LLP (see Exhibit 5.1).

 24.1*   Power of Attorney (contained on signature page).

 27.1*   Financial Data Schedule.

----------

 *Previously filed.

 +To be filed by amendment.
++Confidential treatment has been requested for portions of this exhibit. The omitted material has been separately filed with the Securities and Exchange Commission.

   (b) Financial Statement Schedules

   Schedule II--Valuation and Qualifying Accounts and Reserves

   All financial statement schedules not listed are omitted because they are inapplicable or the requested information is shown in the financial statements of the registrant or in the related notes to the financial statements.

Item 17. Undertakings

   Insofar as indemnification for liabilities arising under the Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act, and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted against such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act, and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   The undersigned registrant hereby undertakes that

     (1) for purposes of determining any liability under the Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Act shall be deemed to be part of this registration statement as of the time it was declared effective; and

     (2) for the purpose of determining any liability under the Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Santa Clara, State of California, on the 1st day of October, 1999.

                                          SonicWALL, Inc.

                                                   /s/ Sreekanth Ravi
                                          By:__________________________________
                                                      Sreekanth Ravi,
                                               President and Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment to Registration Statement has been signed by the following persons in the capacities and on the dates indicated below:

              Signature                           Title                   Date
              ---------                           -----                   ----

 /s/ Sreekanth Ravi                   President, Chief Executive     October 1, 1999
 ____________________________________  Officer and Director
 Sreekanth Ravi                        (Principal Executive
                                       Officer)

 /s/ Sudhakar Ravi                    Vice President, Engineering    October 1, 1999
 ____________________________________ and Director
 Sudhakar Ravi

 /s/ Robert M. Williams               Director                       October 1, 1999
 ____________________________________
 Robert M. Williams

 /s/ David Shrigley                   Director                       October 1, 1999
 ____________________________________
 David Shrigley

 /s/ Jerrold F. Petruzzelli           Director                       October 1, 1999
 ____________________________________
 Jerrold F. Petruzzelli

 /s/ Michael J. Sheridan              Vice President, Finance and    October 1, 1999
 ____________________________________  Chief Financial Officer and
 Michael J. Sheridan                   Secretary (Principal
                                       Financial and Accounting
                                       Officer)

                                                                      Schedule I

                       Report of Independent Accountants

   In connection with our audits of the consolidated financial statements of SonicWall, Inc. as of December 31, 1997, 1998 and June 30, 1999, and for each of the three years in the period ended December 31, 1998 and the six month period ended June 30, 1999, which financial statements are included in the Prospectus, we have also audited the financial statement schedule listed in
Item 16 herein.

   In our opinion, this financial statement schedule, when considered in relation to the basic financial statements taken as a whole, present fairly, in all material respects, the information required to be included therein.

/s/ PricewaterhouseCoopers LLP

San Jose, California
August 25, 1999

                                                                     Schedule II

                                SonicWALL, Inc.
                       VALUATION AND QUALIFYING ACCOUNTS

                                   Balance at Charged to             Balance at
                                   Beginning   Cost and   Write-off    End of
                                   of Period   Expenses  of Accounts   Period
                                   ---------- ---------- ----------- ----------
Year ended December 31, 1997
Allowance for doubtful accounts...    $ 69       $ 52       $ --        $121

Year ended December 31, 1998
Allowance for doubtful accounts...     121        122         50         193

Six months ended June 30, 1999
Allowance for doubtful accounts...     193        133         --         326

                               INDEX TO EXHIBITS

 Number                                Description
 ------                                -----------
  1.1+    Form of Underwriting Agreement.

  3.1*    Registrant's Amended and Restated Articles of Incorporation.

  3.2*    Registrant's Restated Bylaws.

  4.1+    Registrant's specimen common stock certificate.

  4.2*    Investor Rights Agreement dated February 19, 1999 by and between
           Registrant and the investors named therein.

  5.1+    Opinion of Manatt, Phelps & Phillips, LLP as to the legality of the shares.

 10.1*    Registrant's 1994 Stock Option Plan.

 10.2*    Registrant's 1998 Stock Option Plan.

 10.3*    Registrant's 1999 Employee Stock Option Plan.

 10.4*    Form of Indemnity Agreement entered into by Registrant with each of its executive officers and directors.

 10.5*    Loan and Security Agreement dated May 26, 1995 between Registrant and
           Comerica Bank.

 10.6++*  OEM License Agreement dated January 27, 1999 between Registrant and
           Com21, Incorporated.

 10.7++*  OEM Purchase Agreement dated January 5, 1999 between Registrant and
           Ramp Networks.

 10.8++*  Distribution Agreement dated February 9, 1999 between Registrant and
           Tech Data Product Management, Inc.

 10.9++*  Distribution Agreement dated July 5, 1998 between Registrant and
           Sumitomo Metal Systems Development Co.

 10.10++* Distribution Agreement dated November 11, 1992 between Registrant and
           Ingram Micro, Inc.

 10.11*   Agreement of Sublease dated as of October 26, 1998 between Registrant and AMP Incorporated.

 10.12++  OEM Purchase and Development Agreement between 3COM Corporation and
           Registrant effective July 1, 1999.

 10.13    Purchase Agreement dated September 28, 1999 between Registrant and
           Flash Electronics, Inc.

 23.1     Consent of Independent Accountants.

 23.2+    Consent of Manatt, Phelps & Phillips, LLP (see Exhibit 5.1).

 24.1*    Power of Attorney (contained on signature page).

 27.1*    Financial Data Schedule.




----------

 * Previously filed,

 + To be filed by amendment

++ Confidential treatment has been requested for portions of this exhibit. The omitted material has been separately filed with the Securities and Exchange Commission.